Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 24, 2016

by and among

HEWLETT PACKARD ENTERPRISE COMPANY,

EVERETT SPINCO, INC.,

COMPUTER SCIENCES CORPORATION,

and

EVERETT MERGER SUB INC.

i

(continued)

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EXHIBITS

Exhibit A	Separation and Distribution Agreement
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 24, 2016, is entered into by and among Hewlett Packard Enterprise Company, a Delaware corporation (“Houston”), Everett SpinCo, Inc., a Delaware corporation and wholly owned Subsidiary of Houston (“Everett”), Computer Sciences Corporation, a Nevada corporation (“Chicago”), and Everett Merger Sub Inc., a Delaware corporation and newly formed, wholly owned Subsidiary of Chicago (“Merger Sub”).  Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS:

(1)                                 Everett is a newly formed, wholly owned, direct Subsidiary of Houston;

(2)                                 on or prior to the Distribution Date, and subject to the terms and conditions set forth in the Separation and Distribution Agreement, Houston will consummate the Reorganization;

(3)                                 prior to the Distribution, in consideration of the transfer to Everett of the Everett Assets contemplated by the Reorganization, Everett will distribute to Houston the Everett Debt and a cash dividend in an aggregate amount equal to the Basis Amount;

(4)                                 upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement, on the Distribution Date, Houston will either (a) distribute all the shares of Everett Common Stock to Houston shareholders without consideration on a pro rata basis (the “One-Step Spin-Off”), or (b) consummate an offer to exchange (the “Exchange Offer”) shares of Everett Common Stock for outstanding shares of Houston Common Stock and, in the event that Houston’s shareholders subscribe for less than all of the Everett Common Stock in the Exchange Offer, Houston will distribute, pro rata to its shareholders, any unsubscribed Everett Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer (the “Clean-Up Spin-Off”);

(5)                                 the disposition by Houston of 100% of the Everett Common Stock, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off) is referred to as the “Distribution”, and the Distribution together with the Reorganization is referred to as the “Separation”;

(6)                                 unless the Alternative Transaction Structure is adopted pursuant to Section 2.7, following the Distribution, at the Effective Time, the Parties will effect the merger of Merger Sub with and into Everett, with Everett continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

(7)                                 the board of directors of Chicago (the “Chicago Board”) (a) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of, Chicago and its shareholders and has approved this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of Chicago Common Stock pursuant to the Merger (the “Chicago Share Issuance”), and (b) has unanimously resolved to recommend the approval by the shareholders of Chicago of the Chicago Share Issuance;

(8)                                 the board of directors of Merger Sub has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger;

(9)                                 the board of directors of Everett (the “Everett Board”) has determined that the Merger and this Agreement are advisable and has approved this Agreement and the Merger;

(10)                          the board of directors of Houston (the “Houston Board”) has approved this Agreement and the Merger; and

(11)                          it is the intention of the Parties that, for U.S. federal income Tax purposes: (a) the Contribution and the Distribution qualify as tax-free under Sections 368(a), 361 and 355 of the Code; (b) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (c) no income, gain or loss be recognized as a result of such transactions by any of Houston, Everett, Chicago, their respective Subsidiaries, the holders of Everett Common Stock (except with respect to the receipt of cash in lieu of fractional shares of Chicago Common Stock pursuant to Section 3.3) or the holders of Houston Common Stock (except with respect to the receipt of cash in lieu of fractional shares of Everett Common Stock, if any); and (d) each of this Agreement and the Separation and Distribution Agreement constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

NOW, THEREFORE:

In consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.
DEFINITIONS

1.1                               Definitions

As used herein, the following terms have the following meanings:

“Above-Basis Amount” has the meaning set forth in the Separation and Distribution Agreement.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and use provisions that are no less favorable in the aggregate, and standstill provisions that are no less favorable, in each case, to Chicago than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with any party to this Agreement or otherwise conflicting with the obligations of any party under this Agreement.

“Action” means any claim, action, suit, arbitration, investigation or other proceeding, in each case, by any Person or Governmental Authority, in each case, before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise.  For the avoidance of doubt, following the Effective Time, Affiliates of Chicago shall include the Everett Entities.

“Affiliated Transferor” means any Affiliate of Houston (other than Everett or its Subsidiaries) that either (a) owns, licenses or leases any of the assets that constitute Everett Assets or (b) is liable for any of the Everett Liabilities.

“Agreement” means this Agreement and Plan of Merger, including all Annexes, Exhibits and Schedules hereto (including the Disclosure Schedules), as may be amended or supplemented from time to time in accordance with its terms.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) that apply to Everett, Chicago or their respective Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Basis Amount” has the meaning set forth in the Separation and Distribution Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Chicago Common Stock” means the common stock, par value $1.00 per share, of Chicago.

“Chicago Datasite” means the datasite established by Chicago for purposes of due diligence of Chicago and the Chicago Subsidiaries and their respective businesses.

“Chicago Disclosure Schedule” means the Disclosure Schedule delivered by Chicago to Houston and Everett on the date hereof and attached hereto.

“Chicago Distribution” means the distribution by Chicago of all of the outstanding stock of CSRA Inc. to the holders of Chicago Common Stock on November 27, 2015.

“Chicago Leased Real Property” means all Leased Real Property of Chicago or any of its Subsidiaries.

“Chicago Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise) or results of operations of Chicago and the Chicago Subsidiaries, taken as a whole or (b) has, or would reasonably be expected to have, a material adverse effect on the ability of Chicago to perform its obligations hereunder, or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Chicago Material Adverse Effect under clause (a) of this definition: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes or proposed changes of Law or GAAP (or, in each case, authoritative interpretations thereof), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which Chicago and the Chicago Subsidiaries conduct their businesses, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Merger, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the transactions contemplated by this Agreement (provided, that this clause (v) does not apply in the context of any representation or warranty of Chicago contained in Section 6.4, Section 6.5 or Section 6.10(b)), (vi) changes in Chicago’s stock price or the trading volume of Chicago’s stock or any change in the credit rating of Chicago (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), or (ix) any Action arising from or relating to the Merger or the other transactions contemplated by this Agreement; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on Chicago and the Chicago Subsidiaries, taken as a whole, as compared to other participants in the industries in which Chicago and the Chicago Subsidiaries conduct their businesses.

“Chicago Option” means an option to purchase shares of Chicago Common Stock granted pursuant to a Chicago Stock Plan.

“Chicago Owned Intellectual Property” means all Intellectual Property owned by Chicago or the Chicago Subsidiaries, including Chicago Registered Intellectual Property.

“Chicago Owned Real Property” means all Owned Real Property of Chicago or any of its Subsidiaries.

“Chicago PSU Award” means a performance share unit award relating to Chicago Common Stock that is subject to a performance-based vesting requirement and granted pursuant to a Chicago Stock Plan.

“Chicago Registered Intellectual Property” means all Intellectual Property that is owned by Chicago or any Chicago Subsidiary and registered, filed, issued or granted under the authority of, with or by any Governmental Authority.

“Chicago Registration Statement” means the registration statement on Form S-4 to be filed by Chicago with the SEC to effect the registration under the Securities Act of the issuance of the shares of Chicago Common Stock that will be issued to holders of Everett Common Stock pursuant to the Merger (as amended and supplemented from time to time).

“Chicago RSU Award” means a restricted share unit award relating to Chicago Common Stock that is subject only to time-based vesting requirements and granted pursuant to a Chicago Stock Plan.

“Chicago Stock Plans” means the Chicago 2007 Incentive Plan, the Chicago 2011 Omnibus Incentive Plan and the Chicago 2010 Non-Employee Director Plan, each as amended.

“Chicago Subsidiaries” means all direct and indirect Subsidiaries of Chicago.  For the avoidance of doubt, following the Effective Time, the Chicago Subsidiaries shall include the Everett Entities.

“Chicago Tax Co-Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP and Allen & Overy, LLP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the Merger and the other transactions contemplated by this Agreement, including the HSR Act and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Chicago and Houston dated April 12, 2016.

“Consent” means any consent, approval, exemption, waiver, authorization, filing, registration or notification.

“Contract” means any written or oral legally binding contract, agreement, understanding, arrangement, subcontract, loan or credit agreement, note, bond, indenture, mortgage, purchase order, insurance policy, benefit plan, deed of trust, lease, sublease, franchise, permit, authorization, license, instrument, binding commitment, obligation or other undertaking.

“Contribution” has the meaning set forth in the Separation and Distribution Agreement.

“Current Government Contracts” means those Government Contracts under which the period of performance has not yet expired or terminated or for which final payment has not been received or which remain open to audit or close-out.

“DGCL” means the Delaware General Corporation Law.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.

“EDS Debt” means the Zero-Coupon Convertible Senior Notes Due October 1, 2021, 3.875% Convertible Senior Notes due 2023 and 7.45% Notes due 2029 of HP Enterprise Services, LLC (formerly known as Electronic Data Systems LLC, formerly known as Electronic Data Systems Corporation), a Delaware limited liability company.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into at or prior to the Effective Time among Houston, Chicago and Everett, substantially in the form attached as Exhibit C to the Separation and Distribution Agreement.

“Environmental Laws” means any and all applicable Laws, including the common law, relating to the protection of the environment, natural resources or human health and safety or Hazardous Materials (in relation to protection of human health or the environment).

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with Everett or any of its Subsidiaries would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Everett Affiliate Contract” means any Contract or Liability, whether or not in writing (a) between any Everett Entity, on the one hand, and any present or former officer or director of the Everett Entities, on the other hand, or (b) between any Everett Entity, on the one hand, and Houston and/or any of its Subsidiaries (other than an Everett Entity), on the other hand.

“Everett Assets” has the meaning set forth in the Separation and Distribution Agreement.

“Everett Business” has the meaning set forth in the Separation and Distribution Agreement.

“Everett Common Stock” means the common stock, par value $0.01 per share, of Everett.

“Everett Datasite” means the datasite established by Houston for purposes of due diligence of the Everett Entities and the Everett Business.

“Everett Disclosure Schedule” means the Disclosure Schedule delivered by Houston and Everett to Chicago on the date hereof and attached hereto.

“Everett Employee” has the meaning set forth in the Employee Matters Agreement.

“Everett Entities” means Everett and the Everett Subsidiaries, after giving effect to the Reorganization.

“Everett Leased Real Property” means all Leased Real Property of the Everett Entities.

“Everett Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Everett Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise) or results of operations of Everett and the Everett Subsidiaries, taken as a whole or (b) has, or would reasonably be expected to have, a material adverse effect on the ability of the Everett Entities to perform their obligations hereunder, or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an Everett Material Adverse Effect under clause (a) of this definition: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes or proposed changes of Law or GAAP (or, in each case, authoritative interpretations thereof), (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which Everett and the Everett Subsidiaries conduct their businesses, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Merger, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the transactions contemplated by this Agreement (provided, that this clause (v) does not apply in the context of any representation or warranty of Houston contained in Section 5.4, Section 5.5 or Section 5.9(b))), (vi) changes in Houston’s stock price or the trading volume of Houston’s stock or any change in the credit rating of Houston or Everett (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), or (ix) any Action arising from or relating to the Merger or the other transactions contemplated by this Agreement; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on Everett and the Everett Subsidiaries, taken as a whole, as compared to other participants in the industries in which Everett and the Everett Subsidiaries conduct their businesses.

“Everett Owned Intellectual Property” means the Transferred IP.

“Everett Owned Real Property” means all Owned Real Property of the Everett Entities.

“Everett Payment” has the meaning set forth in the Separation and Distribution Agreement.

“Everett Registration Statement” means the registration statement to be filed by Everett with the SEC to effect the registration of shares of Everett Common Stock in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution Time.

“Everett Subsidiaries” means all direct and indirect Subsidiaries of Everett, after giving effect to the Reorganization.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means 139,234,701 divided by the number of shares of Everett Common Stock issued and outstanding immediately prior to the Effective Time.

“Excluded Assets” has the meaning set forth in the Separation and Distribution Agreement.

“Excluded Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person and its Subsidiaries or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Separation and the Financing), any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the Chicago Registration Statement or the Everett Registration Statement, the filing of any required notices under the HSR Act or foreign antitrust, competition, investment, trade regulation or similar Laws, or in connection with other regulatory approvals, and all other matters related to the Merger or the other transactions contemplated by this Agreement.

“Fraud” means an act in the making of a representation or warranty contained in this Agreement, committed by a Person making such representation or warranty, with intent to deceive another Person, and to induce him, her or it to enter into the contract and requires (a) a false representation of material fact made herein; (b) knowledge that such representation is false; (c) an intention to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that Person, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such Person to suffer damage by reason of such reliance.

“GAAP” means generally accepted accounting principles in the United States.

“Government Bid” means any offer, quotation, bid or proposal made by a Party or its Subsidiary prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means, with respect to any Person,  any Contract arising out of the operation of the business of such Person, including any Teaming Agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between such Person, on the one hand, and (a) the U.S. Government, (b) any prime contractor to the United States Government in its capacity as a prime contractor, or (c) any subcontractor at any tier with respect to any Contract described in clause (a) or clause (b) above, on the other hand.  A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any federal, state, local or foreign government, any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government, and any arbitral body or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Government Official” means (a) any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Authority; (b) any political party or party official or candidate for political office; (c) any public international organization, any department or agency thereof, or any officer, employee or representative thereof; or (d) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (a), (b) or (c) of this definition.

“Hazardous Material” means any substance, material or waste that is listed, classified or regulated by a Governmental Authority as “toxic,” or “hazardous,” or as a “pollutant” or “contaminant” or words of similar meaning or effect, including, without limitation, mold, or other fungi.

“Hewlett-Packard SDA” means that certain Separation and Distribution Agreement dated October 31, 2015, by and among Hewlett-Packard Company, Houston and certain other parties signatory thereto.

“Houston Common Stock” means the common stock, par value $0.01 per share, of Houston.

“Houston Development” means Hewlett Packard Enterprise Development LP, a Texas limited partnership.

“Houston Entities” means Houston and its Subsidiaries, after giving effect to the Reorganization.

“Houston Equity Awards” has the meaning set forth in the Employee Matters Agreement.

“Houston Material Adverse Effect” means any change, event, development, condition, occurrence or effect that has, or would reasonably be expected to have, a material adverse effect on the ability of Houston to perform its obligations hereunder, or to consummate the transactions contemplated hereby.

“Houston SEC Documents” means all forms, reports, Schedules, statements and other documents required to be filed or furnished by Houston or Everett with the SEC since January 1, 2015.

“Houston Stock Plan” has the meaning set forth in the Employee Matters Agreement.

“Houston Tax Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Houston Third Party Technology” has the meaning set forth in the IP Matters Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all rights, title and interest in and to intellectual property and confidential information throughout the world, including all:  (i) copyrights and registrations and applications therefor (“Copyrights”); (ii) domain names, websites and uniform resource locators; (iii) trademarks, service marks, corporate names, trade names, logos, slogans, designs, trade dress and other similar identifiers of source or origin (registered and unregistered), together with the goodwill associated with any of the foregoing and applications to register any of the foregoing; (iv) patents and utility models, invention disclosures, design registrations, and applications for any of the foregoing, together with all reissues, continuations, continuations-in-part, divisionals and reexaminations thereof (“Patents”); and (v) trade secrets, know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information and other proprietary or confidential information, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing.  For the avoidance of doubt, registrations and applications shall include all renewals, restorations, reversions and modifications of the same, as applicable.

“Interests” means shares, partnership interests, limited liability company interests or any other equity interest in any Person.

“Intervening Event” means a material event, development or change in circumstances with respect to Chicago first occurring or coming to the attention of the Chicago Board after the date of this Agreement and prior to obtaining the Chicago Shareholder Approval, and which was not known, and could not reasonably be expected to have been known or foreseen, by the Chicago Board as of or prior to the date of this Agreement; provided, however, that in no event shall (a) the receipt, existence or terms of a Competing Proposal, (b) any events, developments or changes in circumstances of Houston or the Everett Entities, (c) the status of the Merger under the HSR Act or of any of the Approvals, (d) any change in the price, or change in trading volume, of Chicago Common Stock (but not, in each case, the underlying cause of any such changes), (e) meeting or exceeding internal or analysts’ expectations, projections or results of operations or (f) any matter relating to the foregoing or consequences of the foregoing, constitute an Intervening Event.

“IP License” means any material license under which Everett or any of its Subsidiaries (a) is a licensee, (b) in the case of Houston Third Party Technology sublicensed to Everett under the IP Matters Agreement, is a sublicensee, (c) is a licensor or (d) otherwise is granted, obtains or agrees to grant or provide rights to use any material Intellectual Property other than (x) licenses for commercial off-the-shelf software, or (y) licenses granted to customers (including Governmental Authorities) in the ordinary course of business consistent with past practice.

“IP Matters Agreement” means the Intellectual Property Matters Agreement to be entered into at or prior to the Effective Time between Houston, Houston Development and Everett, substantially in the form attached as Exhibit F to the Separation and Distribution Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Transition Committee” means a four-person committee consisting of Chicago’s Chief Executive Officer, one other member of the Chicago Board, Houston’s Chief Executive Officer and one other member of Houston’s board of directors.

“knowledge” means (a) with respect to Houston, the actual knowledge of the persons set forth in Section 1.1(d)(i) of the Everett Disclosure Schedule, (b) with respect to Everett, the actual knowledge of the persons set forth in Section 1.1(d)(ii) of the Everett Disclosure Schedule and (c) with respect to Chicago, the actual knowledge of the persons set forth in Section 1.1(d) of the Chicago Disclosure Schedule.

“Law” means, with respect to any Person, any United States or foreign federal, state or local law, constitution, treaty, convention, ordinance, code, rule, regulation, statute, order, executive order, writ, injunction, judgment, decree, ruling, award or other similar requirement enacted, issued, adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person.

“Leased Real Property” means, with respect to any Person, all real property leased with respect to which the applicable lease may not be terminated by such Person at will or by giving notice of ninety (90) days or less without penalty, cost or other liability.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due).

“Licensed Houston Intellectual Property” means the Houston Patents and the Houston Technology (as each such term is defined in the IP Matters Agreement).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Losses” means any and all Liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses).

“NISPOM” means the National Industrial Security Program Operating Manual issued by the United States Department of Defense as it may be amended or supplemented from time to time.

“NRS” means the Nevada Revised Statutes.

“NYSE” means the New York Stock Exchange.

“OCI” means an organizational conflict of interest, as defined in Federal Acquisition Regulation subpart 9.5, the provisions of the Weapons Systems Acquisition Reform Act of 2009 or any applicable provision of the Defense Federal Acquisition Regulation Supplement.

“Organizational Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws; (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance; (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance; and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Other Covered Party” means any political party or party official, or any candidate for political office.

“Owned Real Property” means, with respect to any Person, all real property owned by such Person.

“Permits” means licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

“Permitted Liens” means (a) mechanics’, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) purchase money Liens and Liens securing rental payments under capital lease agreements; (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws; (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits; (f) pledges or deposits to secure public or statutory obligations or appeal bonds; (g) easements, covenants, conditions, rights of way and similar restrictions on real property that (i) are matters of record or (ii) would be disclosed by a current, accurate survey and, in the case of both (i) and (ii), which do not materially interfere with the present uses of such real property; (h) to the extent released or terminated at or prior to the Effective Time, Liens securing payment, or any other obligations, of any Person with respect to indebtedness that have been disclosed to the Parties in writing; (i) Liens arising under or created by any Everett Material Contract, Chicago Material Contract, this Agreement or any Transaction Document (other than as a result of a breach or default under such Contracts); (j) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property; (k) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; (l) Liens expressly referred to in the Houston SEC Documents or the Chicago SEC Documents; (m) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority; and (n) Liens described on Section 1.1(a) of the Everett Disclosure Schedule or Section 1.1(a) of the Chicago Disclosure Schedule.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Preferred Vendor Agreement” means the Preferred Vendor Agreement to be entered into at or prior to the Effective Time between Houston and Everett.

“Proxy Statement” means a proxy statement or similar disclosure document or circular relating to the Chicago Shareholders Meeting.

“Qualified Everett Common Stock” means Everett Common Stock that is distributed pursuant to the Distribution, except for any Everett Common Stock that is distributed in the Distribution to holders of Houston Common Stock who acquired their Houston Common Stock as part of a plan (or series of related transactions) that includes the Distribution, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder.  This definition (and the application thereof) is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.

“Real Estate Matters Agreement” means the Real Estate Matters Agreement to be entered into at or prior to the Effective Time between Houston and Everett, substantially in the form attached as Exhibit D to the Separation and Distribution Agreement.

“Record Date” means the close of business on the date to be determined by the Houston Board as the record date for determining stockholders of Houston entitled to receive shares of Everett Common Stock in the Distribution, to the extent the Distribution is effected through a One-Step Spin-Off, or in connection with any Clean-Up Spin-Off.

“Reorganization” has the meaning set forth in the Separation and Distribution Agreement.

“Representative” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, financial advisors, financing sources, consultants, advisors or other Persons acting on behalf of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Separation and Distribution Agreement” means that Separation and Distribution Agreement dated as of the date hereof between Houston and Everett, attached hereto as Exhibit A.

“Securities Act” means the Securities Act of 1933.

“Separation Plan” has the meaning set forth in the Tax Matters Agreement.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or Interests is owned, directly or indirectly, by such Person.

“Support Obligations” means all guarantees, letters of credit, comfort letters, bonds, sureties and other credit support or assurances made or issued by or on behalf of Houston or any of its Affiliates (other than the Everett Entities) in support of any obligation of any Everett Entity, as set forth on Section 1.1(b) of the Everett Disclosure Schedule.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into at or prior to the Distribution Time among Houston, Everett and Chicago, substantially in the form attached as Exhibit B to the Separation and Distribution Agreement.

“Tax Representation Letters” means tax representation letters containing normal and customary representations and covenants, substantially in compliance with IRS published advance ruling guidelines, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to Houston Tax Counsel and Chicago Tax Co-Counsel in light of the facts and the conclusions to be reached in the Chicago Tax Opinion and the Houston Tax Opinion, executed by Chicago, Everett and Houston, and other parties, if required.

“Tax Returns” has the meaning set forth in the Tax Matters Agreement.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax-Free Status of the External Transactions” means the following U.S. federal income Tax consequences in connection with the Separation and the Merger: (a) the qualification of the Contribution, taken together with the Distribution, as a “reorganization” under Sections 368(a), 361 and 355 of the Code; (b) the nonrecognition of income, gain or loss by Houston and Everett upon the transfer of assets to Everett pursuant to the Contribution; (c) the nonrecognition of income, gain or loss by Houston and the holders of Houston Common Stock upon the distribution of Everett Common Stock in the Distribution (except with respect to the receipt of cash in lieu of fractional shares of Everett Common Stock, if any); (d) the treatment of the Debt Exchange as a tax-free transfer of “qualified property” to the creditors of Houston under Section 361(c)(3) of the Code; and (e) the qualification of the Merger as a “reorganization” (within the meaning of Section 368(a) of the Code) in which no income, gain or loss is recognized by any of Chicago, Merger Sub, Everett or the holders of Everett Common Stock (except with respect to the receipt of cash in lieu of fractional shares of Chicago Common Stock).

“Teaming Agreement” means each teaming or similar agreement to which a Party or its Subsidiary is a party (a) with respect to which the applicable term has not yet expired, (b) which has not been terminated pursuant to its terms, or (c) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.

“Total Everett Debt” means, collectively, the Everett Debt as well as any debt incurred by Everett to finance the Everett Payment.

“Transaction Documents” means the Separation and Distribution Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Real Estate Matters Agreement, the Preferred Vendor Agreement and the IP Matters Agreement, and including all annexes, Exhibits, Schedules, attachments and appendices thereto, and any certificate or other instrument delivered by any Party to any other Party pursuant to this Agreement or any of the foregoing.

“Transferred IP” has the meaning set forth in the IP Matters Agreement.

“Transferred Registered IP” has the meaning set forth in the IP Matters Agreement.

“Transferred Technology” has the meaning set forth in the IP Matters Agreement.

“Transition Services Agreement” means the Transition Services Agreement to be entered into at or prior to the Effective Time between Houston and Everett, substantially in the form attached as Exhibit A to the Separation and Distribution Agreement.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.

“Willful Breach” means, with respect to any covenant of a Party made in this Agreement, an action or omission taken or omitted to be taken by such Party in material breach of such covenant that the breaching party intentionally takes (or intentionally fails to take) with actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such covenant.

1.2                               Cross References

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Chicago SEC Documents	Section 6.8(a)
Adverse Acquisition Agreement	Section 7.4(d)(ii)
Alternative Financing	Section 7.7(a)
Alternative Financing Agreements	Section 7.7(b)
Alternative Everett Commitment Letter	Section 7.7(a)
Alternative Termination Fee	Section 9.1(i)
Alternative Transaction Structure	Section 2.7
Agent	Section 3.2(a)
Alternative Notice	Section 7.10(b)
Approvals	Section 7.6(a)
Audited Financial Statements	Section 7.18(a)
Certificate of Merger	Section 2.3
Chicago	Preamble
Chicago Adverse Recommendation Change	Section 7.4(d)(ii)
Chicago Affiliate Contract	Section 6.23
Chicago Benefit Plan	Section 6.13(a)
Chicago Board	Recitals
Chicago Business	Section 6.20(a)(ii)
Chicago License	Section 6.20(d)
Chicago Material Contracts	Section 6.12(a)

Term	Section
Chicago Tax Opinion	Section 7.3(b)
Chicago Recommendation	Section 6.26
Chicago SEC Documents	Section 6.8(a)
Chicago Share Issuance	Recitals
Chicago Shareholder Approval	Section 6.27
Chicago Shareholders Meeting	Section 7.4(d)(i)
Chicago Voting Debt	Section 6.6(b)
Clean-Up Spin-Off	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
Common Shares Trust	Section 3.3(b)
Competing Proposal	Section 7.10(f)(i)
Debt Exchange	Section 7.3(b)
Distribution	Recitals
Distribution Documents	Section 5.24
Distribution Fund	Section 3.2(a)
DOJ	Section 7.6(a)
Effective Time	Section 2.3
ERISA	Section 5.13(a)
Everett	Preamble
Everett Benefit Plan	Section 5.13(a)
Everett Board	Recitals
Everett Commitment Letter	Section 6.9(a)
Everett Debt	Section 7.23(a)
Everett Financial Statements	Section 5.8(a)
Everett Material Contracts	Section 5.11(a)
Everett Shareholder Approval	Section 5.25
Everett Voting Debt	Section 5.6(b)
Excess Shares	Section 3.3(a)
Exchange Offer	Recitals
FAR	Section 5.12
FCPA	Section 5.10(b)
Financing	Section 6.9(a)
Financing Agreements	Section 7.7(a)
FTC	Section 7.6(a)
Guarantee Fee and Reimbursement Agreement	Section 7.19(c)
Houston	Preamble
Houston Benefit Plan	Section 5.13(a)
Houston Board	Recitals
Houston Designated Directors	Section 2.5(a)
Houston Tax Opinion	Section 7.3(b)
Interim Period	Section 7.1
Lenders	Section 6.9(a)
Merger	Section 2.1
Merger Sub	Preamble

Term	Section
Merger Sub Common Stock	Section 3.1(b)
Multiemployer Plan	Section 5.13(d)
Negotiation Period	Section 7.10(b)
Non-U.S. Plan	Section 5.13(f)
OFAC	Section 5.10(e)
One-Step Spin-Off	Recitals
Outside Date	Section 9.1(c)
Parties	Preamble
Party	Preamble
PII	Section 5.20(c)
Remedies Exception	Section 4.2
Replacement Houston Designee	Section 2.5(a)
Required Financial Statements	Section 7.7(c)
Sarbanes-Oxley Act	Section 6.8(b)
Schedule TO	Section 7.4(a)
Separation	Recitals
Support Agreement	Recitals
Superior Proposal	Section 7.10(f)(ii)
Surviving Corporation	Section 2.1
Termination Fee	Section 9.3(b)
Threshold Percentage	Section 3.1(d)
WARN	Section 5.14(d)

1.3                               Interpretation

(a)                                 Unless the context of this Agreement otherwise requires:

(i)                                     (a) words of any gender include each other gender and neuter form; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) derivative forms of defined terms will have correlative meanings; (d) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (e) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (f) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (g) the word “or” shall be disjunctive but not exclusive;

(ii)                                  references to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);

(iii)                               references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and

(iv)                              references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b)                                 The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent.  The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c)                                  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)                                 The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)                                  The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f)                                   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.

(g)                                  All monetary figures shall be in United States dollars unless otherwise specified.

(h)                                 No reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of an Everett Material Adverse Effect or Chicago Material Adverse Effect, as applicable, or materiality.

(i)                                     Unless otherwise appropriate, specified, or necessary for a representation or warranty to be true, each of the representations and warranties of the Parties set forth herein shall be deemed to be made as if the Reorganization has been consummated as of the date such representations and warranties are made hereunder.

(j)                                    The phrases “furnished,” “provided,” “delivered” or “made available” when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant Party (and includes that such information or documents have been furnished to its Representatives acting on its behalf or posted to the Chicago Datasite or the Everett Datasite, as applicable, or are otherwise publicly available on the SEC website and thereby provided to such Party).

2.
THE MERGER

2.1                               The Merger

Unless the Alternative Transaction Structure is adopted pursuant to Section 2.7, at the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into Everett (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and Everett shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL.  As a result of the Merger, Everett shall become a wholly owned Subsidiary of Chicago.  References herein to “Everett” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

2.2                               Closing

Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at 9 a.m., Eastern time, on the date which is the third (3rd) Business Day after the conditions set forth in Section 8 (other than those, including the Reorganization and the Distribution, that are to be satisfied by action at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived, unless Chicago shall have notified Houston in writing of its election to close on the last Business Day of the month during which such conditions are satisfied, or, to the extent permitted by applicable Law, waived, in each case at the offices of Allen & Overy, LLP, 1221 Avenue of the Americas, New York, NY 10020, unless another date, time or place is agreed to in writing by Houston and Chicago.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.3                               Effective Time

On the Closing Date, Everett and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later time as Chicago and Everett shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

2.4                               Certificate of Incorporation and Bylaws of the Surviving Corporation

(a)                                 The certificate of incorporation of Everett shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Exhibit B to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with such certificate of incorporation, this Agreement and applicable Law.

(b)                                 The bylaws of Everett shall, by virtue of the Merger, be amended and restated in their entirety to read as set forth in Exhibit C to this Agreement and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws, this Agreement and applicable Law.

2.5                               Governance Matters

(a)                                 The Chicago Board shall take all action necessary such that, effective as of the Effective Time, the Chicago Board shall consist of ten (10) members, including five (5) individuals selected by Houston (the “Houston Designated Directors”) who meet Chicago’s current director eligibility requirements and who are reasonably approved by a majority of the Joint Transition Committee on the basis of their industry and other relevant experience, one of whom is expected to be Houston’s Chief Executive Officer, who shall be appointed to the Chicago Board, as well as five (5) current members of the Chicago Board, one of whom shall be Chicago’s current Chairman and Chief Executive Officer and the other four of whom shall be determined by a majority of the Joint Transition Committee on the basis of their industry and other relevant experience; provided that if, at any time prior to the second annual meeting of the Chicago shareholders that occurs after the Effective Time, any of the Houston Designated Directors is unable or unwilling to serve or is otherwise no longer serving as a member of the Chicago Board, then Houston shall select a replacement individual reasonably satisfactory to the Nominating Committee of the Chicago Board (a “Replacement Houston Designee”) to fill the vacancy created thereby.  Each of the Houston Designated Directors shall qualify as an “independent director”, as such term is defined in the rules and regulations of the NYSE.  In addition, Chicago shall cause each such Houston Designated Director or Replacement Houston Designee, as applicable, to be included in the slate of nominees recommended by the Chicago Board to Chicago’s shareholders for election as directors at the next annual meeting of Chicago shareholders to occur following the Effective Time and shall use no less rigorous efforts to cause the election of each such Houston Designated Director or Replacement Houston Designee, as applicable, including soliciting proxies in favor of the election of such Persons, at such annual meeting than the manner in which Chicago supports all other nominees.

(b)                                 The Joint Transition Committee shall approve the Houston Designated Directors and determine the continuing members of the Chicago Board, as well as the initial committee assignments of the Chicago Board after the Effective Time on the basis of which candidates have the most relevant applicable experience.

(c)                                  The members of the management of Chicago and Everett following the Closing shall be determined by the Chief Executive Officer of Chicago.

(d)                                 From and after the Effective Time, the officers of Chicago and Everett as set forth on Section 2.5(b) of the Chicago Disclosure Schedule shall be the initial officers of the Surviving Corporation.  Such officers shall hold office until their successors are duly appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(e)                                  From and after the Effective Time, the directors of Merger Sub shall be the initial directors of the Surviving Corporation.  Such directors shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

2.6                               Name

The name of the Surviving Corporation at the Effective Time shall be “Everett SpinCo, Inc.”.

2.7                               Alternative Transaction Structure

Chicago and Houston shall promptly engage in good faith discussions regarding the most appropriate structure to apply to the transactions contemplated by this Agreement. If Chicago and Houston mutually agree in writing to do so, prior to the initial filing of the Chicago Registration Statement, the structure of the Merger shall be changed such that for all purposes hereunder the Merger shall consist of Chicago merging with a newly formed, wholly owned Subsidiary of Everett, with Chicago remaining as the surviving corporation (the “Alternative Transaction Structure”). If the Alternative Transaction Structure is adopted in accordance with the preceding sentence, (i) all relevant provisions of Sections 2 and 3 shall be amended mutatis mutandi to refer to the Alternative Transaction Structure, (ii) all filings with the SEC and other regulators shall be made or amended, as the case may be, reflecting the Alternative Transaction Structure and (iii) the Parties shall amend and restate this Agreement to reflect the foregoing.

3.
CONVERSION OF SHARES

3.1                               Effect on Capital Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Everett, Merger Sub or any holder of the capital stock of Houston, Everett, Merger Sub or Chicago:

(a)                                 Conversion of Everett Capital Stock

(i)                                     Each share of Everett Common Stock issued and outstanding as of the Effective Time (other than shares canceled in accordance with Section 3.1(a)(ii)) shall be automatically converted into the right to receive a number of shares or, subject to Section 3.3, a fraction of a share of Chicago Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 3.1(a)(iv).

(ii)                                  Each share of Everett Common Stock held by Everett as treasury stock or by Chicago, in each case, immediately prior to the Effective Time shall be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

(iii)                               Each share of Everett Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Chicago Common Stock as provided in Section 3.1(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.2(c).

(iv)                              The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Chicago Common Stock or Everett Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to Chicago Common Stock or Everett Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time, other than the Reorganization; provided that nothing in this Section 3.1(a)(iv) shall be construed to permit Houston, Everett or Chicago to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(b)                                 Merger Sub Common Stock

At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c)                                  Chicago Common Stock

Each share of Chicago Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding following the Effective Time.

(d)                                 Exchange Ratio True-Up

If the percentage of outstanding shares of Chicago Common Stock to be received in the Merger by former Everett shareholders with respect to Qualified Everett Common Stock would be less than 50.1% of all Chicago Common Stock outstanding immediately following the consummation of the Merger (determined (i) after giving effect to the issuance of all shares of Chicago Common Stock to be issued pursuant to Section 3.1(a)(i) and (ii) without regard to any adjustment pursuant to this Section 3.1(d)) (the “Threshold Percentage”), then upon Houston’s election, the aggregate number of shares of Chicago Common Stock into which the shares of Everett Common Stock are converted pursuant to Section 3.1(a)(i) shall be increased such that the number of shares of Chicago Common Stock to be received in the Merger by former Everett shareholders with respect to Qualified Everett Common Stock equals the Threshold Percentage.  If any such increase is required, then the amount of Everett Debt distributed pursuant to Section 3.1(b)(ii) of the Separation and Distribution Agreement shall be decreased by an amount equal to the product of $34.45 multiplied by the number of additional shares of Chicago Common Stock required to be issued pursuant to the true-up set forth in this Section 3.1(d); provided, however, that the preceding clause shall apply only if Houston acted in a way that caused the failure to meet the Threshold Percentage in the absence of the increase in Chicago Common Stock issued pursuant to this Section 3.1(d).

3.2                               Distribution of Per Share Merger Consideration

(a)                                 Agent

Prior to the Effective Time, Houston will appoint a bank or trust company reasonably acceptable to Chicago as distribution agent (the “Agent”).  Prior to or at the Effective Time, Chicago shall deposit with the Agent, for the benefit of Persons who received shares of Everett Common Stock in the Distribution and for distribution in accordance with this Section 3, through the Agent, book-entry authorizations representing the shares of Chicago Common Stock (such shares of Chicago Common Stock, together with any dividends or distributions and other amounts payable in accordance with Section 3.2(c), being hereinafter referred to as the “Distribution Fund”) issuable pursuant to Section 3.1 upon conversion of outstanding shares of Everett Common Stock.  The Agent shall, pursuant to irrevocable instructions, deliver the Chicago Common Stock contemplated to be issued pursuant to Section 3.1 from the shares of Chicago Common Stock held in the Distribution Fund.  If Chicago deposits such shares into the Distribution Fund prior to the Effective Time and the Merger is not consummated, the Agent shall promptly return such shares to Chicago.  The Distribution Fund shall not be used for any other purpose.

(b)                                 Distribution Procedures

At the Effective Time, all issued and outstanding shares of Everett Common Stock shall be converted into the right to receive shares of Chicago Common Stock pursuant to, and in accordance with, the terms of this Agreement.  Immediately thereafter, the Agent shall distribute the shares of Chicago Common Stock into which the shares of Everett Common Stock that were distributed in the Distribution have been converted pursuant to the Merger, which shares shall be distributed on the same basis as the shares of Everett Common Stock were distributed in the Distribution and to the Persons who received Everett Common Stock in the Distribution.  Each Person entitled to receive Everett Common Stock in the Distribution shall be entitled to receive in respect of the shares of Everett Common Stock distributed to such Person a book-entry authorization representing the number of whole shares of Chicago Common Stock that such holder has the right to receive pursuant to this Section 3.2(b) (and cash in lieu of fractional shares of Chicago Common Stock, as contemplated by Section 3.3) (and any dividends or distributions and other amounts pursuant to Section 3.2(c)).  The Agent shall not be entitled to vote or exercise any rights of ownership with respect to Chicago Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

(c)                                  Distributions with Respect to Undistributed Shares

No dividends or other distributions declared or made after the Effective Time with respect to Chicago Common Stock with a record date after the Effective Time shall be paid with respect to any shares of Chicago Common Stock that are not able to be distributed by the Agent promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise.  Subject to the effect of applicable Laws, following the distribution of any such previously undistributed shares of Chicago Common Stock, there shall be paid to the record holder of such shares of Chicago Common Stock, without interest, (i) at the time of the distribution, to the extent not previously paid, the amount of cash payable in lieu of fractional shares of Chicago Common Stock to which such holder is entitled pursuant to Section 3.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Chicago Common Stock, and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such shares and a payment date subsequent to the distribution of such shares payable with respect to such whole shares of Chicago Common Stock.  Chicago shall deposit in the Distribution Fund all such dividends and distributions.

(d)                                 No Further Ownership Rights in Everett Common Stock

All shares of Chicago Common Stock issued in respect of shares of Everett Common Stock (including any cash paid in lieu of fractional shares pursuant to Section 3.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Everett Common Stock.

(e)                                  Termination of Distribution Fund

Any portion of the Distribution Fund made available to the Agent that remains undistributed to the former stockholders of Everett on the one-year anniversary of the Effective Time shall be delivered to Chicago, and any former stockholders of Everett who have not received shares of Chicago Common Stock in accordance with this Section 3 shall thereafter look only to Chicago for payment of their claim for Chicago Common Stock and any dividends, distributions or cash in lieu of fractional shares with respect to Chicago Common Stock (subject to any applicable abandoned property, escheat or similar Law).

(f)                                   No Liability

Neither Houston, the Surviving Corporation, Chicago, Merger Sub, the Agent nor any other Person shall be liable to any holder of Everett Common Stock or any holder of shares of Houston Common Stock for shares of Chicago Common Stock (or dividends or distributions with respect thereto or with respect to Everett Common Stock) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)                                  Closing of Transfer Books

From and after the Effective Time, the stock transfer books of Everett shall be closed and no transfer shall be made of any shares of capital stock of Everett that were outstanding as of the Effective Time.

(h)                                 Tax Withholding

Chicago or the Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Everett Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the recipient.

3.3                               Fractional Shares

(a)                                 No fractional shares of Chicago Common Stock shall be issued in the Merger, but in lieu thereof each holder of Everett Common Stock otherwise entitled to a fractional share of Chicago Common Stock will be entitled to receive, from the Agent in accordance with the provisions of this Section 3.3, a cash payment in lieu of such fractional share of Chicago Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Agent (reduced by any fees of the Agent attributable to such sale) in one or more transactions of shares of Chicago Common Stock equal to the excess of (i) the aggregate number of shares of Chicago Common Stock to be delivered to the Agent by Chicago pursuant to Section 3.2(a) over (ii) the aggregate number of whole shares of Chicago Common Stock to be distributed to the holders of shares of Everett Common Stock pursuant to Section 3.2(b) (such excess, the “Excess Shares”).  Houston, Everett, Chicago and Merger Sub acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Chicago Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Chicago that would otherwise be caused by the issuance of fractional shares of Chicago Common Stock.  As soon as practicable after the Effective Time, the Agent, as agent for the holders of Everett Common Stock that would otherwise receive fractional shares of Chicago Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.

(b)                                 The sale of the Excess Shares by the Agent, as agent for the holders of Everett Common Stock that would otherwise receive fractional shares of Chicago Common Stock, shall be executed on the NYSE and shall be executed in round lots to the extent practicable.  Until the proceeds of such sale or sales have been distributed to the holders of Everett Common Stock, the Agent shall hold such proceeds in trust for the holders of Everett Common Stock that would otherwise receive fractional shares of Chicago Common Stock (the “Common Shares Trust”).  The Agent shall determine the portion of the Common Shares Trust to which each holder of Everett Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Everett Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Everett Common Stock would otherwise be entitled.

(c)                                  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Everett Common Stock in lieu of any fractional shares of Chicago Common Stock, the Agent shall make available such amounts to such holders of shares of Everett Common Stock without interest, subject to and in accordance with Section 3.2.

3.4                               Houston Equity Awards

Each Houston Equity Award held by an Everett Employee as of the Effective Time shall be treated as set forth in the Employee Matters Agreement.

4.
REPRESENTATIONS AND WARRANTIES OF HOUSTON RELATING TO HOUSTON

Except as otherwise disclosed or identified in (a) the Houston SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Houston SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided, this exception (i) shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face, and (ii) shall not apply to Sections 4.1, 4.2 and 4.6 or (b) the Everett Disclosure Schedule, Houston hereby represents and warrants to Chicago and Merger Sub as follows:

4.1                               Organization of Houston

Houston has been duly incorporated and is validly existing as a Delaware corporation.

4.2                               Due Authorization

Houston has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and (subject to the receipt of the Consents described in Section 4.4) to consummate the transactions contemplated hereby and thereby, except for such further action of the Houston Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Houston Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement).  The execution and delivery by Houston of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of Houston is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party as of the Effective Time, except for such further action of the Houston Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Houston Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement).  Each of this Agreement and the Transaction Documents to which Houston is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by it and (assuming that each of this Agreement and the other applicable Transaction Documents to which each of Chicago and Merger Sub is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of Chicago and Merger Sub (as applicable)) constitutes or will constitute the legal, valid and binding obligation of Houston, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

4.3                               No Conflict

Subject to the receipt of the Consents set forth in Section 4.4 and assuming the accuracy of the representations and warranties of Chicago and Merger Sub set forth in Section 6, the execution and delivery by Houston of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by Houston of the transactions contemplated hereby and thereby do not and will not, as of the Effective Time, (a) violate any provision of, or result in the breach of, any Law applicable to Houston or by which any of its assets is bound; (b) conflict with any provision of the Organizational Documents of Houston; or (c) violate any provision of or result in a breach of, or require a consent under, any material Contract to which Houston is party, or terminate or result in the termination of any such Contract, except, in the case of each of clauses (a) and (c), as would not, individually or in the aggregate, have a Houston Material Adverse Effect.

4.4                               Governmental Consents

Assuming the accuracy of the representations and warranties of Chicago and Merger Sub set forth in Section 6, no Consent of, with or to any Governmental Authority is required to be obtained or made by Houston in connection with the execution or delivery by Houston of this Agreement or the Transaction Documents to which it is or will be a party or the consummation by Houston of the transactions contemplated hereby or thereby, except for or in compliance with (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (b) further action of the Houston Board to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Houston Board (which is subject to the satisfaction of the conditions set forth in the Separation and Distribution Agreement); (c) the rules and regulations of the NYSE; (d) applicable requirements of the Competition Laws; (e) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; and (f) Consents set forth on Section 4.4 of the Everett Disclosure Schedule.

4.5                               Litigation and Proceedings

In each case, as of the date hereof, (a) there are no Actions pending or, to the knowledge of Houston, threatened before or by any Governmental Authority against Houston that, individually or in the aggregate, would result in a Houston Material Adverse Effect and (b) there is no Law purporting to enjoin or restrain the execution and delivery by Houston of this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time or the consummation by Houston of the transactions contemplated hereby or thereby or that, individually or in the aggregate, would result in a Houston Material Adverse Effect.

4.6                               Brokers’ Fees

No broker, investment banker, or other Person is entitled to any brokerage fee, finders’ fee or other similar commission for which Chicago, Merger Sub, the Surviving Corporation or the Everett Entities would be liable in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of Houston or any of its Affiliates (other than the Everett Entities).

5.
REPRESENTATIONS AND WARRANTIES OF HOUSTON RELATING TO EVERETT

Except as otherwise disclosed or identified in (a) the Houston SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Houston SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided, this exception (i) shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face and (ii) shall not apply to Sections 5.1, 5.3, 5.6, 5.16, 5.24 and 5.25, or (b) the Everett Disclosure Schedule, Houston hereby represents and warrants to Chicago and Merger Sub as follows:

5.1                               Organization of Everett

Everett has been duly incorporated and is validly existing as a Delaware corporation and has all requisite corporate power and authority to own, lease and operate its assets where such assets are now owned, leased and operated and to conduct its business as it is now being conducted.  Everett has made available to Chicago and Merger Sub true and complete copies of the certificate of incorporation and bylaws of Everett.  Everett is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, have an Everett Material Adverse Effect.

5.2                               Subsidiaries

(a)                                 Section 5.2(a) of the Everett Disclosure Schedule sets forth a list of the Everett Subsidiaries as of the date hereof (and without giving effect to the Reorganization) and their respective jurisdictions of organization.  Each Everett Subsidiary has been duly organized and is validly existing under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to own, lease and operate its assets where such assets are now owned, leased, and operated and to conduct its business as it is now being conducted.

(b)                                 Each Everett Subsidiary is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), as applicable, except as would not, individually or in the aggregate, have an Everett Material Adverse Effect.  Other than the Everett Subsidiaries and as set forth on Section 5.2(b) of the Everett Disclosure Schedule, as of the date hereof (and without giving effect to the Reorganization), Everett does not own or hold, directly or indirectly, any Interest in any other Person.

5.3                               Due Authorization

Everett has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and (subject to the receipt of the Consents described in Section 5.5) to consummate the transactions contemplated hereby and thereby, subject, in the case of the Merger, to the adoption of this Agreement by Houston, as sole stockholder of Everett, which will occur within twenty-four (24) hours after execution of this Agreement, and except for such further action of the Houston Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Houston Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement).  The execution and delivery by Everett of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by Everett of the transactions contemplated hereby and thereby have been, or will be as of the Effective Time, duly and validly authorized and approved by all necessary and proper corporate action on its part.  Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been or will be duly and validly executed and delivered by Everett and (assuming that each of this Agreement and the other applicable Transaction Documents to which each of Chicago and Merger Sub is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of each of Chicago and Merger Sub (as applicable)) constitutes or will constitute a legal, valid and binding obligation of Everett, enforceable against Everett in accordance with its terms, subject to the Remedies Exception.

5.4                               No Conflict

Subject to the receipt of the Consents described in Section 5.5 and assuming the accuracy of the representations and warranties of Chicago and Merger Sub set forth in Section 6, the execution and delivery by Everett of this Agreement and the Transaction Documents to which Everett is or will be a party at the Effective Time and the consummation by Everett of the transactions contemplated hereby and thereby (for the avoidance of doubt, including performance of the Transaction Documents following the Closing by the Everett Entities) do not and will not, as of the Effective Time, (a) violate any provision of, or result in the material breach of, any Law applicable to any Everett Entity or by which any of its assets is bound; (b) conflict with any provision of the Organizational Documents of the Everett Entities; or (c) violate any provision of or result in a breach of, or require a consent under, or terminate or result in the termination, creation, modification or acceleration of any obligation under, or result in the loss, reduction or delay of any benefit or payment obligation under, or give rise to any increased, additional or accelerated rights of any other party under, or create any restriction on the conduct of the Everett Business pursuant to any Everett Material Contract, except, in the case of clauses (a) and (c), as would not, individually or in the aggregate, have an Everett Material Adverse Effect.

5.5                               Governmental Consents

Assuming the accuracy of the representations and warranties of Chicago and Merger Sub set forth in Section 6, no Consent of, with or to any Governmental Authority is required to be obtained or made by any Everett Entity in connection with the execution or delivery by the Everett of this Agreement or the Transaction Documents to which Everett is or will be a party at the Effective Time or the consummation by Everett of the transactions contemplated hereby or thereby, except for: (a) applicable requirements of the Competition Laws; (b) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; (c) applicable Consents required for the transfer of a Current Government Contract pursuant to the Federal Acquisition Regulation (“FAR”); and (d) Consents described in Section 4.4 and Consents set forth on Section 5.5 of the Everett Disclosure Schedule.

5.6                               Capitalization of Everett

(a)                                 As of the date hereof, (i) the authorized capital stock of Everett consists of 1,000 shares of Everett Common Stock, (ii) the issued and outstanding shares of capital stock of Everett consists of 100 shares of Everett Common Stock and (iii) no shares of Everett Common Stock are being held by Everett in its treasury.  All of the issued and outstanding shares of Everett Common Stock, as of the date hereof, are owned by Houston and have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.  Immediately prior to the Effective Time, there will be outstanding a number of shares of Everett Common Stock determined in accordance with Section 7.15.

(b)                                 No bonds, debentures, notes or other indebtedness of any Everett Entity having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of Everett (including Everett Common Stock) may vote (“Everett Voting Debt”) are, or as of the Effective Time will be, issued or outstanding.

(c)                                  Except pursuant to the Separation and Distribution Agreement, there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of Everett, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of Everett, (ii) agreements of any kind which may obligate Everett to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of Everett.

5.7                               Capitalization of Subsidiaries

The issued and outstanding Interests of each of the Everett Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.  Everett, directly or indirectly, owns of record and beneficially all the issued and outstanding Interests of the Everett Subsidiaries, free and clear of any Liens (other than those set forth in their respective Organizational Documents or arising pursuant to applicable securities Laws or created by this Agreement).  There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for Interests of such Everett Subsidiaries, any other commitments or agreements providing for the issuance, sale, repurchase or redemption of Interests of such Everett Subsidiaries, and there are no agreements of any kind which may obligate any Everett Subsidiary to issue, purchase, redeem or otherwise acquire any of its Interests.

5.8                               Financial Statements

(a)                                 Set forth on Section 5.8(a) of the Everett Disclosure Schedule are copies of the combined unaudited pre-tax balance sheets of the Everett Business as of October 31, 2014, October 31, 2015 and January 31, 2016, and the unaudited combined pre-tax statement of income of the Everett Business for the fiscal years ended October 31, 2014 and October 31, 2015 and for the three months ended January 31, 2016 (collectively, the “Everett Financial Statements”).  The Everett Financial Statements were derived from the books and records of Houston and its Subsidiaries and were prepared in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of footnotes and income tax adjustments, as at the dates and for the periods presented, and present fairly in all material respects the pre-tax financial position and pre-tax results of operations of the Everett Business as at the dates and for the periods presented.

(b)                                 When delivered pursuant to Section 7.18, the Audited Financial Statements shall have been prepared in accordance with GAAP, consistently applied, and shall present fairly in all material respects the financial position, results of operations and cash flows of the Everett Business as at the dates and for the periods presented.

(c)                                  As of the date hereof, neither Everett nor any of the Everett Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC.

(d)                                 There is no undisclosed material Liability of the Everett Entities of a type required to be reflected or reserved for on a consolidated balance sheet of the Everett Business or in the notes thereto prepared in accordance with GAAP, except for (a) Liabilities reflected or reserved for in the Everett Financial Statements; (b) Liabilities that have arisen since January 31, 2016 in the ordinary course of the operation of the Everett Business; (c) Liabilities arising out of or in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby; or (d) Liabilities, individually or in the aggregate, that have not had and would not have an Everett Material Adverse Effect.

5.9                               Litigation and Proceedings

In each case, as of the date hereof, except as set forth on Section 5.9 of the Everett Disclosure Schedule, (a) there are no Actions pending or, to the knowledge of Everett, threatened before or by any Governmental Authority against any Everett Entity and (b) there is no Law purporting to enjoin or restrain the execution and delivery by Everett of this Agreement or the Transaction Documents to which Everett is or will be a party at the Effective Time or the consummation by Everett of the transactions contemplated hereby or thereby that, in each case, individually or in the aggregate, has had or would have an Everett Material Adverse Effect.

5.10                        Legal Compliance

(a)                                 Except for Laws regarding Everett Benefit Plans and related matters (which are addressed exclusively in Section 5.13), Laws relating to employment and labor matters (which are addressed exclusively in Section 5.14), Laws relating to Taxes (which are addressed exclusively in Section 5.15), Permits (which are addressed exclusively in Section 5.18), Laws relating to Intellectual Property (which are addressed exclusively in Section 5.20), and Environmental Laws (which are addressed exclusively in Section 5.21), the Everett Entities are in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Everett Entities (taken as a whole).  As of the date hereof, none of the Everett Entities has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the past two (2) years, except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Everett Entities (taken as a whole).

(b)                                 The Everett Entities and, to the extent acting on behalf of the Everett Entities in connection with the Everett Business, Houston (i) are in compliance, and for the past five (5) years have been in compliance, in all material respects, with the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and, to the knowledge of Everett or Houston, any other applicable Anti-corruption Laws; (ii) during the past five (5) years have not been given notice by a Governmental Authority of, or to the knowledge of Everett or Houston, been investigated by any Governmental Authority with respect to, any actual or alleged violation by the Everett Entities in connection with the business of the Everett Entities of the FCPA or any other applicable Anti-corruption Laws; and (iii) during the past five (5) years have had an operational program, including policies, procedures and training intended to enhance awareness of and compliance by the Everett Entities with the FCPA and any other applicable Anti-corruption Laws.

(c)                                  During the past five (5) years, none of the Everett Entities has, directly or indirectly, through its Representatives or, to the knowledge of Everett or Houston, any Person authorized to act on its behalf or on Houston’s behalf in connection with the Everett Business (including any distributor, agent, sales intermediary or other third party), corruptly offered, promised, paid, authorized or given, money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way.

(d)                                 During the past five (5) years, (i) the Everett Entities have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects; (ii) there have been no false or fictitious entries made in the books and records of the Everett Entities relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment; and (iii) the Everett Entities have not established or maintained a secret or unrecorded fund.

(e)                                  To the knowledge of Everett, during the past five (5) years, none of the Everett Entities has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or ordinarily resident in or that is a citizen of Cuba, Iran, North Korea, Sudan, Syria or the Crimea

Region of Ukraine (including any Governmental Authority within such country or territory) or (ii) that is the subject of any economic or trade sanctions administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC or equivalent and applicable denied party lists maintained by a Governmental Authority outside the United States).

5.11                        Material Contracts

(a)                                 Except as set forth in Section 5.11(a) of the Everett Disclosure Schedule and except for (x) Contracts that do not constitute Everett Assets or Everett Liabilities, and (y) Government Contracts, which are covered in Section 5.12, as of the date of this Agreement, neither a Houston Entity nor any of the Everett Entities, with respect to the Everett Business, are parties to or otherwise bound by or subject to (Contracts of the following types, the “Everett Material Contracts”):

(i)                                     contracts for the purchase of products or for the receipt of services, the performance of which will extend over a period of one (1) year or more and which involved payments by a Houston Entity or an Everett Entity in respect of the Everett Business in excess of $100,000,000 in the aggregate during the fiscal year ended October 31, 2015;

(ii)                                  contracts for the furnishing of products or services by a Houston Entity or an Everett Entity, the performance of which will extend over a period of one (1) year or more and which involved payments to a Houston Entity or an Everett Entity in respect of the Everett Business in excess of $100,000,000 in the aggregate during the fiscal year ended October 31, 2015;

(iii)                               contracts concerning the establishment or operation of a material partnership, joint venture or limited liability company;

(iv)                              material lease agreements for parcels of Everett Leased Real Property existing at the date of this Agreement;

(v)                                 contracts containing (A) a covenant materially restricting the ability of a Houston Entity or any Everett Entity, in each case in respect of the Everett Business, to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers, (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms in respect of the Everett Business or (C) a provision granting the other party exclusivity or similar rights in respect of the Everett Business, other than teaming or similar agreements entered into in the ordinary course of business where the restrictions apply solely to the Contract or pursuit that is the subject matter of the teaming or similar agreement (and any extensions or recompetes in respect thereof) and other than as a result of an OCI clause; or

(vi)                              indentures, credit agreements, loan agreements and similar instruments pursuant to which Everett or any of its Subsidiaries has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $10,000,000, other than any indentures, credit agreements, loan agreements or similar instruments solely between or among Everett or any Everett Subsidiaries.

(b)                                 Houston has made available to Chicago true, complete and correct copies of each Everett Material Contract as in effect on the date of this Agreement.  Each Everett Material Contract is valid and binding on the applicable Everett Entity and, to the knowledge of Houston, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).  No Houston Entity or Everett Entity is in material breach of, or material default under, any Everett Material Contract to which it is a party.

5.12                        Government Contracts

With respect to Current Government Contracts and Government Bids that constitute Everett Assets or Everett Liabilities:

(a)                                 Except as set forth in Section 5.12(a) of the Everett Disclosure Schedule, no Houston Entity or Everett Entity, with respect to the Everett Business, is a party to or otherwise bound by or subject to (it being understood that Government Contracts or Government Bids the disclosure of or reference to which is prohibited by NISPOM or the comparable regulations of other Governmental Authorities are not required to be listed on Section 5.12(a) of the Everett Disclosure Schedule):

(i)                                     any Current Government Contract where the aggregate revenues during the fiscal year ended October 31, 2015 were in excess of $100,000,000; or

(ii)                                  any material Government Bid for which an award has not been issued where the anticipated annual revenues will be in excess of $100,000,000.

(b)                                 Except as would not otherwise be material to the Everett Entities (taken as a whole), each Current Government Contract relating to the Everett Business is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms. To the knowledge of Houston, each Current Government Contract relating to the Everett Business was awarded in compliance with applicable Law.  Houston has not received written notice that any Current Government Contract relating to the Everett Business or Government Bid relating to the Everett Business is the subject of protest proceedings.

(c)                                  Except as would not otherwise be material to the Everett Entities (taken as a whole), and solely to the extent relating to the Everett Business, since January 1, 2013: (i) the applicable Houston Entity or Everett Entity has complied in all material respects with all terms and conditions of each Current Government Contract, including but not limited to any Corrective Action Plan or Organizational Conflict of Interest Mitigation Plan; (ii) the applicable Houston Entity or Everett Entity has not failed to make a required disclosure or materially misrepresented any written representation, certification or statement made to a U.S. Governmental Authority;

(iii) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified Houston (or the applicable Affiliated Transferor or Everett or any of its Subsidiaries) in writing that Houston (or the applicable Affiliated Transferor or Everett or any of its Subsidiaries) has materially breached or violated any applicable Law or contract term, condition, provisions, or requirement pertaining to such Current Government Contract or failed to make a required disclosure or materially misrepresented any written representation, certification or statement made to a U.S. Governmental Authority, that would reasonably be expected to result in any material liability for the Everett Entities or adversely and materially affect (A) the collectability of any receivable or (B) the award of Government Contracts in the future; and (iv) no termination for default has been issued or threatened, and no cure notice or show cause notice under the FAR has been issued in writing and remains unresolved (and is currently in effect as of the date of this Agreement ) to any Current Government Contract, and, to Houston’s knowledge, there is no fact or circumstance that is reasonably likely to give rise to any such action.

(d)                                 Except as would not otherwise be material to the Everett Entities (taken as a whole) and except as set forth in Section 5.12(d) of the Everett Disclosure Schedule, none of the Houston Entities or Everett Entities or any of their respective Principals (as defined in FAR 52.209-5) is or has been during the last three (3) years formally suspended or debarred or proposed for suspension or debarment by a U.S. Governmental Authority from participation in the award of contracts with any U.S. Governmental Authority or has been declared ineligible for contracting with any U.S. Governmental Authority, and, to Houston’s and Everett’s knowledge, no event has occurred that, individually or in the aggregate, would reasonably be expected to result in a suspension or debarment or proposed suspension or debarment.

(e)                                  Except as set forth in Section 5.12(e) of the Everett Disclosure Schedule, (1) there are no outstanding claims, contract disputes for which the amount in dispute exceeds $500,000, or requests for equitable adjustment against Houston or any of its Subsidiaries with respect to the Everett Business by any Governmental Authority or by any prime contractor, higher or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract and (2) to the knowledge of Houston and Everett, the Houston Entities (solely to the extent relating to the Everett Business) and the Everett Entities have not taken any action or received any written notice from a Governmental Authority, and are not parties to any litigation which would reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) claims for price adjustments under the Truthful Cost or Pricing Data Act or (iii) other written requests for reductions in the prices of the Current Government Contracts, including claims based on actual or alleged defective pricing.  Excluding routine indirect rate audits and other routine Defense Contract Audit Agency audits (in which no material irregularities, material misstatements or material omissions were identified), within the past three (3) years, there has not been any audit, inspection, survey or examination of records by a Governmental Authority of the Houston Entities (solely to the extent relating to the Everett Business) or Everett Entities that has identified any material irregularity, material misstatement or material omission arising under or relating to any of its Current Government Contracts or Government Bids, or relating to any of their respective employees or representatives with respect to such Current Government Contracts or Government Bids, nor, to Houston’s and Everett’s knowledge, have the Houston Entities or Everett Entities received written or oral notice of any such audit, inspection, survey, examination of records or investigation that is reasonably likely to result in any material liability for the Everett Entities.  The cost accounting, billing, and business systems used by the Everett Business and associated entities with respect to Government Contracts have not been deemed inadequate by any U.S. Governmental Authority.

(f)                                   Except as set forth in Section 5.12(f) of the Everett Disclosure Schedule, to the knowledge of Houston and Everett, with respect to any Government Contract relating to the Everett Business, under which final payment was received by the Houston Entities or Everett Entities within three (3) years prior to the date hereof, Houston and Everett do not have credible evidence that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of the Houston Entities or Everett Entities has committed a violation of federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act or has knowingly failed to disclose to the Government a significant overpayment on a Government Contract, and neither the Houston Entities nor the Everett Entities have conducted during the last three (3) years a formal internal investigation (as evidenced by the express authorization of the Board (or a committee thereof) of a Houston Entity or an Everett Entity, or the chief executive officer of a Houston Entity or an Everett Entity, to commence a specific investigation) to determine whether credible evidence exists that a Principal, Employee, Agent, or Subcontractor of the Houston Entities or the Everett Entities has committed any such violations, in each case, relating to the Everett Business.  Neither the Houston Entities nor the Everett Entities has been, during the last three (3) years, nor is, as of the date hereof, a party to any material administrative or civil litigation involving alleged material false statements, false claims or other violations of federal Law with respect to any Current Government Contract relating to the Everett Business.

(g)                                  Except as set forth in Section 5.12(g) of the Everett Disclosure Schedule, during the past three (3) years, none of the Houston Entities or Everett Entities or any of their respective officers, directors or employees, has made any disclosures to any Governmental Authority pursuant to any voluntary disclosure agreement or the FAR mandatory disclosure provisions or has been or is under indictment, or, to the knowledge of Houston, civil, administrative or criminal investigation involving a Current Government Contract or Government Bid relating to the Everett Business, including, but not limited, to any allegations of defective performance or work product, mischarging, factual misstatement, failure to act or other material omission or alleged irregularity.  Within the past three (3) years, none of the Houston Entities or Everett Entities has entered into any consent order or administrative agreement relating directly or indirectly to any Current Government Contract or Government Bid relating to the Everett Business.

(h)                                 Except as set forth in Section 5.12(h) of the Everett Disclosure Schedule, the Houston Entities and Everett Entities are in material compliance with the terms of all Consent Orders, Deferred Prosecution Agreements, or similar agreements, and no event has occurred that, individually or in the aggregate, would reasonably be expected to cause a material breach in any of these agreements.

(i)                                     Except as set forth in Section 5.12(i) of the Everett Disclosure Schedule, the Everett Business has in the past three (3) years received a rating of satisfactory or better and complied in all material respects with all applicable requirements relating to the safeguarding of and access to classified information, including those specified in the NISPOM. No notice of revocation, suspension or invalidation from the Defense Security Service or any other

Governmental Authority has been issued as of the date hereof and remains unresolved with respect to any such facility security clearance and, to the knowledge of Houston, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

5.13                        Everett Benefit Plans

(a)                                 Section 5.13(a) of the Everett Disclosure Schedule sets forth a complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and any other material plan, agreement, practice, policy, program or arrangement (whether oral or written), as of the date hereof, providing any severance, equity, compensation, bonus, profit sharing, incentive or deferred compensation, vacation or other paid-time-off, welfare benefit (health, dental, vision, life and disability), sick pay, pension, retirement benefit, or other benefits to any current or former Everett Employee or current or former director, officer, service provider or employee of any Everett Entity that is maintained, sponsored or contributed to by Houston or any of its Subsidiaries (including any Everett Entity), other than any of the foregoing that would otherwise be required to be listed on Section 5.14(e) of the Everett Disclosure Schedule were it not for the threshold contained therein (each a “Houston Benefit Plan”).  Each Houston Benefit Plan that is sponsored by any Everett Entity (each, a “Everett Benefit Plan”) is denoted with an asterisk in Section 5.13(a) of the Everett Disclosure Schedule.

(b)                                 Everett has made available to Chicago and Merger Sub copies of each Houston Benefit Plan.  Everett has also made available to Chicago and Merger Sub copies of (i) any trust agreement relating to each Houston Benefit Plan, (ii) the most recent summary plan description for each Houston Benefit Plan for which such summary plan description is required, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the IRS with respect to such Houston Benefit Plan (if applicable) and (iv) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Houston Benefit Plan, in each case, other than a Multiemployer Plan.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Everett Entities (taken as a whole), other than with respect to any Houston Benefit Plan which is a Multiemployer Plan: (i) each Houston Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) each Houston Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification and nothing has occurred that could reasonably be expected to affect that qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter; and (iii) none of the Houston Benefit Plans provides retiree health or retiree life insurance benefits coverage as of the date hereof; provided that for this purpose, retiree health or retiree life insurance benefits coverage shall be deemed not to include (A) coverage through the end of the applicable month of termination or during an applicable severance period, (B) any coverage as may be required by

Section 4980B of the Code and Section 601 of ERISA or any other applicable Law, or (C) coverage provided at the expense of the participant or the participant’s beneficiary.

(d)                                 Section 5.13(d) of the Everett Disclosure Schedule sets forth a complete list of each Houston Benefit Plan that is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, as of the date hereof, including any defined benefit plan (as defined in Section 3(35) of ERISA) in each case, that is subject to Title IV of ERISA.  Except as would not, individually or in the aggregate, result in material Liability to the Everett Entities (taken as a whole), none of the Everett Entities nor any of their Subsidiaries or any of their ERISA Affiliates has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years.

(e)                                  Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Everett Entities (taken as a whole), with respect to the Houston Benefit Plans, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Everett, threatened, and, (ii) to the knowledge of Everett, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions.

(f)                                   Section 5.13(f) of the Everett Disclosure Schedule lists all Houston Benefit Plans available primarily to employees residing outside the United States (each, a “Non-U.S. Plan”).  Each Non-U.S. Plan required to be registered has been so registered and has been maintained in good standing with applicable regulatory authorities.

(g)                                  The representations and warranties set forth in this Section 5.13 constitute the sole and exclusive representations and warranties of Houston made regarding Everett Benefit Plans and related matters.

5.14                        Labor Relations

(a)                                 Except as set forth on Section 5.14(a) of the Everett Disclosure Schedule, no Houston Entity or Everett Entity is a party to any labor or collective bargaining agreement in respect of Everett Employees.  Everett has made available to Chicago and Merger Sub true and correct copies of each such labor or collective bargaining agreement, together with all amendments, modifications or supplements thereto.  As of the date hereof, there are no union organizing activities involving any Houston Entity or Everett Entity pending or, to the knowledge of Everett, threatened against any Everett Entity by any labor organization or group of Everett Employees.

(b)                                 There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of Everett, threatened against or involving any Everett Entity or Houston Entity involving any Everett Employees.

(c)                                  There are no Actions against any Houston Entity with respect to the Everett Business or Everett Entity pending, or to the knowledge of Everett, threatened, based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.

(d)                                 Each Houston Entity with respect to the Everett Business and Everett Entity is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except as would not result in an Everett Material Adverse Effect.

(e)                                  Section 5.14(e) of the Everett Disclosure Schedule contains a list of all individual employment, consulting, retention, change in control bonus or severance Contracts (other than employee offer letters entered into in the ordinary course of business) to which, as of the date hereof, any Houston Entity with respect to the Everett Business or Everett Entity is a party with respect to any current employee whose annual base salary during the fiscal year ended October 31, 2015, will exceed $500,000 and which may not be terminated by any Everett Entity at will or by giving notice of thirty (30) days or less without penalty, costs or other liability.  Everett has made available to Chicago and Merger Sub true and correct copies of each such Contract, as in effect as of the date hereof.  All of the Contracts set forth on Section 5.14(e) of the Everett Disclosure Schedule are (i) in full force and effect and (ii) represent the valid and binding obligations of the Everett Entity party thereto and, to the knowledge of Everett, represent the valid and binding obligations of the other parties thereto, except as has not, individually or in the aggregate, had an Everett Material Adverse Effect.  No Everett Entity has received any written claim or notice of material breach of or material default under any such Contract set forth on Section 5.14(e) of the Everett Disclosure Schedule, no Everett Entity, nor, to the knowledge of Everett, any other party thereto, is in breach of or default under any such Contract, and, to the knowledge of Everett, no event has occurred thereunder which, individually or together with other events, would have an Everett Material Adverse Effect.

(f)                                   The representations and warranties set forth in this Section 5.14 constitute the sole and exclusive representations and warranties of Houston regarding employment and labor matters.

5.15                        Tax Matters

Except as set forth on Section 5.15 of the Everett Disclosure Schedule:

(a)                                 All material Tax Returns required to be filed by or with respect to any Everett Entity, the Everett Assets or the Everett Business have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.  All Taxes shown as due on such Tax Returns have been paid, or adequate reserves therefor in accordance with GAAP have been provided on the Everett Financial Statements.

(b)                                 There are no agreements in effect extending the period for assessment of collection of any material Taxes of the Everett Entities that have been filed with any Governmental Authority.

(c)                                  All material Taxes required to be withheld in respect of the Everett Business, the Everett Assets or any Everett Entity by Houston, Everett or their respective Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(d)                                 No material deficiency for any Taxes has been asserted or assessed by any Governmental Authority in writing against any Everett Entity (or, to the knowledge of Everett, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn.  No claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any material Taxes due from the Everett Entities.

(e)                                  Other than in connection with the Reorganization and the Distribution, no Everett Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code).

(f)                                   No Everett Entity has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of such Everett Entity.

(g)                                  There are no material Liens for Taxes (other than Permitted Liens) upon the assets of any Everett Entity.

(h)                                 The representations and warranties set forth in this Section 5.15 and, to the extent relating to Tax matters, Section 5.13, constitute the sole and exclusive representations and warranties of Houston regarding Tax matters.

5.16                        Brokers’ Fees

Except as set forth on Section 5.16 of the Everett Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Chicago, Merger Sub or the Everett Entities would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by any Everett Entity.

5.17                        Insurance

All insurance policies (excluding any Everett Benefit Plans) to which any Everett Entity is currently a party, or which are held for the benefit of the Everett Entities, are in full force and effect, and, to the knowledge of Everett, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Effective Time have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had, individually or in the aggregate, an Everett Material Adverse Effect.

5.18                        Permits

Except with respect to Permits required under applicable Environmental Laws (which are addressed exclusively in Section 5.21), the Houston Entities and the Everett Entities have obtained all of the material Permits necessary under applicable Laws for the Everett Entities to own, lease and operate their assets in the manner in which they are now owned, leased and operated and to conduct the Everett Business as now conducted, except as would not, individually or in the aggregate, reasonably be expected be material to the Everett Business (taken as a whole).  The Houston Entities and the Everett Entities are in compliance with such material Permits and as of the date hereof, there are no Actions pending or, to the knowledge of Everett, threatened which would reasonably be expected to result in the revocation or termination of any such Permit.

5.19                        Real Property

(a)                                 Section 5.19(a) of the Everett Disclosure Schedule sets forth the common address, as of the date hereof, of all Everett Owned Real Property that is material to the Everett Entities (taken as a whole). The Houston Entities or the Everett Entities have good and marketable fee simple title (or the applicable local equivalent) to all Everett Owned Real Property, subject to any Permitted Liens. As of the date hereof, no Houston Entity or Everett Entity has received written notice of any pending condemnation, expropriation, eminent domain or similar Action affecting all or any material portion of the Everett Owned Real Property that is material to the Everett Entities (taken as a whole). No Houston Entity or Everett Entity has leased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Everett Owned Real Property, other than in the ordinary course of business and other than Permitted Liens.

(b)                                 Section 5.19(b) of the Everett Disclosure Schedule sets forth the common address, as of the date hereof, of all Everett Leased Real Property that is material to the Everett Entities (taken as a whole). The Houston Entities or the Everett Entities have a valid and enforceable leasehold estate in all Everett Leased Real Property, subject to the Remedies Exception, and any Permitted Liens.  No Houston Entity or Everett Entity, nor, to the knowledge of Houston or Everett, as of the date hereof, any other party thereto, is in breach of or default under any Contract pursuant to which the Houston Entities or Everett Entities occupy any Everett Leased Real Property that is material to the Everett Entities (taken as a whole). No Houston Entity or Everett Entity has, as of the date hereof, received any written notice from any lessor of such Everett Leased Real Property that is material to the Everett Entities (taken as a whole) of any breach of or default under any such Contract pursuant to which the Houston Entities or Everett Entities occupy any Everett Leased Real Property by any Houston Entity or Everett Entity (in each case, with or without notice or lapse of time or both), which breach or default has not been cured. No Houston Entity or Everett Entity has subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the tenant’s interest in the Everett Leased Real Property, other than Permitted Liens in the ordinary course of business.

5.20                        Intellectual Property

(a)                                 Except as set forth in Section 5.20(a) of the Everett Disclosure Schedule:

(i)                                     Houston and its Subsidiaries are the owners of each material item of Transferred Registered IP, and all such Intellectual Property is subsisting, and to the knowledge of Houston, except with respect to applications, is valid and enforceable;

(ii)                                  to the knowledge of Houston, the conduct of, and the use of the Transferred IP and the Licensed Houston Intellectual Property in connection with, the Everett Business as heretofore conducted does not conflict with, infringe upon, misappropriate, dilute or otherwise violate the Intellectual Property rights of any third party; except to the extent that such conflict, infringement, misappropriation, dilution or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, an Everett Material Adverse Effect; provided that Houston makes no representation or warranty hereunder with respect to any Intellectual Property owned and provided by a third party (other than Houston or any of its Affiliates) that is embedded or included in any such Transferred IP or Licensed Houston Intellectual Property;

(iii)                               to the knowledge of Houston, Houston and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Transferred IP that is considered confidential as of the date of this Agreement (except for such Transferred IP whose value would not reasonably be expected to be impaired in any material respect by disclosure), including entering into appropriate confidentiality agreements with Persons with access to such Transferred IP;

(iv)                              there is no (A) Action initiated by any other Person pending or, to the knowledge of Houston, threatened against Houston or any of its Subsidiaries (1) concerning the matters described in Section 5.20(a)(ii) or (2) challenging the validity, enforceability or ownership of any material Transferred IP; provided, in each case, that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to Houston or any of its Subsidiaries shall be deemed to be “threatened” rather than “pending” or (B) Governmental Order against Houston or any of its Subsidiaries or settlement agreement that Houston or any of its Subsidiaries is a party to or, to the knowledge of Houston, any other Governmental Order or settlement agreement restricting in any material respect the use or exploitation of any material Transferred IP;

(v)                                 (A) no Action is pending or threatened by Houston or any of its Subsidiaries alleging that any third party is infringing, misappropriating, diluting or otherwise violating any Transferred IP, and (B) to the knowledge of Houston, no other Person is infringing, misappropriating, diluting or otherwise violating any material Transferred IP;

(vi)                              as of the date of this Agreement, and subject to the rights of third parties in Intellectual Property embedded or included in any Transferred IP and third parties having license rights in Transferred IP, Houston or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all of the Transferred IP, and no current or former Affiliate (other than Everett and its Subsidiaries), partner, director, stockholder, officer, or employee of Houston or any of its Affiliates (other than Everett and its Subsidiaries) will, after giving effect to the transactions contemplated by this Agreement or any Transaction Document, own or retain any proprietary rights in any of the material Transferred IP.

(b)                                 Since January 1, 2014, to the knowledge of Houston, (i) there have been no security breaches in the Transferred Technology systems, or the Houston Technology systems, used by the Everett Business, and (ii) there have been no disruptions in any information technology systems that adversely affected the Everett Business, except in each case, as has not had, or would not reasonably be expected to have, individually or in the aggregate, an Everett Material Adverse Effect.  Houston and its Subsidiaries, in connection with the conduct of the Everett Business, have implemented and maintain reasonable and appropriate business continuity and disaster recovery plans, procedures and facilities, consistent with industry practices of companies offering similar services to preserve the availability, security, and integrity of its and their information technology systems, and the data and information stored thereon.

(c)                                  Houston and its Subsidiaries, in connection with the conduct of the Everett Business, have, at all times since January 1, 2014, complied, in all material respects, with its and their own posted or otherwise binding privacy policies, relating to privacy, data protection, or the collection, retention, protection and use of personal information (“PII”) collected, used, or held for use by or on behalf of the Everett Business.  No Actions have been asserted or, to the knowledge of Houston, threatened against Houston or any of its Subsidiaries, alleging a material violation of any Person’s privacy, personal information or data rights in relation to the conduct of the Everett Business that would reasonably be expected to have an Everett Material Adverse Effect.  In connection with the operation of the Everett Business, Houston and its Subsidiaries take commercially reasonable measures to protect PII against unauthorized access, use, modification, disclosure or other misuse. Except for disclosures of information required by privacy Laws or authorized by the provider of PII, or as described in Houston and its Subsidiaries’ privacy policies, to the knowledge of Houston, neither Houston nor any of its Subsidiaries has shared, sold, rented or otherwise made available, and does not share, sell, rent or otherwise make available, to third parties any PII in connection with the conduct of the Everett Business.

(d)                                 Each IP License is valid and binding on Houston and its Subsidiaries, as applicable, and, to the knowledge of Houston, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).  Neither Houston nor any of its Subsidiaries is in material breach of, or material default under, any IP License to which it is a party.

(e)                                  Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 5.4, Section 5.22, Section 5.27 and this Section 5.20 are the only representations and warranties being made by Houston in this Agreement with respect to the validity of, the right to register, or any activity that constitutes infringement, misappropriation, dilution or other violation of, a third party’s Intellectual Property rights.

5.21                        Environmental Matters

(a)                                 Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Everett Entities (taken as a whole):

(i)                                     the Everett Entities are, and for the last three (3) years have been, in compliance with all material Environmental Laws;

(ii)                                  the Everett Entities have obtained and maintained and are, and for the last three (3) years have been, in compliance with all Permits required under Environmental Laws for the Everett Entities to own, lease and operate their assets and to conduct the Everett Business;

(iii)                               as of the date hereof, there are no material Actions pending or, to the knowledge of Everett, threatened, against the Everett Entities alleging violations of or Liability under any Environmental Law; and

(iv)                              to the knowledge of Everett, no conditions currently exist with respect to the Everett Business, including with respect to the Owned Real Property or Leased Real Property, or any property currently or formerly owned, leased or operated by the Everett Business, or any property to which the Everett Business arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Everett Entities incurring material Liabilities under Environmental Laws.

(b)                                 Houston and Everett have made available to Chicago all material environmental Phase I or Phase II reports (or similar assessments and studies) prepared during last three (3) years relating to the Everett Business and the Owned Real Property, the Leased Real Property or any property currently or formerly owned, leased or operated by the Everett Business and copies of all material, non-privileged documents relating to any material and outstanding Liabilities of the Everett Business under Environmental Law to the extent such reports or documents are in the possession, custody, or reasonable control of Houston or Everett.

(c)                                  The representations and warranties set forth in this Section 5.21 constitute the sole and exclusive representations and warranties of Houston regarding environmental, human health or safety matters, Environmental Laws, Permits required under applicable Environmental Laws or Hazardous Materials.

5.22                        Absence of Changes

Since January 31, 2016, (a) there has not been any Everett Material Adverse Effect and (b) except as set forth on Section 5.22 of the Everett Disclosure Schedule and as contemplated by this Agreement and the other Transaction Documents, since (i) January 31, 2016 or (ii) in the case of Everett Entities formed after January 31, 2016, since the date such Everett Entity was formed, the Everett Entities have, in all material respects, conducted the Everett Business and owned, leased and operated their assets in the ordinary course of business.  Since (i) January 31, 2016 or (ii) in the case of Everett Entities formed after January 31, 2016, since the date such Everett Entity was formed, the Everett Entities have not taken any action that would have been prohibited by Section 7.2(a) of this Agreement were such provision then in effect.

5.23                        Affiliate Matters

Except for (a) Contracts relating to employment and labor matters set forth on Section 5.13 of the Everett Disclosure Schedule and Section 5.23 of the Everett Disclosure Schedule and (b) Contracts solely between or among the Everett Entities, no Everett Entity is party to any Everett Affiliate Contract.

5.24                        Proxy Statement; Registration Statements

None of the information regarding any of Houston or any of its Subsidiaries (including the Everett Entities), the Everett Business, or the transactions contemplated by this Agreement or any Transaction Document to be provided by Houston or Everett or any of their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, the Proxy Statement, the Chicago Registration Statement, the Everett Registration Statement or the documents relating to the Distribution that are filed with the SEC and/or distributed to Houston stockholders (the “Distribution Documents”) will, in the case of the definitive Proxy Statement and the Distribution Documents or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement and the Distribution Documents and any amendment or supplement thereto, or, in the case of the Chicago Registration Statement and the Everett Registration Statement, at the time such registration statement becomes effective, at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Everett Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by Houston or Everett with respect to information provided by Chicago specifically for inclusion in, or incorporation by reference into, the Everett Registration Statement.

5.25                        Board and Shareholder Approval

Each of the Houston Board and the Everett Board, at a meeting duly called, has by unanimous vote of all directors present approved this Agreement and declared it advisable.  As of the date hereof, the sole shareholder of Everett is Houston.  No later than twenty-four (24) hours after the execution of this Agreement, Houston will approve and adopt, as Everett’s sole shareholder, this Agreement and Transaction Documents and the transactions contemplated hereby and thereby (the “Everett Shareholder Approval”).  Neither the approval of Houston’s shareholders or any other Person (other than the Everett Shareholder Approval) is required to effect the transactions contemplated by the Separation and Distribution Agreement, this Agreement or the Transaction Documents.  Upon obtaining the Everett Shareholder Approval, the approval of Everett’s shareholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended on or after the Distribution Date.

5.26                        Chicago Common Stock

Neither Houston nor Everett is a beneficial owner, as that term is defined in NRS 78.414, nor owns (directly or indirectly, beneficially or of record) nor is a party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Chicago (other than as contemplated by this Agreement). Neither Houston nor Everett is an affiliate or associate of Chicago, as those terms are defined in NRS 78.412 and NRS 78.413, respectively.

5.27                        Sufficiency of the Everett Assets

(a)                                 On the Closing Date (assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Section 4.4 of the Everett Disclosure Schedule and Section 5.5 of the Everett Disclosure Schedule), after giving effect to the Reorganization, the Everett Assets will, taking into account all Transaction Documents (including the services available under the Transition Services Agreement), constitute all of the assets necessary to conduct the Everett Business immediately following the Closing in all material respects as it is conducted on the date of this Agreement.

(b)                                 Except for Permitted Liens or Liens created by or through Chicago or any of the Chicago Subsidiaries, Everett and Houston collectively have, and at the Closing Everett shall have, in all material respects, good, valid and marketable title to, or a valid legal right to use, as the case may be, all of the Everett Assets.

5.28                        No Other Representations and Warranties

Except as expressly set forth in this Section 5 or in any Transaction Document, neither Houston nor any of its Affiliates (including the Everett Entities), nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever to Chicago, Merger Sub or any of their respective Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Chicago, Merger Sub or their respective Affiliates.  Without limiting the generality of the foregoing, each of Chicago and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to Houston, Everett or any of the Everett Entities that may have been made available to Chicago or any other Person acting on behalf of Chicago.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement (including the Everett Disclosure Schedule), any information, documents or other materials (including any such materials contained in the Everett Datasite or otherwise reviewed by Chicago, Merger Sub or any of their respective Affiliates or Representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Chicago, Merger Sub or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of Houston or Everett, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as expressly set forth in this Agreement.

6.
REPRESENTATIONS AND WARRANTIES OF CHICAGO AND MERGER SUB

Except as otherwise disclosed or identified in (a) the Chicago SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Chicago SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided, (i) this exception shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face and (ii) shall not apply to Sections 6.1, 6.3, 6.6, 6.9,

6.16, 6.25, 6.26, 6.27 and 6.28, or (b) the Chicago Disclosure Schedule, Chicago and Merger Sub, jointly and severally, hereby represent and warrant to Houston and Everett as follows:

6.1                               Organization of Chicago and Merger Sub

(a)                                 Chicago has been duly incorporated and is validly existing as a Nevada corporation and has all requisite corporate power and authority to own, lease and operate its assets where such assets are now owned, leased and operated and to conduct its business as it is now being conducted.  Chicago has made available to Houston true and complete copies of the articles of incorporation and bylaws of Chicago.  Chicago is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, have a Chicago Material Adverse Effect.

(b)                                 Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.  Merger Sub is an indirect, wholly owned Subsidiary of Chicago.  The copies of the Organizational Documents of Merger Sub which were previously furnished or made available to Houston are true and complete copies of such documents as in effect on the date of this Agreement.

6.2                               Subsidiaries

(a)                                 Section 6.2(a) of the Chicago Disclosure Schedule sets forth a list of the Chicago Subsidiaries and their respective jurisdictions of organization, as of the date hereof.  Each Chicago Subsidiary has been duly organized and is validly existing under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to own, lease and operate its assets where such assets are now owned, leased, and operated and to conduct its business as it is now being conducted.

(b)                                 Each Chicago Subsidiary is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), as applicable, except as would not, individually or in the aggregate, have a Chicago Material Adverse Effect.  Other than the Chicago Subsidiaries and as set forth on Section 6.2(b) of the Chicago Disclosure Schedule, Chicago does not own or hold, directly or indirectly, any Interest in any other Person.

6.3                               Due Authorization

Each of Chicago and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and (subject to the receipt of the Consents described in Section 6.5 and the Chicago Shareholder Approval) to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Chicago and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by each of Chicago and Merger Sub of the transactions contemplated hereby and thereby have been, or will be as of the Effective Time, duly and validly authorized and approved by all necessary and proper corporate action on its part, and, except for the Chicago Shareholder Approval no other corporate action on the part of Chicago or Merger Sub is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time.  Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been or will be duly and validly executed and delivered by Chicago and (assuming that this Agreement and the other applicable Transaction Documents to which each of Houston and Everett is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of each of Houston and Everett (as applicable)) constitutes or will constitute a legal, valid and binding obligation of Chicago, enforceable against Chicago in accordance with its terms, subject to the Remedies Exception.

6.4                               No Conflict

Subject to the receipt of the Consents described in Section 6.5 and assuming the accuracy of the representations and warranties of Houston and Everett set forth in Section 4 and Section 5, the execution and delivery by each of Chicago and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by Chicago and Merger Sub of the transactions contemplated hereby and thereby (for the avoidance of doubt, including performance of the Transaction Documents following the Closing by Chicago and the Chicago Subsidiaries including the Everett Entities) do not and will not, as of the Effective Time: (a) violate any provision of, or result in the material breach of, any Law applicable to Chicago and the Chicago Subsidiaries or by which any of its assets is bound; (b) conflict with any provision of the Organizational Documents of Chicago, Merger Sub and the Chicago Subsidiaries; or (c) violate any provision of or result in a breach of, or require a consent under, or terminate or result in the termination, creation, modification or acceleration of any obligation under, or result in the loss, reduction or delay of any benefit or payment obligation under, or give rise to any increased, additional or accelerated rights of any other party under, or create any restriction on the conduct of the businesses of Chicago and the Chicago Subsidiaries pursuant to (i) any Chicago Material Contract or (ii) any Contract involving, related to or affecting the grant of any right in any material Intellectual Property pursuant to which Chicago and the Chicago Subsidiaries conduct their respective businesses, except, in the case of clauses (a) and (c)(i), as would not, individually or in the aggregate, have a Chicago Material Adverse Effect.

6.5                               Governmental Consents

Assuming the accuracy of the representations and warranties of Houston and Everett set forth in Section 4 and Section 5, no Consent of, with or to any Governmental Authority is required to be obtained or made by Chicago or any of the Chicago Subsidiaries in connection with the execution or delivery by Chicago and Merger Sub of this Agreement or the Transaction Documents to which Chicago or Merger Sub is or will be a party at the Effective Time or the consummation by Chicago and Merger Sub of the transactions contemplated hereby or thereby, except for: (a) applicable requirements of the Competition Laws; (b) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; and (c) Consents set forth on Section 6.5 of the Chicago Disclosure Schedule.

6.6                               Capital Stock and Other Matters

(a)                                 As of the date hereof, the authorized capital stock of Chicago consists of 750,000,000 shares of Chicago Common Stock and 1,000,000 shares of preferred stock of Chicago.  At the close of business on May 20, 2016: (i) 138,678,874 shares of Chicago Common Stock were issued and outstanding; (ii) 41,600,000 shares of Chicago Common Stock were reserved for issuance pursuant to the Chicago Stock Plans, of which 2,313,177 shares of Chicago Common Stock were subject to outstanding Chicago PSU Awards, 4,362,150 shares of Chicago Common Stock were issuable upon exercise of Chicago Options, 807,442 shares of Chicago Common Stock were subject to outstanding Chicago RSU Awards and 49,740 shares were subject to outstanding non-employee director restricted share units; (iii) 10,409,150 shares of Chicago Common Stock were held by Chicago in its treasury or by its Subsidiaries; and (iv) no shares of preferred stock of Chicago were issued and outstanding.  All of the issued and outstanding shares of Chicago Common Stock have been, and all shares issued in connection with the Chicago Share Issuance will be, duly authorized and validly issued, are fully paid and nonassessable and have not been, or will not be, issued in violation of any preemptive or similar rights.

(b)                                 No bonds, debentures, notes or other indebtedness of Chicago or any of the Chicago Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of Chicago (including Chicago Common Stock) may vote (“Chicago Voting Debt”) are, or as of the Effective Time will be, issued or outstanding.

(c)                                  As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock.

(d)                                 Except as expressly set forth in paragraph (a) above, or in connection with the Merger, there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of Chicago, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of Chicago, (ii) agreements of any kind which may obligate Chicago to issue, purchase, redeem or otherwise acquire any of its shares of capital stock, or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of Chicago.

6.7                               Capitalization of Subsidiaries

The issued and outstanding Interests of each of the Chicago Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.  Chicago, directly or indirectly, owns of record and beneficially all the issued and outstanding Interests of the Chicago Subsidiaries, free and clear of any Liens (other than those set forth in their respective Organizational Documents, arising pursuant to applicable securities Laws, or created by this Agreement).  There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for Interests of such Chicago Subsidiaries, any other commitments or agreements providing for the issuance, sale, repurchase or redemption of Interests of such Chicago Subsidiaries, and there are no agreements of any kind which may obligate any Chicago Subsidiary to issue, purchase, redeem or otherwise acquire any of its Interests.

6.8                               Chicago Reports and Financial Statements

(a)                                 Except as set forth on Section 6.8 of the Chicago Disclosure Schedule, Chicago has timely filed all reports and other documents with the SEC required to be filed or furnished by Chicago since March 31, 2015 (such documents, together with any current reports filed during such period by Chicago with the SEC on a voluntary basis on Form 8-K, and including all reports and other documents required to be filed or furnished by Chicago after the date of this Agreement and prior to the Closing, the “Chicago SEC Documents”).  As of their respective dates (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Chicago SEC Documents complied in all material respects, and each other form, report, Schedule, registration statement and definitive proxy statement filed by Chicago or any of its Subsidiaries after the date hereof and prior to the Effective Time (the “Additional Chicago SEC Documents”) will comply in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Chicago SEC Documents when filed contained, or will contain, an untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Chicago SEC Documents and the Additional Chicago SEC Documents fairly present in all material respects, or will fairly present in all material respects, the financial position of Chicago and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows, changes in stockholders’ equity or other information included therein for the periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, in the case of unaudited interim statements, to normal year-end audit adjustments.  Each of the financial statements (including the related notes) of Chicago included in the Chicago SEC Documents and such other financial statements have been or will be prepared in accordance with GAAP, consistently applied, except as otherwise noted therein.  There is no undisclosed material Liability of Chicago and the Chicago Subsidiaries of a type required to be reflected or reserved for on a consolidated balance sheet of Chicago and its consolidated Subsidiaries or in the notes thereto prepared in accordance with GAAP, except for: (i) Liabilities reflected or reserved for in the financial statements of Chicago included in the Chicago SEC Documents or disclosed in the notes thereto; (ii) Liabilities that have arisen since March 31, 2016, in the ordinary course of the operation of Chicago’s business; (iii) Liabilities arising out of or in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby; or (iv) Liabilities that, individually or in the aggregate, have not had and would not have a Chicago Material Adverse Effect.

(b)                                 Chicago has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act.  Chicago’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Chicago in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Chicago’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”).  Chicago’s management has completed an assessment of the effectiveness of Chicago’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Chicago SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  Based on Chicago’s management’s most recently completed evaluation of Chicago’s internal control over financial reporting prior to the date hereof, (i) Chicago had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Chicago’s ability to record, process, summarize and report financial information and (ii) Chicago does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Chicago’s internal control over financial reporting.  Chicago is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE.

6.9                               Financing

(a)                                 Chicago has delivered to Houston true, complete and fully executed copies of an executed bridge commitment letter (including: (A) all exhibits, schedules, annexes and amendments to such agreement in effect as of the date of this Agreement; and (B) any associated fee letter in redacted form, which redacted information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Financing (as defined below)) (together, the “Everett Commitment Letter”) from The Bank of Tokyo-Mitsubishi UFJ, Ltd. (or its designated affiliates), Royal Bank of Canada, Bank of America, N.A. and Goldman Sachs Bank USA. (together with all additional lenders and financing sources added to the Everett Commitment Letter or any Alternative Everett Commitment Letter, the “Lenders”), pursuant to which, among other things, the Lenders have committed to Chicago to provide Chicago with debt financing in an aggregate amount of $3,055,000,000 (the bank and/or bond financings, together with the bridge loan commitments, in each case as contemplated by the Everett Commitment Letter, being referred to as the “Financing”).  Prior to the date of this Agreement, (x) the Everett Commitment Letter has not been amended, waived or modified, and (y) the respective commitments contained in the Everett Commitment Letter have not been withdrawn, modified or rescinded in any respect.  Except for the Everett Commitment Letter, there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to the funding of the full amount of the Financing, other than as expressly set forth in the Everett Commitment Letter and delivered to Houston prior to the date of this Agreement.

(b)                                 The Everett Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Chicago and, to the knowledge of Chicago, the other parties thereto.  As of the date of this Agreement, no event has occurred and on the Closing Date, no event shall have occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Chicago under any term or condition of the Everett Commitment Letter.  Chicago has fully paid any and all commitment fees, any other fees or any other amounts required by the Everett Commitment Letter to be paid on or before the date of this Agreement and Chicago represents that any other fees or other amounts that are due under the Everett Commitment Letter or any related fee letters are, in each case, required to be paid no earlier than the Closing.  The Financing will provide financing sufficient to refinance the full amount of the Total Everett Debt and to pay all related fees and expenses associated therewith.  Other than as set forth in the Everett Commitment Letter, there are no conditions precedent to the funding of the full amount of the Financing.  Chicago has no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the Financing will not be available to Everett immediately prior to the Distribution Date.  The parties hereto agree that it shall not be a condition to the Closing for Chicago to obtain the Financing or the Alternative Financing.

(c)                                  Upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (i) Chicago will not be insolvent; (ii) Chicago will not be left with unreasonably small capital; (iii) Chicago will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature; and (iv) the capital of Chicago will not be impaired.

6.10                        Litigation and Proceedings

In each case, as of the date hereof, except as set forth on Section 6.10 of the Chicago Disclosure Schedule, (a) there are no Actions pending or, to the knowledge of Chicago, threatened before or by any Governmental Authority against Chicago or any Chicago Subsidiary and (b) there is no Law purporting to enjoin or restrain the execution and delivery by Chicago or Merger Sub of this Agreement or the Transaction Documents to which Chicago or Merger Sub is or will be a party at the Effective Time or the consummation by Chicago and Merger Sub of the transactions contemplated hereby or thereby that, in each case, individually or in the aggregate, has had or would have a Chicago Material Adverse Effect.

6.11                        Legal Compliance

(a)                                 Except for Laws regarding Chicago Benefit Plans and related matters (which are addressed exclusively in Section 6.13), Laws relating to employment and labor matters (which are addressed exclusively in Section 6.14), Laws relating to Taxes (which are addressed exclusively in Section 6.15), Permits (which are addressed exclusively in Section 6.18), Laws relating to Intellectual Property (which are addressed exclusively in Section 6.20), and Environmental Laws (which are addressed exclusively in Section 6.21), Chicago and the Chicago Subsidiaries are in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to Chicago and the Chicago Subsidiaries (taken as a whole).  As of the date hereof, neither Chicago nor any of the Chicago Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the past two (2) years, except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to Chicago and the Chicago Subsidiaries (taken as a whole).

(b)                                 Chicago and the Chicago Subsidiaries (i) are in compliance, and for the past five (5) years have been in compliance, in all material respects, with the FCPA and, to the knowledge of Chicago, any other applicable Anti-corruption Laws; (ii) during the past five (5) years have not been given notice by a Governmental Authority of, or to the knowledge of Chicago, been investigated by any Governmental Authority with respect to any actual or alleged violation by Chicago or any Chicago Subsidiary of the FCPA or any other applicable Anti-corruption Laws; and (iii) during the past five (5) years have had an operational program, including policies, procedures and training intended to enhance awareness of and compliance by Chicago and the Chicago Subsidiaries with the FCPA and any other applicable Anti-corruption Laws.

(c)                                  During the past five (5) years, neither Chicago nor any of the Chicago Subsidiaries has, directly or indirectly, through its Representatives, or to the knowledge of Chicago, any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), corruptly offered, promised, paid, authorized or given, money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way.

(d)                                 During the past five (5) years, (i) Chicago and the Chicago Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects; (ii) there have been no false or fictitious entries made in the books and records of Chicago and the Chicago Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment; and (iii) Chicago and the Chicago Subsidiaries have not established or maintained a secret or unrecorded fund.

(e)                                  To the knowledge of Chicago, during the past five (5) years, neither Chicago nor any of the Chicago Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or ordinarily resident in or that is a citizen of Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine (including any Governmental Authority within such country or territory) or (ii) that is the subject of any economic or trade sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC or equivalent and applicable denied party lists maintained by a Governmental Authority outside the United States).

6.12                        Material Contracts

(a)                                 Except as set forth on Section 6.12(a) of the Chicago Disclosure Schedule and except for Government Contracts, which are covered in Section 6.29, as of the date of this Agreement, neither Chicago nor any of its Subsidiaries are parties to or otherwise bound by or subject to (Contracts of the following types, the “Chicago Material Contracts”):

(i)                                     contracts for the purchase of products or for the receipt of services, the performance of which will extend over a period of one (1) year or more and which involved payments by Chicago or any of its Subsidiaries in excess of $100,000,000 in the aggregate during the calendar year ended December 31, 2015;

(ii)                                  contracts for the furnishing of products or services by Chicago or any of its Subsidiaries, the performance of which will extend over a period of one (1) year or more and which involved payments to Chicago or any of its Subsidiaries in excess of $100,000,000 in the aggregate during the calendar year ended December 31, 2015;

(iii)                               contracts concerning the establishment or operation of any material partnership, joint venture or limited liability company (other than any such Contract between Chicago or any of its Subsidiaries and another Subsidiary of Chicago);

(iv)                              material lease agreements for parcels of Chicago Leased Real Property existing at the date of this Agreement;

(v)                                 contracts containing (A) a covenant materially restricting the ability of Chicago or any of its Subsidiaries, in each case, to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers, (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms or (C) a provision granting the other party exclusivity or similar rights, other than teaming or similar agreements entered into in the ordinary course of business where the restrictions apply solely to the Contract or pursuit that is the subject matter of the teaming or similar agreement (and any extensions or recompetes in respect thereof) and other than as a result of an OCI clause; or

(vi)                              indentures, credit agreements, loan agreements and similar instruments pursuant to which Chicago or any of its Subsidiaries has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $10,000,000, other than any indentures, credit agreements, loan agreements or similar instruments solely between or among any Chicago and any of its Subsidiaries.

(b)                                 Chicago has made available to Houston true, complete and correct copies of each Chicago Material Contract in effect on the date of this Agreement.  Each Chicago Material Contract is valid and binding on Chicago or its Subsidiaries, as applicable, and, to the knowledge of Chicago, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).  Neither Chicago nor any of its Subsidiaries is in material breach of, or material default under, any Chicago Material Contract to which it is a party.

6.13                        Chicago Benefit Plans

(a)                                 Section 6.13(a) of the Chicago Disclosure Schedule sets forth a complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other material plan, agreement, practice, policy, program or arrangement (whether oral or written), as of the date hereof, providing any severance, equity, compensation, bonus, profit sharing, incentive or deferred compensation, vacation or other paid-time-off, welfare benefit (health, dental, vision, life and disability), sick pay, pension, retirement benefit, or other benefits to any current or former director, officer, service provider or employee of Chicago or any Chicago Subsidiary that is maintained, sponsored or contributed to by Chicago or any of its Subsidiaries, other than any of the foregoing that would otherwise be required to be listed on Section 6.14(e) of the Chicago Disclosure Schedule were it not for the threshold contained therein (each a “Chicago Benefit Plan”).

(b)                                 Chicago has made available to Houston copies of: (i) each Chicago Benefit Plan; (ii) any trust agreement relating to such Chicago Benefit Plan; (iii) the most recent summary plan description for each Chicago Benefit Plan for which such summary plan description is required; (iv) the most recent annual report on Form 5500 and all attachments thereto filed with the IRS with respect to such Chicago Benefit Plan (if applicable); and (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Chicago Benefit Plan, in each case, other than a Multiemployer Plan.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to Chicago and the Chicago Subsidiaries (taken as a whole), other than with respect to any Chicago Benefit Plan which is a Multiemployer Plan: (i) each Chicago Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) each Chicago Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification and nothing has occurred that could reasonably be expected to affect that qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter; and (iii) Section 6.13(c) of the Chicago Disclosure Schedule sets forth a complete list of each Chicago Benefit Plan that provides retiree health or retiree life insurance benefits coverage as of the date hereof; provided that for this purpose, retiree health or retiree life insurance benefits coverage shall be deemed not to include (A) coverage through the end of the applicable month of termination or during an applicable severance period, (B) any coverage as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law, or (C) coverage provided at the expense of the participant or the participant’s beneficiary.

(d)                                 Section 6.13(d) of the Chicago Disclosure Schedule sets forth a complete list of each Chicago Benefit Plan that is a Multiemployer Plan or other pension plan, as of the date hereof, including any defined benefit plan (as defined in Section 3(35) of ERISA) in each case, that is subject to Title IV of ERISA.  Except as would not, individually or in the aggregate, result in a material liability to Chicago, and except as set forth on Section 6.13(d) of the Chicago Disclosure Schedule, neither Chicago nor any of the Chicago Subsidiaries or any of their ERISA Affiliates has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years.

(e)                                  Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to Chicago and the Chicago Subsidiaries (taken as a whole), with respect to the Chicago Benefit Plans, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Chicago, threatened, and (ii) to the knowledge of Chicago, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions.

(f)                                   The representations and warranties set forth in this Section 6.13 constitute the sole and exclusive representations and warranties of Chicago made regarding Chicago Benefit Plans and related matters.

6.14                        Labor Relations

(a)                                 Except as set forth on Section 6.14 of the Chicago Disclosure Schedule, none of Chicago or the Chicago Subsidiaries is a party to any labor or collective bargaining agreement.  Chicago has made available to Houston and Everett true and correct copies of each such labor or collective bargaining agreement, together with all amendments, modifications or supplements thereto.  As of the date hereof, there are no union organizing activities involving Chicago or the Chicago Subsidiaries pending or, to the knowledge of Chicago, threatened against Chicago or the Chicago Subsidiaries by any labor organization or group of Chicago Employees.

(b)                                 There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of Chicago, threatened against or involving Chicago or the Chicago Subsidiaries.

(c)                                  There are no Actions against Chicago or the Chicago Subsidiaries pending, or to the knowledge of Chicago, threatened, based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.

(d)                                 Chicago and the Chicago Subsidiaries are in material compliance with all Laws relating to the employment of labor, including all such Laws relating to WARN, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except as would not result in a Chicago Material Adverse Effect.

(e)                                  Section 6.14 of the Chicago Disclosure Schedule contains a list of all individual employment, consulting, retention, change in control bonus or severance Contracts (other than employee offer letters entered into in the ordinary course of business) to which, as of the date hereof, Chicago or the Chicago Subsidiaries is a party with respect to any current employee whose annual base salary during the fiscal year ended December 31, 2015, will exceed $500,000 and which may not be terminated by Chicago or the Chicago Subsidiaries at will or by giving notice of thirty (30) days or less without penalty, costs or other liability.  Chicago has made available to Houston and Everett true and correct copies of each such Contract, as in effect as of the date hereof.  All of the Contracts set forth on Section 6.14(e) of the Chicago Disclosure Schedule are (i) in full force and effect and (ii) represent the valid and binding obligations of Chicago or the Chicago Subsidiary party thereto and, to the knowledge of Chicago, represent the valid and binding obligations of the other parties thereto, except as has not, individually or in the aggregate, had or would have a Chicago Material Adverse Effect.  None of Chicago or the Chicago Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract set forth on Section 6.14(e) of the Chicago Disclosure Schedule, none of Chicago or the Chicago Subsidiaries, nor, to the knowledge of Chicago, any other party thereto, is in breach of or default under any such Contract, and, to the knowledge of Chicago, no event has occurred thereunder which, individually or together with other events, would have a Chicago Material Adverse Effect.

(f)                                   The representations and warranties set forth in this Section 6.14 constitute the sole and exclusive representations and warranties of Chicago regarding employment and labor matters.

6.15                        Tax Matters

Except as set forth on Section 6.15 of the Chicago Disclosure Schedule:

(a)                                 All material Tax Returns required to be filed by or with respect to Chicago and the Chicago Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.  All Taxes shown as due on such Tax Returns have been paid, or adequate reserves therefor in accordance with GAAP have been provided on the financial statements of Chicago.

(b)                                 There are no agreements in effect extending the period for assessment of collection of any material Taxes of Chicago and the Chicago Subsidiaries that have been filed with any Governmental Authority.

(c)                                  All material Taxes required to be withheld by Chicago and the Chicago Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(d)                                 No material deficiency for any Taxes has been asserted or assessed by any Governmental Authority in writing against Chicago or any Chicago Subsidiary (or, to the knowledge of Chicago, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn.  No claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any material Taxes due from Chicago and the Chicago Subsidiaries.

(e)                                  Other than in connection with the Chicago Distribution, neither Chicago nor any Chicago Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code).

(f)                                   Neither Chicago nor any Chicago Subsidiary has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of Chicago or such Chicago Subsidiary.

(g)                                  There are no material Liens for Taxes (other than Permitted Liens) upon the assets of Chicago or any of the Chicago Subsidiaries.

(h)                                 Merger Sub was formed solely for the purpose of engaging in the Merger, and does not have any assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger.

(i)                                     The representations and warranties set forth in this Section 6.15 and, to the extent relating to Tax matters, Section 6.13, constitute the sole and exclusive representations and warranties of Chicago regarding Tax matters.

6.16                        Brokers’ Fees

Other than any agent whose fees and expenses will be paid solely by Chicago, and all obligations which will be solely obligations of Chicago, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Chicago or any Chicago Subsidiary.

6.17                        Insurance

All insurance policies (excluding any Chicago Benefit Plans) to which Chicago and any Chicago Subsidiary is currently a party, or which are held for the benefit of Chicago or any of the Chicago Subsidiaries, are in full force and effect, and, to the knowledge of Chicago, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Effective Time have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had, individually or in the aggregate, a Chicago Material Adverse Effect.

6.18                        Permits

Except with respect to Permits required under applicable Environmental Laws (which are addressed exclusively in Section 6.21), Chicago and the Chicago Subsidiaries have obtained all of the material Permits necessary under applicable Laws for Chicago and the Chicago Subsidiaries to own, lease and operate their assets in the manner in which they are now owned, leased and operated and to conduct their businesses as now conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to Chicago and the Chicago Subsidiaries (taken as a whole).  Chicago and the Chicago Subsidiaries are in compliance with such material Permits and as of the date hereof, there are no Actions pending or, to the knowledge of Chicago, threatened which would reasonably be expected to result in the revocation or termination of any such Permit.

6.19                        Real Property

(a)                                 Section 6.19(a) of the Chicago Disclosure Schedule sets forth the common address, as of the date hereof, of all Chicago Owned Real Property that is material to Chicago and the Chicago Subsidiaries (taken as a whole).  The Chicago and the Chicago Subsidiaries have good and marketable fee simple title (or the applicable local equivalent) to all Chicago Owned Real Property, subject to any Permitted Liens.  As of the date hereof, neither Chicago nor any of its Subsidiaries has received written notice of any pending condemnation, expropriation, eminent domain or similar Action affecting all or any material portion of the Chicago Owned

Real Property that is material to Chicago and the Chicago Subsidiaries (taken as a whole).  None of Chicago or any of the Chicago Subsidiaries has leased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Chicago Owned Real Property, other than in the ordinary course of business other than Permitted Liens.

(b)                                 Section 6.19(b) of the Chicago Disclosure Schedule sets forth the common address, as of the date hereof, of all Chicago Leased Real Property that is material to Chicago and the Chicago Subsidiaries (taken as a whole).  Chicago and the Chicago Subsidiaries have a valid and enforceable leasehold estate in all Chicago Leased Real Property, subject to the Remedies Exception, and any Permitted Liens.  Neither Chicago nor any of its Subsidiaries, nor, to the knowledge of Chicago, as of the date hereof, any other party thereto, is in breach of or default under any Contract pursuant to which Chicago and the Chicago Subsidiaries occupy any Chicago Leased Real Property that is material to Chicago and the Chicago Subsidiaries (taken as a whole).  Neither Chicago nor any of its Subsidiaries has, as of the date hereof, received any written notice from any lessor of such Chicago Leased Real Property that is material to Chicago and the Chicago Subsidiaries (taken as a whole) of any breach of or default under any such Contract pursuant to which Chicago and the Chicago Subsidiaries occupy any Chicago Leased Real Property by Chicago or any of its Subsidiaries (in each case, with or without notice or lapse of time or both), which breach or default has not been cured.  None of Chicago or any of the Chicago Subsidiaries has subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the tenant’s interest in the Chicago Leased Real Property, other than Permitted Liens or in the ordinary course of business.

6.20                        Intellectual Property

(a)                                 Except as set forth in Section 6.20(a) of the Chicago Disclosure Schedule:

(i)                                     all material Chicago Registered Intellectual Property is subsisting and, to the knowledge of Chicago, except with respect to applications, is valid and enforceable;

(ii)                                  to the knowledge of Chicago, the conduct of, and the use of the Chicago Owned Intellectual Property and any Intellectual Property licensed to Chicago or any of its Subsidiaries in connection with, the respective businesses of Chicago and its Subsidiaries as heretofore conducted (the “Chicago Business”) does not conflict with, infringe upon, misappropriate, dilute or otherwise violate the Intellectual Property rights of any third party; except to the extent that such conflict, infringement, misappropriation, dilution or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Chicago Material Adverse Effect; provided that Chicago makes no representation or warranty hereunder with respect to any Intellectual Property owned and provided by a third party (other than Chicago or any of its Affiliates) that is embedded or included in any such Chicago Owned Intellectual Property;

(iii)                               to the knowledge of Chicago, Chicago and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Chicago Owned Intellectual Property that is considered confidential as of the date of this Agreement (except for such Chicago Owned Intellectual Property whose value would not reasonably be expected to be impaired in any material respect by disclosure), including entering into appropriate confidentiality agreements with Persons with access to such Chicago Owned Intellectual Property;

(iv)                              there is no (A) Action initiated by any third party pending or, to the knowledge of Chicago, threatened against Chicago or any of its Subsidiaries (1) concerning the matters described in Section 6.20(a)(ii) or (2) challenging the validity, enforceability or ownership of any material Chicago Owned Intellectual Property; provided, in each case, that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to Chicago or any of its Subsidiaries shall be deemed to be “threatened” rather than “pending” or (B) Governmental Order against Chicago or any of its Subsidiaries or settlement agreement that Chicago or any of its Subsidiaries is a party to or, to the knowledge of Chicago, any other Governmental Order or settlement agreement restricting in any material respect the use or exploitation of any material Chicago Owned Intellectual Property;

(v)                                 (A) no Action is pending or threatened by Chicago or any of its Subsidiaries alleging that any other Person is infringing, misappropriating, diluting or otherwise violating any Chicago Owned Intellectual Property, and (B) to the knowledge of Chicago, no other Person is infringing, misappropriating, diluting or otherwise violating in any material respect any material Chicago Owned Intellectual Property; and

(vi)                              as of the date of this Agreement, and subject to the rights of third parties in Intellectual Property embedded or included in any Chicago Owned Intellectual Property and third parties having license rights in Chicago Owned Intellectual Property, Chicago or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest  in and to all material Chicago Owned Intellectual Property, and no current or former Affiliate (other than Chicago and its Subsidiaries), partner, director, stockholder, officer, or employee of Chicago or any of its Affiliates (other than Chicago and its Subsidiaries) will, after giving effect to the transactions contemplated by this Agreement or any Transaction Document, own or retain any ownership interest in any proprietary rights in any of the material Chicago Owned Intellectual Property.

(b)                                 Since January 1, 2014, to the knowledge of Chicago, (i) there have been no security breaches in the information technology systems of or used by the Chicago Business, and (ii) there have been no disruptions in any information technology systems that adversely affected the Chicago Business, except in each case, as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Chicago Material Adverse Effect. Chicago and its Subsidiaries, in connection with the conduct of the Chicago Business, have implemented and maintain reasonable and appropriate business continuity and disaster recovery plans, procedures and facilities, consistent with industry practices of companies offering similar services to preserve the availability, security, and integrity of its and their information technology systems, and the data and information stored thereon.

(c)                                  Chicago and its Subsidiaries, in connection with the conduct of the Chicago Business, have, at all times since January 1, 2014, complied, in all material respects, with Chicago’s own posted or otherwise binding privacy policies, relating to privacy, data protection, or the collection, retention, protection and use of PII. No Actions have been asserted or, to the knowledge of Chicago, threatened against Chicago or any of its Subsidiaries, alleging a material violation of any Person’s privacy, personal information or data rights in relation to the conduct of the Chicago Business that would reasonably be expected to have a Chicago Material Adverse Effect. In connection with the operation of the Chicago Business, Chicago and its Subsidiaries take commercially reasonable measures to protect PII against unauthorized access, use, modification, disclosure, or other misuse. Except for disclosures of information required by privacy Laws or authorized by the provider of PII, or as described in Chicago and its Subsidiaries’ privacy policies, to the knowledge of Chicago, neither Chicago nor any of its Subsidiaries has shared, sold, rented or otherwise made available, and does not share, sell, rent or otherwise make available, to third parties any PII in connection with the conduct of the Chicago Business.

(d)                                 Each material license under which Chicago or any of its Subsidiaries is a licensee or a licensor or otherwise is granted, obtains or agrees to grant or provide rights to use any material Intellectual Property (excluding (i) licenses for commercial off-the-shelf software, or (ii) licenses granted to customers (including Governmental Authorities) in the ordinary course of business consistent with past practice) (each such license, “Chicago License”) is valid and binding on Chicago and its Subsidiaries, as applicable, and, to the knowledge of Chicago, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Neither Chicago nor any of its Subsidiaries is in material breach of, or material default under, any Chicago License to which it is a party.

(e)                                  Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 6.4, Section 6.22 and this Section 6.20 are the only representations and warranties being made by Chicago in this Agreement with respect to the validity of, the right to register, or any activity that constitutes infringement, misappropriation, dilution or other violation of, a third party’s Intellectual Property rights.

6.21                        Environmental Matters

(a)                                 Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to Chicago and the Chicago Subsidiaries (taken as a whole):

(i)                                     Chicago and the Chicago Subsidiaries are, and for the last three (3) years have been, in compliance with all material Environmental Laws;

(ii)                                  Chicago and the Chicago Subsidiaries have obtained and maintained and are, and for the last three (3) years have been, in compliance with all Permits required under Environmental Laws for Chicago and the Chicago Subsidiaries to own, lease and operate their assets and to conduct the Chicago Business;

(iii)                               as of the date hereof, there are no material Actions pending or, to the knowledge of Chicago, threatened, against Chicago and the Chicago Subsidiaries alleging violations of or Liability under any Environmental Law; and

(iv)                              to the knowledge of Chicago, no conditions currently exist with respect to the Chicago Business, including with respect to the Chicago Owned Real Property or Chicago

Leased Real Property, or any property currently or formerly owned, leased or operated by Chicago or the Chicago Subsidiaries, or any property to which Chicago or the Chicago Subsidiaries arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in Chicago or the Chicago Subsidiaries incurring material Liabilities under Environmental Laws.

(b)                                 Chicago and the Chicago Subsidiaries have made available to Houston all material environmental Phase I or Phase II reports (or similar assessments and studies) prepared in the past three (3) years relating to Chicago and the Chicago Subsidiaries and the Chicago Owned Real Property, the Chicago Leased Real Property or any property currently or formerly owned, leased or operated by Chicago and the Chicago Subsidiaries and copies of all material, non-privileged documents relating to any material and outstanding Liabilities of Chicago or the Chicago Subsidiaries under Environmental Law to the extent such reports or documents are in the possession, custody, or reasonable control of Chicago and the Chicago Subsidiaries.

(c)                                  The representations and warranties set forth in this Section 6.21 constitute the sole and exclusive representations and warranties of Chicago regarding environmental, human health or safety matters, Environmental Laws, Permits required under applicable Environmental Laws or Hazardous Materials.

6.22                        Absence of Changes

Since January 1, 2016, (a) there has not been any Chicago Material Adverse Effect and (b) except as set forth on Section 6.22 of the Chicago Disclosure Schedule and as contemplated by this Agreement and the other Transaction Documents, Chicago and the Chicago Subsidiaries have, in all material respects, conducted their respective business and owned, leased and operated their assets in the ordinary course of business consistent with past practice.  Since January 1, 2016, Chicago and the Chicago Subsidiaries have not taken any action that would have been prohibited by Section 7.1 of this Agreement were such provision then in effect.  Merger Sub is a newly formed corporation and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

6.23                        Affiliate Matters

Except as set forth in the Chicago SEC Documents filed prior to the date hereof, there are no outstanding amounts payable to or receivable from, or advances by Chicago or any Chicago Subsidiary to, and neither Chicago nor any Chicago Subsidiary is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of Chicago Common Stock or any director, officer, employee, manager, member or Affiliate of Chicago or of any such 5% holder or Affiliate or any Chicago Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business (each, a “Chicago Affiliate Contract”).

6.24                        Proxy Statement; Registration Statements

None of the information regarding Chicago or the Chicago Subsidiaries or the transactions contemplated by this Agreement provided by Chicago specifically for inclusion in,

or incorporation by reference into, the Proxy Statement, the Chicago Registration Statement or the Everett Registration Statement will, in the case of the definitive Proxy Statement or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement and any amendment or supplement thereto, or, in the case of the Chicago Registration Statement and the Everett Registration Statement, at the time such registration statement becomes effective, at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement and the Chicago Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by Chicago with respect to information provided by Houston or Everett specifically for inclusion in, or incorporation by reference into, the Proxy Statement or the Chicago Registration Statement.

6.25                        Opinion of Chicago Financial Advisor

The Chicago Board has received the written opinion (or oral opinion to be confirmed in writing) of RBC Capital Markets, LLC to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions, limitations and other matters set forth in the written opinion, the aggregate number or shares of Chicago Common Stock to be issued by Chicago pursuant to this Agreement (prior to any adjustment) is fair to Chicago from a financial point of view.

6.26                        Certain Board Findings

The Chicago Board, at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Chicago and its shareholders, (iii) directing that the Chicago Share Issuance be submitted to the shareholders of Chicago for approval, and (iv) recommending that Chicago’s shareholders approve the Chicago Share Issuance (the “Chicago Recommendation”).

6.27                        Vote Required

The only vote of holders of Chicago capital stock required under any of the NRS, NYSE or Chicago’s Organizational Documents for the transactions contemplated by this Agreement, including the Chicago Share Issuance, is, the affirmative vote of a majority of the Chicago Common Stock present in person or represented by proxy and voting at the Chicago Shareholders Meeting (the “Chicago Shareholder Approval”).

6.28                        Everett Common Stock

Neither Chicago nor any of the Chicago Subsidiaries owns or will own (directly or indirectly, beneficially or of record) on the Closing Date, nor is Chicago or any of the Chicago Subsidiaries a party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Everett (other than as contemplated by this Agreement) or Houston.  Assuming the accuracy of the representations set forth in Section 5.26, the limitations on business combinations contained in Sections 78.411–78.444 and Sections 78.378–78.3793 of the NRS are inapplicable to the Merger and the other transactions contemplated hereby.

6.29                        Government Contracts

(a)                                 Except as set forth in Section 6.29(a) of the Chicago Disclosure Schedule, neither Chicago nor any of its Subsidiaries is a party to or otherwise bound by or subject to (it being understood that Government Contracts or Government Bids the disclosure of or reference to which is prohibited by NISPOM or the comparable regulations of other Governmental Authorities are not required to be listed on Section 6.29(a) of the Chicago Disclosure Schedule):

(i)                                     any Current Government Contract where the aggregate revenues during the calendar year ended December 31, 2015 were in excess of $100,000,000; or

(ii)                                  any material Government Bid for which an award has not been issued where the anticipated annual revenues will be in excess of $100,000,000.

(b)                                 Except as would not otherwise be material to Chicago and the Chicago Subsidiaries (taken as a whole), to the knowledge of Chicago, each Current Government Contract relating to the Chicago Business is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms. To the knowledge of Chicago, each Current Government Contract relating to the Chicago Business was awarded in compliance with applicable Law.  Chicago has not received written notice that any Current Government Contract relating to the Chicago Business or Government Bid relating to the Chicago Business is the subject of protest proceedings.

(c)                                  Except as would not otherwise be material to Chicago and the Chicago Subsidiaries (taken as a whole), since January 1, 2013: (i) Chicago and the Chicago Subsidiaries, as applicable, have complied in all material respects with all terms and conditions of each Current Government Contract, including but not limited to any Corrective Action Plan or Organizational Conflict of Interest Mitigation Plan; (ii) Chicago and the Chicago Subsidiaries have not failed to make a required disclosure or materially misrepresented any written representation, certification or statement made to a U.S. Governmental Authority; (iii) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified Chicago (or any of its Subsidiaries) in writing that Chicago (or the applicable Subsidiary) has materially breached or violated any applicable Law or contract term, condition, provisions, or requirement pertaining to such Current Government Contract or failed to make a required disclosure or materially misrepresented any written representation, certification or statement made to a U.S. Governmental Authority, that would reasonably be expected to result in any material liability for the Chicago Entities or adversely and materially affect (A) the collectability of any receivable or (B) the award of Government Contracts in the future; and (iv) no termination for default has been issued or threatened, and no cure notice or show cause notice under the FAR has been issued in writing and remains unresolved (and is currently in effect as of the date of this Agreement) to any Current Government Contract, and, to Chicago’s knowledge, there is no fact or circumstance that is reasonably likely to give rise to any such action.

(d)                                 Except as would not otherwise be material to Chicago and the Chicago Subsidiaries (taken as a whole) and except as set forth in Section 6.29(d) of the Chicago Disclosure Schedule, none of Chicago or the Chicago Subsidiaries or any of their respective Principals (as defined in FAR 52.209-5) is or has been during the last three (3) years formally suspended or debarred or proposed for suspension or debarment by a U.S. Governmental Authority from participation in the award of contracts with any U.S. Governmental Authority or has been declared ineligible for contracting with any U.S. Governmental Authority and, to Chicago’s knowledge, no event has occurred that, individually or in the aggregate, would reasonably be expected to result in a suspension or debarment or proposed suspension or debarment.

(e)                                  Except as set forth in Section 6.29(e) of the Chicago Disclosure Schedule, (1) there are no outstanding claims, contract disputes for which the amount in dispute exceeds $500,000, or requests for equitable adjustment against Chicago or any of its Subsidiaries by any Governmental Authority or by any prime contractor, higher or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract and (2) to the knowledge of Chicago, Chicago and the Chicago Subsidiaries have not taken any action or received any written notice from a Governmental Authority, and are not parties to any litigation which would reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) claims for price adjustments under the Truthful Cost or Pricing Data Act or (iii) other written requests for reductions in the prices of the Current Government Contracts, including claims based on actual or alleged defective pricing.  Excluding routine indirect rate audits and other routine Defense Contract Audit Agency audits (in which no material irregularities, material misstatements or material omissions were identified), within the past three (3) years, there has not been any material, inspection, survey or examination of records by a Governmental Authority of Chicago or a Chicago Subsidiary that has identified any material irregularity, material misstatement or material omission arising under or relating to any of its Current Government Contracts or Government Bids, or relating to any of their respective employees or representatives with respect to such Current Government Contracts or Government Bids, nor, to Chicago’s knowledge, have Chicago or any Chicago Subsidiary received written or oral notice of any such audit, inspection, survey, examination of records or investigation that is reasonably likely to result in any material liability for Chicago and its Subsidiaries, taken as a whole. The cost accounting, billing, and business systems used by the Chicago entities with respect to Government Contracts have not been deemed inadequate by any U.S. Governmental Authority.

(f)                                   Except as set forth in Section 6.29(f) of the Chicago Disclosure Schedule, to the knowledge of Chicago, with respect to any Government Contract, under which final payment was received by Chicago within three (3) years prior to the date hereof, Chicago does not have credible evidence that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of Chicago or a Chicago Subsidiary has committed a violation of federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act or has knowingly failed to disclose to the Government a significant overpayment on a Government Contract and Chicago has not conducted during the last three (3) years a formal internal investigation (as evidenced by the express authorization of the Board (or a committee thereof) of Chicago or a Chicago Subsidiary, or the chief executive officer of Chicago or a Chicago Subsidiary, to commence a specific investigation) to determine whether credible evidence exists that a Principal, Employee,

Agent, or Subcontractor of Chicago or any Chicago Subsidiary has committed any such violations relating to the business of Chicago.  Neither Chicago nor any Chicago Subsidiary has been, during the last three (3) years, nor is, as of the date hereof, a party to any material administrative or civil litigation involving alleged material false statements, false claims or other violations of federal Law with respect to any Current Government Contract.

(g)                                  Except as set forth in Section 6.29(g) of the Chicago Disclosure Schedule, during the past three (3) years, none of Chicago or any of the Chicago Subsidiaries or any of their respective officers, directors or employees, has made any disclosures to any Governmental Authority pursuant to any voluntary disclosure agreement or the FAR mandatory disclosure provisions or has been or is under indictment, or, to the knowledge of Chicago, civil, administrative or criminal investigation involving a Current Government Contract or Government Bid relating to the Chicago Business, including, but not limited, to any allegations of defective performance or work product, mischarging, factual misstatement, failure to act or other material omission or alleged irregularity.  Within the past three (3) years, none of Chicago or the Chicago Subsidiaries has entered into any consent order or administrative agreement relating directly or indirectly to any Current Government Contract or Government Bid relating to the Chicago Business.

(h)                                 Except as set forth in Section 6.29(h) of the Chicago Disclosure Schedule, the Chicago Entities are in material compliance with the terms of all Consent Orders, Deferred Prosecution Agreements, or similar agreements, and no event has occurred that, individually or in the aggregate, would reasonably be expected to cause a material breach in any of these agreements.

(i)                                     Except as set forth in Section 6.29(i) of the Chicago Disclosure Schedule, Chicago has in the past three (3) years received a rating of satisfactory or better and complied in all material respects with all applicable requirements relating to the safeguarding of and access to classified information, including those specified in the NISPOM. No notice of revocation, suspension or invalidation from the Defense Security Service or any other Governmental Authority has been issued as of the date hereof and remains unresolved with respect to any such facility security clearance and, to the knowledge of Chicago, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

6.30                        No Other Representations and Warranties

Except as expressly set forth in this Section 6, neither Chicago nor any of its Subsidiaries, nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever to Houston, Everett or any of their respective Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Houston, Everett or their respective Affiliates.  Without limiting the generality of the foregoing, each of Houston and Everett acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to Chicago or any of the Chicago Subsidiaries that may have been made available to Houston, Everett or any of their Representatives.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement (including the Chicago Disclosure Schedule), any information, documents or other materials (including any such materials contained in the Chicago Datasite or otherwise reviewed by Houston, Everett or any of their respective Affiliates or Representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Houston, Everett or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of Chicago or Merger Sub, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as expressly set forth in this Agreement.

7.
COVENANTS

7.1                               Conduct of Business by Chicago and Merger Sub Pending the Merger

From the date hereof and prior to the Effective Time (or the earlier termination of this Agreement) (the “Interim Period”), unless contemplated by this Agreement (including as set forth in Section 7.1 of the Chicago Disclosure Schedule) or the Transaction Documents, as consented to by Houston in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), or as required by Law, Chicago shall, and shall cause each of its Subsidiaries to, conduct its and their operations in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, during the Interim Period, except as contemplated by this Agreement (including as set forth in Section 7.1 of the Chicago Disclosure Schedule) or the Transaction Documents, as consented to by Houston in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied, other than with respect to subsection (b), with respect to which consent may be withheld at Houston’s sole discretion), or as required by Law, Chicago shall not, and shall cause its Subsidiaries not to:

(a)                                 amend or modify the Organizational Documents of Chicago or any of its Subsidiaries;

(b)                                 (i) declare or pay any dividends on or make other distributions in respect of any of its Interests (whether in cash, securities or property), except for (A) the declaration and payment of cash dividends or distributions paid on or with respect to a class of Interests all of which Interests of the applicable Subsidiary are owned directly or indirectly by Chicago and (B) the declaration and payment of regular quarterly cash dividends by Chicago declared in the ordinary course of business consistent with past practice and paid in an amount consistent with past practice, (ii) split, combine or reclassify any of its Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, such Interests, (iii) redeem, repurchase or otherwise acquire any of its Interests (including any securities convertible or exchangeable into such capital stock) except as set forth in Section 7.1(b)(iii) of the Chicago Disclosure Schedule or (iv) enter into any agreement with respect to the voting or registration of its capital stock or other Interests;

(c)                                  issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, any other Interests in, or any Chicago Voting Debt of, Chicago or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, in each case, of Chicago or any of its Subsidiaries, other than (i) the issuance of Chicago Common Stock upon the exercise of Chicago Options, Chicago RSU Awards or Chicago PSU Awards outstanding as of the date hereof in accordance with their terms, (ii) the issuance of any Chicago Options, Chicago RSU Awards or Chicago PSU Awards pursuant to the terms of any employment agreement outstanding as of the date hereof in accordance with its terms; provided, that nothing contained herein shall prohibit Chicago and the Chicago Subsidiaries from issuing equity as described on Section 7.1(c) of the Chicago Disclosure Schedule or (iii) the issuance by a wholly owned Subsidiary of Chicago of its capital stock to Chicago or another wholly owned Subsidiary of Chicago;

(d)                                 sell, assign, transfer, convey, lease, license, encumber (other than an encumbrance that constitutes a Permitted Lien) or otherwise dispose of any assets that are material to Chicago and the Chicago Subsidiaries (taken as a whole) other than sales of non-core lines of business, except in the ordinary course of business;

(e)                                  (i) sell, assign, pledge, grant or acquire, covenant not to assert, agree not to enforce, agree to grant to or acquire from any Person, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any Chicago Owned Intellectual Property material to Chicago and the Chicago Subsidiaries other than in connection with sales of non-core lines of business, except pursuant to the terms of existing Contracts or the licensing of any such Intellectual Property in the ordinary course of business or (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any Chicago Owned Intellectual Property material to Chicago and the Chicago Subsidiaries, except in the ordinary course of business or for amounts that are not material to Chicago and the Chicago Subsidiaries and that do not otherwise involve the imposition of material limitations on Chicago’s continued use of such Chicago Owned Intellectual Property;

(f)                                   merge or consolidate Chicago or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization (other than repayment or refinancing of debt) or other reorganization of Chicago or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on Chicago and the Chicago Subsidiaries or the transactions contemplated by this Agreement;

(g)                                  acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any Person or any assets thereof with value in excess of $500,000,000 in the aggregate, other than in the ordinary course of business or pursuant to the Contracts set forth on Section 7.1(g) of the Chicago Disclosure Schedule;

(h)                                 make any material loans or investments in, or material advances of money to, any Person (other than any Chicago Subsidiary), except for advances to employees or officers of Chicago or any Chicago Subsidiary for expenses incurred in the ordinary course of business;

(i)                                     except in the ordinary course of business, (i) materially adversely modify or terminate (excluding any expiration in accordance with its terms) any Chicago Material Contract or Chicago Affiliate Contract, or (ii) enter into any Contract that if entered into prior to the date hereof would be required to be listed on Section 6.12(a) or Section 6.23 of the Chicago Disclosure Schedule;

(j)                                    except as otherwise required by existing Chicago Benefit Plans, policies or Contracts, (i) adopt, enter into, amend or increase the benefits under any Chicago Benefit Plan if such action would increase the benefits provided to Chicago employees or the cost for providing such benefits, (ii) grant any increase in compensation or severance pay to any officer of Chicago or any Chicago Subsidiary other than in the ordinary course of business or (iii) adopt, enter into or amend any labor or collective bargaining agreement;

(k)                                 forgive any loans to directors, officers or employees of Chicago or the Chicago Subsidiaries;

(l)                                     except as required or permitted by GAAP, make any material change to any accounting principles, methods or practices;

(m)                             compromise, settle or agree to settle any Action or investigation (including any Action or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $15,000,000 individually or $75,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Chicago or any of its Subsidiaries;

(n)                                 authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing; or

(o)                                 make, change or revoke any material Tax election or settle, compromise or abandon any material Tax liability, in each case (i) other than in the ordinary course of business or (ii) as would not be likely to have a material and adverse impact on Chicago and the Chicago Subsidiaries taken as a whole.

7.2                               Conduct of Business by Everett and Houston Pending the Merger

(a)                                 During the Interim Period, solely with respect to the Everett Entities or the Everett Business and excluding the Excluded Assets and the Excluded Liabilities, unless contemplated by this Agreement (including as set forth in Section 7.2(a) of the Everett Disclosure Schedule), the Reorganization or the Transaction Documents, as consented to by Chicago in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), or as required by Law, Houston shall, and shall cause the Everett Entities to, conduct the Everett Business in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, during the Interim Period, except with respect to the Excluded Assets and the Excluded Liabilities, as contemplated by this Agreement (including as set forth in Section 7.2(a) of the Everett Disclosure Schedule), the Reorganization or the Transaction Documents, as consented to by Chicago in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), or as required by Law, Houston shall not, solely with respect to the Everett Entities or the Everett Business and excluding the Excluded Assets and the Excluded Liabilities, and shall cause the Everett Entities not to:

(i)                                     amend or modify the Organizational Documents of any of the Everett Entities, other than an amendment to the certificate of incorporation of Everett to increase the number of authorized shares of Everett Common Stock;

(ii)                                  other than as contemplated by the Reorganization (A) declare or pay any dividends on or make other distributions in respect of any Interests of any of the Everett Entities (whether in cash, securities or property), (B) split, combine or reclassify any of the Interests of any of the Everett Entities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, Interests of the Everett Entities, (C) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any Interests (including any securities convertible or exchangeable into such Interests) of any other Everett Entity, or (D) enter into any agreement with respect to the voting or registration of the capital stock or other Interests of any Everett Entity;

(iii)                               issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock, any other Interests in, or any Everett Voting Debt of, any of the Everett Entities of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Interests in any of the Everett Entities, or any options, warrants or other rights of any kind to acquire any shares of capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, in each case, of the Everett Entities, other than issuances by a wholly owned Subsidiary of Everett of its capital stock to Houston or another wholly owned Subsidiary of Everett;

(iv)                              sell, assign, transfer, convey, lease, license, encumber (other than an encumbrance that constitutes a Permitted Lien) or otherwise dispose of any assets (other than Intellectual Property) of any of the Houston Entities or the Everett Entities that are material to the Everett Business (taken as a whole), except in the ordinary course of business;

(v)                                 (A) sell, assign, pledge, grant or acquire, covenant not to assert, agree not to enforce, agree to grant to or acquire from any Person, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, or agree to dispose of any Everett Owned Intellectual Property material to the Everett Business, except pursuant to the terms of existing Contracts or the licensing of any such Intellectual Property in the ordinary course of business, or as provided in Section 7.2(a) of the Everett Disclosure Schedule, (B) disclose to any third party other than representatives of Chicago any trade secrets included in the Everett Owned Intellectual Property that are material to the Everett Business except under a confidentiality agreement or other legally binding confidentiality undertaking and except for any disclosure made as a result of publication of a patent application filed by Houston or any of its Subsidiaries or (C) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any Everett Owned Intellectual Property material to the Everett Business except in the ordinary course of business;

(vi)                              merge or consolidate any of the Everett Entities with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any of the Everett Entities, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on the Everett Entities, the Everett Business or the transactions contemplated by this Agreement;

(vii)                           acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any Person or any assets thereof that would be an asset of the Everett Entities at the Effective Time, in each case with value in excess of $10,000,000, other than (1) in the ordinary course of business, (2) the purchase price for which will be paid by Houston prior to the Distribution Date, or (3) pursuant to the Contracts set forth on Section 7.2(a)(vii) of the Everett Disclosure Schedule;

(viii)                        permit or cause any of the Everett Entities to repurchase, repay, refinance or incur any indebtedness for borrowed money in excess of the amount necessary to effect the Everett Payment, issue any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than an Everett Entity) for borrowed money;

(ix)                              permit or cause any of the Everett Entities to make any material loans or investments in, or material advances of money to, any Person (other than the Everett Entities), except for advances to employees or officers of any Everett Entity for expenses incurred in the ordinary course of business;

(x)                                 except in the ordinary course of business, (A) materially adversely modify or terminate (excluding any expiration in accordance with its terms) any Everett Material Contract or Everett Affiliate Contract or (B) enter into any Contract that if entered into prior to the date hereof would be required to be listed on Section 5.11(a) or Section 5.23 of the Everett Disclosure Schedule;

(xi)                              except as otherwise required by existing Houston Benefit Plans, Law or Everett Benefit Plans, policies or Contracts, (A) adopt, enter into, amend or materially increase the benefits under any Houston Benefit Plan or Everett Benefit Plan if such action would increase the benefits provided to any Everett Employee or the cost for providing such benefit, (B) grant any increase in compensation or severance pay to any Everett Employee other than in the ordinary course of business or grant any increase in the compensation or severance pay to any officer of any Everett Entity or (C) adopt, enter into or amend any labor or collective bargaining agreement;

(xii)                           forgive any loans to directors, officers or employees of any of the Everett Entities;

(xiii)                        except as required or permitted by GAAP, make any material change to any accounting principles, methods or practices of any Everett Entity;

(xiv)                       compromise, settle or agree to settle any Action or investigation (including any Action or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $15,000,000 individually or $75,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Everett Entities or the deferral of payment until after the Distribution Date;

(xv)                          except as set forth on Section 7.2(a)(xv) of the Everett Disclosure Schedule, issue to Everett Employees any additional awards under the Houston Stock Plans that would be subject to Section 3.4 of this Agreement, or modify or waive the terms of any outstanding Houston Equity Awards that are subject to Section 3.4 of this Agreement, or modify or waive the terms of any Houston Stock Plan as applied to any outstanding awards under such Houston Stock Plans that are subject to Section 3.4 of this Agreement;

(xvi)                       authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing; or

(xvii)                    make, change or revoke any material Tax election in respect of the Everett Business that would bind any Everett Entity for periods following the Effective Time or settle, compromise or abandon any material Tax liability for which an Everett Entity would be responsible under the Tax Matters Agreement, in each case other than in the ordinary course of business.

(b)                                 Notwithstanding anything to the contrary contained in Section 7.2(a), each of Houston and Everett shall effect the Reorganization and the Distribution prior to the Merger in accordance with, and subject to, the terms and conditions of this Agreement, the Separation and Distribution Agreement and the other Transaction Documents.

(c)                                  Houston shall consult with Chicago in developing the Separation Plan and shall take into account timely and reasonable comments received from Chicago with respect thereto.  The Parties acknowledge and agree that such Separation Plan shall be developed with a goal towards minimizing Tax and other costs of the Reorganization, while taking into account Chicago’s intended operation and integration of the Everett Business.

7.3                               Tax Matters

(a)                                 This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations and the Parties hereby adopt it as such.  From and after the date of this Agreement and until the Effective Time, each Party shall use its reasonable best efforts to ensure the Tax-Free Status of the External Transactions and shall not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Tax-Free Status of the External Transactions.  Following the Effective Time, none of Houston, Chicago or any of their Affiliates shall knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Tax-Free Status of the External Transactions.

(b)                                 Chicago and Houston shall cooperate and use their respective reasonable best efforts in order for:

(i)                                     Chicago to obtain the opinion of a Chicago Tax Co-Counsel, in form and substance reasonably acceptable to Chicago, dated as of the Closing Date, on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters and on the assumption that the conclusion in clause (ii)(A) of this Section 7.3(b) is correct, to the effect that, for U.S. federal income Tax purposes, (A) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and no income, gain or loss will be recognized by any of Chicago, Merger Sub, Everett or the holders of Everett Common Stock as a result of the Merger (except with respect to the receipt of cash in lieu of fractional shares of Chicago Common Stock); and (B) the Merger should not cause Section 355(e) of the Code to apply to the Chicago Distribution or otherwise affect the qualification of the Chicago Distribution as a tax-free distribution under Section 355 of the Code (such opinion of such Chicago Tax Co-Counsel, the “Chicago Tax Opinion”); and

(ii)                                  Houston to obtain the opinion of Houston Tax Counsel, in form and substance reasonably acceptable to Houston, dated as of the Closing Date, on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters, as to the Tax-Free Status of the External Transactions, including that, for U.S. federal income Tax purposes, (A) the Contribution, taken together with the Distribution, will qualify as a “reorganization” under Sections 368(a), 361 and 355 of the Code; (B) no income, gain or loss will be recognized by Houston, Everett or the holders of Houston Common Stock as a result of the Separation (except with respect to the receipt of cash in lieu of fractional shares of Everett Common Stock, if any), including in connection with the receipt of the Everett Debt by Houston pursuant to the Separation and Distribution Agreement and the exchange of the Everett Debt for outstanding debt of Houston (the “Debt Exchange”); and (B) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and no income, gain or loss will be recognized by Everett or the holders of Everett Common Stock as a result of the Merger (except with respect to the receipt of cash in lieu of fractional shares of Chicago Common Stock) (such opinion of Houston Tax Counsel, the “Houston Tax Opinion”).

(iii)                               As a condition precedent to the rendering of the Chicago Tax Opinion and the Houston Tax Opinion, Chicago, Houston and Everett, and others, if required, shall, as of the Closing Date, execute and deliver to Houston Tax Counsel and Chicago Tax Co-Counsel the Tax Representation Letters.  Chicago, Houston and Everett, and others, if required, shall, as of the date for filing the Chicago Registration Statement, execute and deliver to Houston Tax Counsel and Chicago Tax Co-Counsel the Tax Representation Letters, dated and executed as of the applicable filing date.

(c)                                  As of the date hereof, neither Houston nor Everett knows of any reason why Houston (i) would not be able to deliver the Tax Representation Letters at the applicable times set forth in Section 7.3(b) or (ii) would not be able to obtain the Houston Tax Opinion as contemplated by Section 8.2(d).

(d)                                 As of the date hereof, Chicago does not know of any reason why it (i) would not be able to deliver the Tax Representation Letters at the applicable times set forth in Section 7.3(b) or (ii) would not be able to obtain the Chicago Tax Opinion as contemplated by Section 8.3(e).

(e)                                  Houston (i) as of the date of this Agreement, does not know and has no reason to believe, that any Everett Common Stock to be exchanged for Chicago Common Stock may not be Qualified Everett Common Stock; (ii) will use its reasonable best efforts to prevent any Everett Common Stock to be exchanged for Chicago Common Stock from not being Qualified Everett Common Stock; and (iii) will promptly notify Chicago if, before the Effective Time, it knows or has reason to believe that any Everett Common Stock to be exchanged for Chicago Common Stock may not be Qualified Everett Common Stock.

7.4                               Preparation of the Registration Statements, Proxy Statement and Schedule TO; Chicago Shareholders Meeting

(a)                                 Registration Statements; Proxy Statement; Schedule TO.  As promptly as practicable after the delivery by Houston of the Audited Financial Statements, to the extent such filings are required by Law in connection with the transactions contemplated by this Agreement (i) Chicago, Houston and Everett shall jointly prepare and Chicago shall file with the SEC, the Proxy Statement to be sent to the shareholders of Chicago relating to the Chicago Shareholders Meeting and the Chicago Registration Statement, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Chicago Common Stock to be issued in the Merger; (ii) Chicago, Houston and Everett shall jointly prepare and Houston shall file with the SEC the Everett Registration Statement; and (iii) if the Distribution is effected in whole or in part as an exchange offer, Houston shall prepare and file with the SEC, when and as required, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act (collectively, the “Schedule TO”).

(b)                                 Each of Chicago, Houston and Everett shall use its reasonable best efforts to have the Chicago Registration Statement and the Everett Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and, prior to the effective date of the Chicago Registration Statement and the Everett Registration Statement, each of Chicago, Houston and Everett shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the issuance of Chicago Common Stock and the Distribution.  As promptly as practicable after the Everett Registration Statement shall have become effective, Houston shall cause the Distribution Documents to be mailed to Houston’s shareholders.  As promptly as practicable after the Chicago Registration Statement shall have become effective, Chicago shall cause the Proxy Statement to be mailed to its shareholders.  No filing of, or amendment or supplement to, the Chicago Registration Statement or the Proxy Statement will be made by Chicago without providing Everett with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Chicago).  No filing of, or amendment or supplement to, the Everett Registration Statement or the Schedule TO, if applicable, will be made by Houston or Everett without providing Chicago with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Houston).

(c)                                  If at any time prior to the Effective Time any information relating to Chicago, Houston or Everett, or any of their respective Affiliates, directors or officers, should be discovered by Chicago, Houston or Everett which should be set forth in an amendment or supplement to the Chicago Registration Statement, the Proxy Statement, the Everett Registration Statement or the Schedule TO, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Chicago.  Each party shall notify the other party promptly of the time when the Chicago Registration Statement or the Everett Registration Statement has become effective, and of the issuance of any stop order or suspension of the qualification of the shares of Chicago Common Stock issuable in connection with the Merger or shares of Everett Common Stock issuable in the Distribution for offering or sale in any jurisdiction.  In addition, each party agrees to provide the other party and their respective counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Chicago Registration Statement, the Proxy Statement, the Everett Registration Statement or the Schedule TO promptly after receipt of such comments, and any written or oral responses thereto.  Each party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each party shall give due consideration to the additions, deletions or changes suggested thereto by the other party and their respective counsel.

(d)                                 Chicago Shareholders Meeting.

(i)                                     Subject in all respects to Section 7.4(d)(iii), Chicago shall establish a record date for, and, as soon as practicable following the effectiveness of the Chicago Registration Statement, duly call and give notice of and convene and hold a meeting of its shareholders (the “Chicago Shareholders Meeting”) for the purpose of seeking the Chicago Shareholder Approval; provided, however, that Chicago may, after consultation with Houston, and, in the case of clause (C) below upon the reasonable request of Houston shall, postpone or adjourn the Chicago Shareholders Meeting (A) if a quorum has not been established; (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Chicago Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Chicago’s shareholders prior to the Chicago Shareholders Meeting; (C) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Chicago Shareholder Approval would not otherwise be obtained; or (D) if required by Law; provided, however, that the Chicago Shareholders Meeting shall not be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Chicago Shareholders Meeting unless requested by Houston, but in no event shall such meeting be postponed or adjourned for more than the earlier of fifteen (15) Business Days in the aggregate from the originally scheduled date of the Chicago Shareholders Meeting and the last eligible date prior to having to establish a new record date for such meeting.  In addition,

Chicago may postpone or adjourn the Chicago Shareholders Meeting with the prior written consent of Houston.  Chicago shall advise Houston on a daily basis during each of the last five (5) Business Days prior to the date of the Chicago Shareholders Meeting as to the aggregate tally of proxies received by Chicago with respect to the Chicago Shareholder Approval and at additional times upon the reasonable request of Houston.

(ii)                                  Chicago shall, through the Chicago Board, make the Chicago Recommendation and include such Chicago Recommendation in the Proxy Statement (subject to Section 7.10) and use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the approval of the Chicago Share Issuance, and (B) take all other action necessary or advisable to secure the Chicago Shareholder Approval.  Except as expressly permitted in Section 7.10(b), neither the Chicago Board nor any committee thereof shall (w) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Houston or Everett, the approval, determination of advisability, or recommendation by the Chicago Board of, the Chicago Share Issuance, (x) make, or permit any director or executive officer to make, any public statement in connection with the Chicago Shareholders Meeting by or on behalf of the Chicago Board or such committee that would reasonably be expected to have the same effect, (y) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal or (z) enter into or permit or authorize Chicago or any Affiliate of Chicago to enter into any Contract with respect to a Competing Proposal (the actions specified in the foregoing clauses (w), (x) and (y) being referred to as a “Chicago Adverse Recommendation Change” and (z) an “Adverse Acquisition Agreement”).

(iii)                               Notwithstanding any Chicago Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.  Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, the Chicago Share Issuance shall be submitted to the shareholders of Chicago for approval at the Chicago Shareholders Meeting whether or not (x) the Chicago Board shall have effected a Chicago Adverse Recommendation Change or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Chicago or any of its Representatives.

7.5                               Listing

As promptly as practicable following the date hereof, Chicago shall make application to the NYSE for the listing of the shares of Chicago Common Stock to be issued pursuant to the transactions contemplated by this Agreement and use all reasonable best efforts to cause such shares to be approved for listing on the NYSE, subject to official notice of issuance.

7.6                               Reasonable Best Efforts

(a)                                 Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as practicable all Consents set forth in Section 4.4 of the Everett Disclosure Schedule, Section 5.5 of the Everett Disclosure Schedule and Section 6.5 of the Chicago Disclosure Schedule that are required to be obtained or made at or prior to the Effective Time and all other material consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Approvals”), (ii) taking all reasonable steps as may be necessary to obtain all Approvals (including Chicago providing a guarantee of Everett’s obligations as reasonably necessary to obtain such Approvals), (iii) taking reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.6 in a manner so as to preserve the applicable privilege and (iv) take the actions set forth in Section 7.6(a) of the Everett Disclosure Schedule; provided, that, with respect to Approvals from third parties (other than Governmental Authorities) required under existing Contracts, such efforts shall not include any requirement or obligation of any Party to make any payment to any such third party or assume any Liability not otherwise required to be paid or assumed by the applicable party pursuant to the terms of an existing Contract or offer or grant any financial accommodation or other benefit to such third party not otherwise required to be made by the applicable party pursuant to the terms of an existing Contract.  Notwithstanding anything to the contrary in this Section 7.6, materials provided to the other party or its outside counsel may be redacted to remove references concerning valuation.  In furtherance and not in limitation of the foregoing, each Party agrees to make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within twenty (20) Business Days after the date hereof, (B) appropriate filings, if any are required, with foreign regulatory authorities in accordance with other applicable Competition Laws, with respect to the transactions contemplated hereby as promptly as practicable and (C) all other necessary filings with other Governmental Authorities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such applicable Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Approvals under such other applicable Laws or from such authorities as soon as practicable.  In connection with and without limiting the foregoing, each of Chicago and Merger Sub, on the one hand, and Houston and Everett, on the other hand, shall, in connection with the efforts referenced in this Section 7.6 to obtain all Approvals, use its reasonable best efforts to (x) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (y) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (and in each case, if any such communication is in writing, share a copy with the other party) and (z) permit the other party to review in advance any communication to be given by it to, and consult with each other in advance of any meeting or material telephone call with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(b)                                 Without limiting this Section 7.6, but subject to the next sentence of this Section 7.6(b), each Party will take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Everett (or the Everett Subsidiaries) or Chicago (or the Chicago Subsidiaries), as applicable, or otherwise taking or committing to take action that limits Everett’s or the Everett Subsidiaries’ or Chicago’s or the Chicago Subsidiaries’, as applicable, freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Everett (or the Everett Subsidiaries) or Chicago (or the Chicago Subsidiaries) in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the Closing; provided that, the effectiveness of any such sale, divestiture, license or disposition or action or commitment shall be contingent on consummation of the Merger.  Notwithstanding the foregoing, the obligations of this Section 7.6(b) (i) shall not apply to each of the Parties if compliance with this Section 7.6(b) would be materially adverse to the business, financial condition or results of operations of Chicago and the Chicago Subsidiaries (including, for purposes of this sentence, Everett and the Everett Subsidiaries, taken as a whole) and (ii) for the avoidance of doubt, shall not require Houston to agree to any sale, divestiture, licensing or disposition of any assets or businesses, or restriction or change in the ownership, conduct or operations of any assets or businesses, that are not included in the Everett Business.

7.7                               Financing

(a)                                 Chicago shall, and shall cause its Affiliates to, use reasonable best efforts to take (or cause to be taken) all actions necessary, proper or advisable to arrange as promptly as reasonably practicable and to consummate the Financing concurrent with or prior to the Closing on terms and conditions no less favorable in the aggregate than the terms and conditions described in the Everett Commitment Letter.  Chicago shall, and shall cause its Affiliates to, (i) use reasonable best efforts to comply with and maintain the Everett Commitment Letter and negotiate and execute definitive agreements with respect thereto, on the terms and conditions contained therein, which terms and conditions shall not expand upon the conditions to Closing or other contingencies to the funding on the closing date of the Financing as set forth in the Everett Commitment Letter (the “Financing Agreements”) and shall deliver to Houston a copy thereof as promptly as practicable (and no later than one (1) Business Day after such execution); (ii) satisfy on a timely basis all conditions in the Everett Commitment Letter and the Financing Agreements that are within its control; (iii) fully enforce its rights under the Everett Commitment Letter and the Financing Agreements, including, at the request of Houston, by commencing litigation proceedings against the Lenders; and (iv) use reasonable best efforts to draw upon and consummate the Financing at or prior to the Distribution.  In the event any funds in the amounts set forth in the Everett Commitment Letter or the Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the Everett Commitment Letter or the Financing Agreements, or it becomes reasonably likely that such funds may become unavailable on the terms and conditions set forth therein, Chicago shall, and shall cause its Affiliates to, use reasonable best efforts to arrange to obtain promptly any such portion from alternative sources, including, subject to Section 7.7(b), on terms that shall not expand the conditions or other contingencies to the funding, from those set forth in the Everett Commitment Letter, in an amount sufficient, when added to the portion of the Financing that is available, to refinance the Total Everett Debt (the “Alternative Financing”) and to obtain, and, when obtained, to provide promptly to Houston a copy of, a new financing commitment that provides for financing in an amount that is sufficient, when added to the portion of the Financing that is available, to refinance the Total Everett Debt (the “Alternative Everett Commitment Letter”).  For the avoidance of doubt, if the Financing or the Alternative Financing, as applicable, is available and all conditions to Closing set forth in Section 8 have been satisfied or waived or will be satisfied or waived at the Closing, Chicago shall take all actions necessary to allow Chicago to incur the indebtedness provided under the Financing or the Alternative Financing, as applicable.

(b)                                 To the extent applicable, Chicago shall take (or cause to be taken) all actions necessary, proper or advisable in order to arrange as promptly as reasonably practicable and to consummate the Alternative Financing concurrent with or prior to the Closing on the terms and conditions described in the Alternative Everett Commitment Letter, which actions shall include (i) using reasonable best efforts to comply with and maintain the Alternative Everett Commitment Letter and negotiate and execute definitive agreements with respect thereto on the terms and conditions contained therein, which terms and conditions shall not expand upon the conditions to Closing or other contingencies to the funding on the closing date of the Alternative Financing as set forth in the Alternative Everett Commitment Letter (the “Alternative Financing Agreements”) and shall deliver to Houston a copy of such definitive agreements as promptly as practicable (and no later than one (1) Business Day after such execution); (ii) satisfying on a timely basis all conditions in the Alternative Financing Agreements within its control; (iii) fully enforce its rights under the Alternative Everett Commitment Letter and the Alternative Financing Agreements including, at the request of Houston, by commencing litigation proceedings against the Lenders; and (iv) using reasonable best efforts to draw upon and consummate the Alternative Financing concurrent with or prior to the Closing.  Neither the Alternative Everett Commitment Letter nor the Alternative Financing Agreements shall (A) expand upon the conditions precedent or contingencies to the funding on the closing date of the Financing as set forth in the Everett Commitment Letter as in effect on the date of this Agreement or the Financing Agreements; or (B) prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  Chicago shall give Houston prompt written notice (v) of any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Everett Commitment Letter or the Financing Agreements and, if applicable, the Alternative Everett Commitment Letter or the Alternative Financing Agreements; (w) of any actual or threatened withdrawal, repudiation or termination of the Financing by any of the Lenders; (x) of any material dispute or disagreement between or among any of the parties to the Everett Commitment Letter or the Financing Agreements and, if applicable, the Alternative

Everett Commitment Letter or the Alternative Financing Agreements; (y) of any amendment or modification of, or waiver under, the Everett Commitment Letter or the Financing Agreements and, if applicable, the Alternative Everett Commitment Letter or the Alternative Financing Agreements or any related fee letters; or (z) if for any reason Chicago believes in good faith that it will not be able to timely obtain all or any portion of the Financing on the terms and in the manner or from the sources contemplated by the Everett Commitment Letter or the Financing Agreements and, if applicable, the Alternative Everett Commitment Letter or the Alternative Financing Agreements.  Chicago shall keep Houston informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Financing and, if applicable, the Alternative Financing, including by providing copies of then-current drafts of the Financing Agreements as reasonably requested from time to time and providing copies of all definitive agreements.  Chicago shall not, without the prior written consent of Houston, amend, modify, supplement, restate, substitute, replace, terminate, assign or agree to any waiver under the Everett Commitment Letter, any Alternative Everett Commitment Letter, any Financing Agreement or any Alternative Financing Agreement in a manner that expands on the conditions precedent or contingencies to the funding on the closing date of the Financing or, if applicable, the Alternative Financing, as set forth in such agreements or that could otherwise prevent, impair or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, that additional lenders and financing sources may be added to the Everett Commitment Letter or any Alternative Everett Commitment Letter after the date hereof or thereof with a concomitant reduction in the commitment of the lenders party thereto on the date hereof or thereof.

(c)                                  Prior to the Closing, Houston shall use reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives (and use reasonable best efforts to cause external auditors) to provide, at the sole expense of Chicago, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Chicago and that is customary in connection with efforts to obtain financing of the type of the Financing or, if applicable, the Alternative Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Everett Business), including (i) participation in meetings, drafting sessions, rating agency and roadshow presentations and due diligence sessions; (ii) furnishing Chicago and its financing sources with (A) pertinent information regarding the Everett Business as is customary in connection with the Financing or, if applicable, the Alternative Financing and (B) with respect to the Everett Business, the following financial statements and other information: (w) financial statements, MD&A, business and other financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act, and customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents, to consummate a Rule 144A offering of debt securities; (x) financial information of the Everett Business, based on the fiscal years ended October 31, 2015 and October 31, 2016, necessary for Chicago to prepare an unaudited condensed combined pro forma balance sheet and related unaudited condensed combined pro forma statement of income for the 12-month period ending October 31, 2016 and the nine-month period ending July 31, 2016 and for such other periods as is required by Article 11 of Regulation S-X under the Securities Act, prepared after giving effect to the transactions contemplated by this Agreement, the Separation and Distribution Agreement and the Financing Agreements to be consummated on the Closing Date as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), which need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)); (y) unaudited pre-tax consolidated balance sheets and related combined unaudited pre-tax statements of income, stockholders’ equity and cash flows of the Everett Business for each fiscal quarter ended between October 31, 2015 and October 31, 2016; if the Effective Time shall not have occurred prior to the time that audited financial statements of the Everett Business are required to be filed with the SEC, audited financial statements of the Everett Business for the fiscal year ended October 31, 2016 prepared in accordance with the Audited Financial Statements and (z) a reconciliation of the combined EBITDA of the Everett Business for fiscal year 2015 with the audited combined income statement of the Everett Business for such period (collectively, the “Required Financial Statements”) and such other financial information as may be reasonably requested by Chicago in order to consummate the Financing or, if applicable, the Alternative Financing; (iii) assisting Chicago and its financing sources in the preparation of (A) a customary offering document (including a private placement memorandum, prospectus, offering memorandum or any similar document) for any of the Financing or, if applicable, the Alternative Financing; and (B) materials for rating agency presentations, bank information memoranda and bank syndication materials and similar documents required in connection with the Financing or, if applicable, the Alternative Financing; (iv) taking customary corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Chicago that are necessary to permit the consummation of the Financing or, if applicable, the Alternative Financing; (v) providing customary authorization and management representation letters representing (without knowledge or any similar qualifier) that the information provided by Houston for inclusion in any confidential information memorandum or lender presentation does not include material non-public information about Houston and its Subsidiaries, and designating the information provided by Houston for presentation to the Lenders as suitable to be made available to lenders who do not wish to receive material non-public information; (vi) using reasonable best efforts to assist the Lenders in obtaining customary and reasonably requested auditor comfort letters and legal opinions from counsel; (vii) [reserved]; (viii) providing such customary assistance with the preparation of any credit or loan agreements and other definitive financing documents as may be reasonably requested; and (ix) providing at least five (5) Business Days prior to the Closing all documentation and other information about the Everett Business required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested at least ten (10) Business Days prior to the anticipated Closing; provided, that the actions contemplated in the foregoing clauses (i) — (ix) do not: (I) unreasonably interfere with the ongoing operations of the Everett Business; (II) cause any representation or warranty or covenant contained in this Agreement to be breached; (III) cause any condition to the Closing set forth in Section 8 to fail to be satisfied or otherwise cause any breach of this Agreement; (IV) require Houston or any of its Subsidiaries to pay any out-of-pocket fees or expenses prior to the Closing that are not promptly reimbursed by Chicago as set forth in Section 7.7(d); (V) involve the entry into any Financing Agreement, or any other binding commitment by Houston or any of its Subsidiaries (other than, in the case of Everett, the execution of customary underwriting or purchase agreements in connection with any bond financing to be entered into in connection with the Distribution or the Merger), the effectiveness of which agreement or commitment of Houston or any of its Subsidiaries is not conditioned on the Closing and does not terminate without Liability to Houston or any of its Subsidiaries upon the termination of this Agreement; (VI) require Houston or any of its Subsidiaries or any of its Representatives to provide (or to have provided on its behalf) any certificates or opinions (other than, in the case of Everett, certificates or opinions delivered on the Distribution Date); or (VII) cause any director, officer or employee of Houston or any of its Subsidiaries to incur any personal liability.  Chicago acknowledges and agrees that (1) Houston and its Representatives shall not be required to pay any commitment, engagement, arrangement or other similar fee or incur any other Liability in connection with the Financing, or, if applicable, the Alternative Financing; and (2) the effectiveness of any documentation executed by Houston or any of its Subsidiaries shall be subject to the consummation of the Closing.  Notwithstanding anything to the contrary contained herein, Houston shall not be required to deliver any financial statements or other financial information except as contemplated by clause (ii)(B) above or Section 7.18.

(d)                                 Chicago shall, and shall cause its Affiliates to, (i) promptly upon request by Houston, reimburse Houston for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by Houston in connection with cooperation provided for in Section 7.7(c) (such reimbursement to be made promptly and in any event within three (3) Business Days of delivery of reasonably acceptable documentation evidencing such expenses); and (ii) indemnify and hold harmless Houston and its Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing or, if applicable, the Alternative Financing, and any information utilized in connection therewith (other than information provided by Houston).  All non-public or otherwise confidential information regarding the Everett Business obtained by Chicago or its Representatives pursuant to this Section 7.7 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(e)                                  Chicago and Everett shall reasonably cooperate with Houston in connection with the preparation of all documents and the making of all filings required in connection with the Exchange Offer, including by taking all such other actions as are required of Houston pursuant to Section 7.7(c), which shall, together with Section 7.7(d), apply mutatis mutandis with respect to the cooperation by Chicago and Everett in connection with the Exchange Offer by Houston.

7.8                               Access to Information

Houston shall, and shall cause the Everett Entities, on the one hand, and Chicago shall, and shall cause the Chicago Subsidiaries, on the other hand, afford to the other party and to its respective Representatives, reasonable access, during normal business hours, during the Interim Period, in such manner as to not interfere with Chicago’s and its Subsidiaries’ or the Everett Entities’ (as applicable) normal operation, the properties, books and records, Contracts and appropriate senior-level officers and employees of Chicago and the Chicago Subsidiaries or the Everett Entities (as applicable), and shall furnish such party and its respective Representatives with financial and operating data of Chicago and the Chicago Subsidiaries or the Everett Entities (as applicable) and other information concerning the affairs of Chicago and the Chicago Subsidiaries or the Everett Entities (as applicable), in each case, as such party and its Representatives may reasonably request solely for the purposes of preparing for the operation of Chicago and the Surviving Corporation post-Closing and the planned divestiture of any portion of the business of Chicago and the Surviving Corporation post-Closing; provided that (a) such investigation shall only be upon reasonable notice and at the sole cost and expense of the investigating party; (b) no Party nor its Representatives shall be permitted to perform any environmental sampling, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; and (c) that nothing in this Agreement shall require any Party to permit any inspection or disclose any information to any other Party that (i) would unreasonably interfere with the conduct of such Party’s business or result in damage to property (other than immaterial damage), except with such other Party’s written consent (which may be withheld or denied at its sole discretion), (ii) would cause a violation of any Law or any confidentiality obligations and similar restrictions that may be applicable to such information or (iii) would cause a risk of a loss of attorney-client privilege or other disclosure privilege to the first Person (provided that the Person that would otherwise be required to disclose information to the other shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege or violation of agreement or Law).  The parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its Representatives thereunder and hereunder and that nothing in this Section 7.8 shall require Houston to provide access to any of its businesses or any information other than with respect to the Everett Business.  The Confidentiality Agreement shall survive any termination of this Agreement.  All requests for such access to any Party shall be made to such Party or its designated Representative.  Everett will make available to Chicago prior to the Closing true and complete copies of the Organizational Documents of the Everett Subsidiaries.

7.9          D&O Indemnification and Insurance

(a)           From and after the Effective Time, Chicago agrees that it shall indemnify and hold harmless each present and former director, officer and employee of any Everett Entity against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Houston or any of its Subsidiaries (including the Everett Entities), as the case may be, would have been permitted under the Organizational Documents of Everett in effect on the date hereof to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such Organizational Documents).  Without limiting the foregoing, Chicago shall cause the Everett Entities (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Everett Entities’ respective former and current officers, directors, employees and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of Houston or any of its Subsidiaries (including the Everett Entities), as applicable, in each case, as of the date hereof and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)           Chicago shall procure (i) a prepaid, non-cancelable six (6)-year “tail” policy commencing on the Closing Date containing terms not less favorable than the terms of directors’ and officers’ liability insurance covering those Persons who are currently covered by the directors’ and officers’ liability insurance policies of Houston or any of its Subsidiaries (including the Everett Entities) with respect to matters existing or occurring at or prior to the

Effective Time or (ii) an endorsement under Chicago’s existing directors’ and officers’ liability insurance policy to provide such coverage.  If any claim is asserted or made within such six (6)-year period, then any insurance required to be maintained under this Section 7.9 shall be continued in respect of such claim until the final disposition thereof.

(c)           Notwithstanding anything contained in this Agreement to the contrary, this Section 7.9 shall survive the consummation of the transactions contemplated hereby and shall be binding, jointly and severally, on all successors and assigns of Chicago and Everett and are intended to be for the benefit of, and will be enforceable by, each present and former director, officer and employee of any Everett Entity and his or her heirs and representatives.  In the event that Chicago or Everett or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Chicago or Everett, as the case may be, shall succeed to the obligations set forth in this Section 7.9.

7.10        No Solicitation

(a)           Chicago shall immediately cease, and shall cause its Subsidiaries and Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to a Competing Proposal, or any proposal that could reasonably be expected to lead to a Competing Proposal, and shall request to have returned promptly any confidential information that has been provided in any such discussions or negotiations.  From the date hereof until the earlier of the Effective Time or the date of termination of this Agreement in accordance with Section 9, Chicago shall not, and shall cause its respective Subsidiaries and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated) any Competing Proposal or any proposal which would reasonably be expected to lead to a Competing Proposal, or (ii) engage in any discussions or negotiations regarding any Competing Proposal; provided, however, that (x) Chicago may ascertain facts from the Person making an unsolicited Competing Proposal for the sole purpose of the Chicago Board informing itself about the terms of such Competing Proposal and the Person that made it and (y) if, prior to obtaining the Chicago Shareholder Approval and following the receipt of a bona fide written Competing Proposal made after the date hereof that the Chicago Board determines in good faith (after receiving advice of its financial advisor and of its outside legal counsel) is or could reasonably be expected to lead to a Superior Proposal and that was not, directly or indirectly, solicited, initiated or encouraged in violation of this Section 7.10, the Chicago Board determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with its fiduciary duties under applicable Law, Chicago may, in response to such Competing Proposal and subject to compliance with Section 7.10(c), (A) furnish information with respect to Chicago to the Person making such Competing Proposal pursuant to an Acceptable Confidentiality Agreement and (B) engage in discussions or negotiations with such Person regarding such Competing Proposal; provided, that Chicago may only take the actions described in the foregoing clauses (A) and (B) if it has provided Houston and Everett with notice of its intent to take such action at least one (1) Business Day prior to taking the first of any such actions.  Except as expressly permitted by this

Section 7.10, Chicago shall not, and shall cause its respective Subsidiaries and Representatives not to, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9, directly or indirectly (1) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal; (2) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a Competing Proposal; (3) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill or similar agreement entered into by the applicable party in respect of or in contemplation of a Competing Proposal (other than to the extent (I) the Chicago Board determines in good faith after consultation with its outside legal counsel, that failure to take any of such actions under clause (3) would be inconsistent with its fiduciary duties under applicable Law and (II) Chicago releases Houston of any comparable standstill or similar obligations under the Confidentiality Agreement); or (4) propose to do any of the foregoing.

(b)           In addition to the provisions of Section 7.10(a), prior to receipt of the Chicago Shareholder Approval, the Chicago Board may (I) in response to any bona fide written Competing Proposal that was not, directly or indirectly, solicited, initiated or encouraged in violation of this Section 7.10, effect a Chicago Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(i) solely in order to concurrently enter into an Adverse Acquisition Agreement, or both, or (II) in response to an Intervening Event, effect a Chicago Adverse Recommendation Change, in the case of each of clauses (I) and (II), if and only if (i) (A) in the case of a Competing Proposal, the Chicago Board concludes in good faith, after consultation with Chicago’s outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal or (B) in the case of an Intervening Event, if the Chicago Board (x) determines in good faith that an Intervening Event has occurred and is continuing and (y) concludes in good faith, after consultation with Chicago’s outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; (ii) the Chicago Board provides Houston and Everett four (4) Business Days prior written notice of its intention to take such action (an “Alternative Notice”), which notice shall include the information with respect to such Competing Proposal that is specified in Section 7.10(c) as well as a copy of such Competing Proposal, or the facts and circumstances relating to any such Intervening Event, as applicable (it being agreed that neither the delivery of such notice by Chicago nor any public announcement thereof that Chicago determines it is required to make under applicable Law shall constitute a Chicago Adverse Recommendation Change unless and until Chicago shall have failed at or prior to the end of the period referred to in clause (iii) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute a Chicago Adverse Recommendation Change) to publicly announce that it (A) is recommending the Chicago Share Issuance and the transactions contemplated by this Agreement and (B) in the case of a Competing Proposal, has determined that such Competing Proposal (taking into account (x) any modifications or adjustments made to the transactions contemplated by this Agreement agreed to by the other party in writing and (y) any modifications or adjustments made to such other Competing Proposal) is not a Superior Proposal and has publicly rejected such Competing Proposal); (iii) during the four (4) Business Days following such written notice (the “Negotiation Period”), if requested by Houston or Everett, the Chicago Board and its Representatives have negotiated in good faith with Houston and Everett regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Houston or Everett in response to such Competing Proposal or Intervening Event; and (iv) at the end of the four (4) Business Day period described in the foregoing clause (iii), the Chicago Board concludes in good faith, after consultation with Chicago’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement to which Houston and Everett have agreed in writing), that any Competing Proposal continues to be a Superior Proposal and, after consultation with Chicago’s outside legal counsel, that the failure to make a Chicago Adverse Recommendation Change with respect to such Competing Proposal or Intervening Event or to terminate this Agreement in order to concurrently enter into an Adverse Acquisition Agreement would be inconsistent with the exercise by the Chicago Board of its fiduciary duties under applicable Law.  Any material amendment or modification to any Competing Proposal or to the facts and circumstances relating to any Intervening Event shall require a new Alternative Notice and a new Negotiation Period commencing from the date of receipt of such new Alternative Notice; provided, that with respect to each subsequent written notice related to a material amendment or modification, references to the four (4) Business Day period above shall be deemed to be references to two (2) Business Days.

(c)           In addition to the obligations set forth in Section 7.10(a) and Section 7.10(b), Chicago shall promptly, and in any event no later than twenty-four (24) hours, after it receives (i) any Competing Proposal or written indication by any Person that it is considering making a Competing Proposal, (ii) any request for non-public information relating to Chicago or its Subsidiaries other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Competing Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, notify Houston in writing of any of the foregoing occurrences, the identity of the Person making such request, inquiry or Competing Proposal and a copy of such request, inquiry or Competing Proposal (or where no such copy is available, a reasonably detailed description of such request, inquiry or Competing Proposal), including any modifications thereto.  Chicago shall keep Houston and Everett reasonably informed on a current basis (and in any event no later than twenty-four (24) hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any request, inquiry or Competing Proposal (including the terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, material correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Chicago agrees that, subject to applicable restrictions under applicable Law, it shall, prior to or substantially concurrent with the time it is provided to any third parties, provide to Houston and Everett any non-public information concerning Chicago or its Subsidiaries that Chicago provided to any third party in connection with any Competing Proposal which was not previously provided to Houston and Everett.

(d)           Nothing contained in this Agreement shall prohibit the Chicago Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, and such disclosure shall not be deemed to be a Chicago Adverse Recommendation Change so long as any such disclosure (i) includes the

Chicago Recommendation, without any alteration, modification or qualification thereof and (ii) does not effect a Chicago Adverse Recommendation Change.

(e)           Any failure of Chicago’s Subsidiaries or their Representatives to comply with this Section 7.10 (as if such Subsidiaries or Representatives were directly subject to this Section 7.10) shall be deemed a breach of this Section 7.10 by Chicago.

(f)            For purposes of this Agreement:

(i)            “Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any proposal or offer from a third party relating to (A) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving Chicago; (B) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of twenty percent (20%) or more of the consolidated assets of Chicago and the Chicago Subsidiaries, as determined on a book-value or fair-market-value basis; (C) the purchase or acquisition after the date hereof, in any manner, directly or indirectly, by any Person of twenty percent (20%) or more of the issued and outstanding shares of the Chicago Common Stock or any other Interests in Chicago; (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the shares of Chicago Common Stock or any other Interests of Chicago or any of its Subsidiaries; or (E) any combination of the foregoing.

(ii)           “Superior Proposal” means a bona fide written Competing Proposal (except the references therein to “20%” shall be replaced by “50%”) made by a third party which was not solicited by Chicago or any of its Representatives in violation of Section 7.10(a) and which, in the good faith judgment of the Chicago Board after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, (A) if accepted, is reasonably likely to be consummated on a timely basis and (B) if consummated, would result in a transaction that is more favorable to Chicago’s shareholders from a financial point of view, than the Merger and the other transactions contemplated hereby, and after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by Houston (including pursuant to Section 7.10(b)).

7.11        Public Announcements

The Parties agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior consent of the other Parties, except that (a) any Party may make announcements from time to time in one or more filings of a current report filed with the SEC on Form 8-K that announces the execution and delivery of this Agreement or as may be required by applicable Law or any securities exchange on which the securities of any Party is listed (and the Parties shall provide the other with reasonable opportunity to review and comment on such filings prior to making such filings), and (b) each Party may make announcements from time to time to their respective employees, customers, owners, suppliers and other business relations and otherwise as such Party may reasonably determine is necessary to comply with the requirements of any agreement to which such Party is a party.  Notwithstanding the foregoing, the Parties shall cooperate to prepare press releases to be issued on or promptly (and in any event within two (2) Business Days) after the date hereof and press releases to be issued on the Closing Date.  The Parties agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with financial reporting obligations; provided, that the Parties may disclose such terms to their respective Representatives, in each case, as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by Contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as each Party shall be responsible to the other Parties for breach of this Section 7.11 or such confidentiality obligations by the recipients of its disclosure).

7.12        Defense of Litigation

Chicago shall keep Houston apprised in the defense of any Action brought by shareholders of Chicago or in the name of Chicago against Chicago and/or its directors relating to the transactions contemplated by this Agreement, including the Merger; provided, that prior to the Effective Time, Chicago shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement or consent to the same, without the prior written consent of Houston (not to be unreasonably withheld, conditioned or delayed) to the extent (a) such Action includes Houston or any of its Subsidiaries, directors or officers as named defendants or (b) such compromise, settlement or arrangement would reasonably be expected to have a material adverse effect on the ability of the Parties to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby in a timely manner.

7.13        Section 16 Matters

Prior to the Effective Time, Chicago and Everett shall take all such steps as may be required to cause any dispositions of Everett Common Stock (including derivative securities with respect to Everett Common Stock) or acquisitions of Chicago Common Stock (including derivative securities with respect to Chicago Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Chicago or Everett to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

7.14        Control of Other Party’s Business

Nothing contained in this Agreement shall give Houston or Everett, directly or indirectly, the right to control or direct Chicago’s operations prior to the Effective Time.  Nothing contained in this Agreement shall give Chicago, directly or indirectly, the right to control or direct the operations of the Everett Business prior to the Effective Time.  Prior to the Effective Time, each of Houston, Everett and Chicago shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

7.15        Everett Share Issuance

Prior to the Effective Time, Everett will take all actions necessary to authorize the issuance of a number of shares of Everett Common Stock such that the total number of shares of Everett Common Stock outstanding immediately prior to the Effective Time will equal the number of shares of Houston Common Stock entitled to receive the Distribution outstanding immediately prior to the Effective Time in accordance with the terms of the Separation and Distribution Agreement.  Each of Houston and Everett shall effect such amendments, filings or other actions with respect to its respective Organizational Documents as are necessary to effect the Distribution in accordance with the terms of this Agreement.

7.16        Exchange Offer

Prior to consummation of, and as a condition to the closing of, the Exchange Offer, Houston shall provide Chicago with evidence reasonably satisfactory to Chicago that the condition described in Section 7.16 of the Chicago Disclosure Schedule has been satisfied.  If Houston consummates the Exchange Offer and Houston’s shareholders subscribe for less than all of the Everett Common Stock in the Exchange Offer, Houston shall distribute, pro rata to its shareholders, any unsubscribed Everett Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Houston will be treated for U.S. federal income Tax purposes as having distributed all of the Everett Common Stock to its shareholders.

7.17        Takeover Statutes

If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, Chicago and Merger Sub and their respective boards of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

7.18        Financials

(a)           No later than the date that is one hundred sixty (160) days after the date of this Agreement, Houston will provide Chicago with the audited combined financial statements of the Everett Business, including the combined balance sheets of the Everett Business as of October 31, 2014 and October 31, 2015, and the combined statements of income, equity and cash flows of the Everett Business for the fiscal years ended October 31, 2013, October 31, 2014 and October 31, 2015 (collectively, the “Audited Financial Statements”).

(b)           Following the delivery of the Audited Financial Statements, Houston will prepare and furnish to Chicago, as promptly as practicable after the end of the applicable fiscal period, copies of the combined financial statements of the Everett Business as of and for any subsequent fiscal periods for which financial statements are required to be included in the documents referred to in Section 7.4 prepared in accordance with GAAP consistently applied, subject in the case of unaudited financial statements to normal year-end adjustments and the absence of footnotes; provided, however, that, notwithstanding anything to the contrary in this Agreement, the parties agree that the audited combined balance sheet of the Everett Business as of October 31, 2016, and the combined statements of income, equity and cash flows of the Everett Business for the fiscal year ended October 31, 2016, will be delivered to Houston no later than February 17, 2017 (and failure to deliver such financial statements prior thereto shall not be deemed a breach of any provision of this agreement).

(c)           Houston will prepare and furnish to Chicago, within sixty (60) days after the end of each fiscal quarter the unaudited pre-tax income statement for the Everett Business for such quarter and the unaudited pre-tax balance sheet as of the end of such quarter, in each case prepared in accordance with the Everett Financial Statements.

7.19        Agreement With Respect to Release of Support Obligations

(a)           Chicago shall use commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Houston, on or prior to the Effective Time (and, to the extent any Support Obligation remains outstanding after the Effective Time, for up to twelve (12) months after the Effective Time), valid and binding written unconditional releases of Houston and its Affiliates (other than the Everett Entities), as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Support Obligation in effect immediately prior to the Effective Time, which shall be effective as of the Effective Time, including by providing, as reasonably determined by Chicago, substitute guarantees, furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request.  During the Interim Period, Chicago shall coordinate with Houston with respect to its initial contact with such beneficiaries, afford Houston a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep Houston reasonably informed of any discussions with such beneficiaries in which Houston does not participate.

(b)           Without limiting Chicago’s obligations under Section 7.19(a), if any Support Obligation has not been released as of the Effective Time, then, from and after the Effective Time, (i) Chicago shall indemnify and hold harmless Houston and its applicable Affiliates for any Liabilities arising from or relating to such Support Obligation, including any fees in connection with the issuance and maintenance of any letters of credit, and (ii) Chicago shall not permit any of the Everett Entities to (A) renew or extend the term of, (B) increase its obligations under, (C) transfer to another third party or (D) amend in any manner, except as contemplated pursuant to clause (i) above or otherwise required by this Agreement, any loan, Contract or other obligation for which Houston or any of its applicable Affiliates is or would reasonably be expected to be liable under such Support Obligation.  To the extent that Houston or any of its applicable Affiliates has performance obligations under any Support Obligation after the Effective Time, from and after the Effective Time, Chicago shall (x) perform (or cause the Everett Entities to perform) such obligations on behalf of Houston and such Affiliates or (y) otherwise take such action as reasonably requested by Houston and such Affiliates so as to put Houston and such Affiliates in the same position as if Chicago, and not Houston, had performed or were performing such obligations.

(c)           At or prior to the Closing, Everett shall unconditionally guarantee the full and punctual payment of principal of, premium, if any and interest on the EDS Debt when due (subject to any applicable grace period), whether at maturity, by acceleration, by redemption or otherwise. Everett promptly shall reimburse Houston, or cause Houston to be reimbursed, in full for all amounts paid by Houston at any time after the Closing (A) under the EDS Debt pursuant to Houston’s guarantee thereof or (B) pursuant to the Guarantee Fee and Reimbursement Agreement, dated as of November 1, 2015, by HP Enterprise Services, LLC and Houston in favor of Hewlett-Packard Company (the “Guarantee Fee and Reimbursement Agreement”).  Commencing upon the Closing, Houston shall assume Everett’s obligation to pay to Hewlett-Packard Company the guarantee fee and default interest (if applicable) pursuant to Section 1.01 of the Guarantee Fee and Reimbursement Agreement.

(d)           Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, (i) Houston may, in its sole discretion, take any action to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Support Obligations and (ii) neither Houston nor any of its applicable Affiliates will have any obligation to renew any guarantees, letters of credit, comfort letters, bonds, sureties and other credit support or assurances issued on behalf of any of the Everett Entities or the Everett Business after the expiration thereof.

7.20        Transaction Documents

Chicago shall, or shall cause its applicable Subsidiaries to, execute and deliver to Houston at or prior to the Closing each of the Transaction Documents to which it is or will be a party at the Effective Time.  Houston shall, or shall cause its applicable Subsidiaries to, execute and deliver to Chicago at or prior to the Closing each of the Transaction Documents to which it is or will be a party at the Effective Time.

7.21        Houston Tax Opinion

Houston shall promptly inform Chicago if at any time at or prior to the Closing the Houston Tax Opinion is rendered and delivered to Houston.

7.22        Employee Non-Solicitation

(a)           Houston agrees that, from and after the date hereof until the date that is twelve (12) months after the Closing Date, it shall not, and shall cause its Subsidiaries not to, without the prior written consent of Chicago, directly or indirectly, solicit or offer to hire or hire any employees of Chicago (which following the Closing Date shall include the Everett Employees), or otherwise cause or seek to cause any employees of Chicago (which following the Closing Date shall include the Everett Employees) to leave the employ of a Chicago or any of its Affiliates, or enter into a consulting agreement with any employee of Chicago (which following the Closing Date shall include the Everett Employees); provided, however, that (a) the placement of any general mass solicitation or advertising that is not targeted at Chicago employees shall not be considered a violation of the non-solicitation restriction of this Section 7.22;  (b) this Section 7.22 shall not preclude Houston or its Subsidiaries from soliciting, offering to hire, hiring, or entering into a consulting agreement with, any employee of Chicago whose employment with

Chicago or any of its Affiliates has been terminated by Chicago or any of its Affiliates; and (c) for the avoidance of doubt, this paragraph shall not restrict activities between Houston and its employees (including employees of the Everett Business) prior to the Closing Date.

(b)           Chicago agrees that, from and after the date hereof until the date that is twelve (12) months after the Closing Date, it shall not, and shall cause its Subsidiaries (including the Everett Entities) not to, without the prior written consent of Houston, directly or indirectly, solicit or offer to hire or hire any Houston employees, or otherwise cause or seek to cause any Houston employee to leave the employ of Houston or any of its Affiliates, or enter into a consulting agreement with any Houston employee; provided, however, that (a) the placement of any general mass solicitation or advertising that is not targeted at Houston employees shall not be considered a violation of the non-solicitation restriction of this Section 7.22; and (b) this Section 7.22 shall not preclude Chicago or its Subsidiaries from soliciting, offering to hire, hiring, or entering into a consulting agreement with, any Houston employee whose employment with Houston or any of its Affiliates has been terminated by Houston or any of its Affiliates.

7.23        Debt Exchange

(a)           Houston shall use its reasonable best efforts to (i) prior to the Distribution, cause Everett to distribute to Houston securities representing indebtedness of Everett in an aggregate principal amount equal to the Above-Basis Amount and containing terms consistent with those described in paragraph (b) below (the “Everett Debt”), and (ii) cause the Debt Exchange prior to the Distribution in a process to be jointly managed by Houston and Chicago in good faith; provided, that Houston shall have the right to make the final determination, after good faith consultation with Chicago, on any matters with respect thereto as to which the parties disagree (including the determination of whether to effect the Debt Exchange by means of a direct or intermediated exchange).  In connection with the Debt Exchange (i) Chicago and Houston shall jointly manage the negotiations in connection with the issuance of the Everett Debt and the selection of investment banking advisors with respect thereto; and (ii) the financial, legal, accounting and other advisors for Houston, Chicago and Everett shall be directed to take, or cause to be taken, all actions, and do, or cause to be done, all other things necessary to facilitate the Debt Exchange as reasonably directed by Houston and Chicago in good faith; provided that with respect to both clause (i) and (ii) Houston shall have the right to make the final determination after good faith consultation with Chicago on any matters with respect  thereto as to which the parties disagree. Chicago and Houston will each be permitted to participate in any material discussions with the investment banks, managers or other third parties relating to the terms and conditions of the Everett Debt and to review and comment on drafts of proposed indentures, specimen security certificates, purchase agreements and other similar agreements governing the Everett Debt. Each party hereto shall cooperate in connection with the preparation of all documents and the making of all filings required in connection with the issuance of the Everett Debt and the consummation of the Debt Exchange. Houston and Chicago shall coordinate their activities with respect to the Debt Exchange and the other components of the Financing or the Alternative Financing, as applicable, with the intent of optimizing the marketing and execution thereof.

(b)           The Everett Debt shall (1) have a minimum term of seven years from issuance, (2) be subject to covenants that are consistent with market practice for issuers with the investment rating assigned to Everett upon consummation of the Merger and, to the extent commercially practicable, that conform to the covenants in comparable debt instruments issued by Chicago and (3) include  terms that are designed to cause the security to be considered pari passu with Chicago Debt upon issuance and to result in the security trading at or near par upon issuance; provided, however, that if the Debt Exchange is unable to be consummated via the issuance of Everett Debt within the foregoing parameters, the parties agree that Houston may complete the issuance of the Everett Debt outside such parameters to the extent necessary to consummate the Debt Exchange prior to the Distribution, as determined by Houston in good faith, after reasonable consultation with Chicago.

(c)           If the Debt Exchange is effected by means of an intermediated exchange, (i) Houston shall be responsible for any tender or consent fees required to buy back the related Houston indebtedness, and (ii) Chicago shall be responsible for the payments of any underwriting fees and other costs to issue the Everett Debt.  If the Exchange Offer is effected by means of a direct exchange, (i) Houston shall be responsible for payments of any tender or consent fees required to buy back the Houston indebtedness, and (ii) Chicago shall be responsible for all placement agent fees and other costs of issuance.

(d)           Chicago and Houston will jointly manage the negotiations in connection with the issuance of the Total Everett Debt and the selection of investment banking advisors with respect to the Debt Exchange, except that the selection of active lead dealer manager(s) for a direct exchange, purchaser(s) of Houston bonds for the tender offer portion of an intermediated exchange and active lead bookrunners for the bond issuance portion of an intermediated exchange  shall be jointly determined by Houston and Chicago, but in the event the parties cannot agree, then by Houston after good faith consultation with Chicago.  Such active lead dealer manager(s), purchaser(s) or active lead bookrunner(s) shall be selected among the original joint-lead arrangers of the Chicago financing commitment, each a “Lead Dealer Manager” title in the Debt Exchange, with up to three (3) additional “Lead Dealer Manager” titleage positions reserved for post-announcement joint-lead arrangers in the syndication sell-down of Chicago financing commitments and the syndication of the incremental revolving credit facility and delayed draw term loans contemplated for the transaction.

7.24        Non-Competition

Chicago hereby acknowledges and agrees that the Everett Entities shall remain subject to the restrictions set forth in Section 7.7 of the Hewlett-Packard SDA and that such restrictions continue to apply to the Everett Entities following the consummation of the transactions contemplated hereby to the same extent as such restrictions apply as of the date hereof.

7.25        IT Support

Between June 30 and August 31, 2016, Houston and Chicago shall work together in good faith using commercially reasonable efforts and an open books approach, to the extent permitted by Law, to agree upon the material financial terms and conditions (including with respect to pricing, pricing methodology, savings, service level and productivity commitments) of a managed services information technology transaction pursuant to which Chicago will provide services to Houston over a five year term.  Notwithstanding the foregoing, at any time after the date hereof, at the request of Houston, Chicago will agree to provide required IT outsourcing services to Houston on a mutually agreed upon, fully transparent cost plus basis for a mutually agreed period of time.

8.
CONDITIONS TO THE MERGER

8.1          Conditions to the Obligations of Everett, Houston, Chicago and Merger Sub to Effect the Merger

The respective obligations of each party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by Houston and Chicago) at or prior to the Effective Time of the following conditions:

(a)           any applicable waiting period under the HSR Act shall have expired or been terminated, and any applicable consents, authorizations, orders, or approvals required under other Competition Laws that that are listed on Section 8.1(a) of the Everett Disclosure Schedule and Section 8.1(d) of the Chicago Disclosure Schedule shall have been obtained;

(b)           the Reorganization and the Distribution shall have been consummated in all material respects in accordance with the Separation and Distribution Agreement;

(c)           the Chicago Registration Statement and the Everett Registration Statement, to the extent required by Law, shall have become effective in accordance with the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and the shares of Chicago Common Stock required to be reserved for issuance pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(d)           the Chicago Shareholder Approval shall have been obtained, in accordance with applicable Law and the rules and regulations of the NYSE; and

(e)           no court of competent jurisdiction or other Governmental Authority shall have enacted any Law, or taken any other action, that is still in effect restraining, enjoining or prohibiting the Reorganization, the Distribution or the Merger.

8.2          Additional Conditions to the Obligations of Houston and Everett

The obligation of Houston and Everett to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Houston) at or prior to the Effective Time of the following additional conditions:

(a)           Chicago and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with at or prior to the Effective Time;

(b)           all representations and warranties made by Chicago set forth in Section 6 (other than the first sentence of Section 6.1(a), Section 6.3, Section 6.6, Section 6.16, Section 6.22(a), and Section 6.26), without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Material Adverse Effect or similar qualifications) would not have, individually or in the aggregate, a Chicago Material Adverse Effect.  The representations and warranties made by Chicago set forth in the first sentence of Section 6.1(a), Section 6.3 and Section 6.16 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date).  The representations and warranties made by Chicago set forth in Section 6.6, Section 6.22(a) and Section 6.26 shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis deviations in the case of Section 6.6, and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c)           Chicago shall have delivered to Houston a certificate dated as of the Effective Time signed by a senior officer of Chicago to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d)           Houston shall have received the Houston Tax Opinion from Houston Tax Counsel, which shall not have been withdrawn or modified in any material respect;

(e)           Chicago (or a Subsidiary thereof) and Merger Sub shall have entered into the applicable Transaction Documents, and to the extent applicable, performed the covenants to be performed prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect; and

(f)            the Debt Exchange shall have been consummated and Houston shall have received the Everett Payment immediately before the Distribution.

8.3          Additional Conditions to the Obligations of Chicago and Merger Sub

The obligation of Chicago and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law waiver by Chicago) at or prior to the Effective Time of the following additional conditions:

(a)           Everett and Houston shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement to be performed or complied with at or prior to the Effective Time;

(b)           all representations and warranties made by Houston set forth in Section 4 and Section 5 (other than Section 4.1, Section 4.2, Section 4.6, the first sentence of Section 5.1, Section 5.3, Section 5.6, Section 5.16, Section 5.22(a) and Section 5.25), without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Material Adverse Effect or similar qualifications) would not have, individually or in the aggregate, an Everett Material Adverse Effect.  The representations and warranties made by Houston set forth in Section 4.1, Section 4.2, Section 4.6, the first sentence of Section 5.1, Section 5.3 and Section 5.16 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date).  The representations and warranties made by Everett set forth in Section 5.6, Section 5.22(a) and Section 5.25 shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis deviations in the case of Section 5.6 and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c)           Houston shall have delivered to Chicago a certificate dated as of the Closing Date signed by a senior officer of Houston to the effect that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied;

(d)           Everett and Houston (or a Subsidiary thereof) shall have entered into the applicable Transaction Documents, and to the extent applicable, performed the covenants to be performed prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect; and

(e)           Chicago shall have reasonably determined, utilizing data available as of the time of the Closing that the Merger and related transactions shall not constitute an acquisition of a “50-percent or greater interest” (within the meaning of Section 355(d)(4) of the Code) in Chicago, as determined under the principles of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall have received the Chicago Tax Opinion from a Chicago Tax Co-Counsel, which opinion shall not have been withdrawn or modified in any material respect.

9.
TERMINATION

9.1          Termination

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Chicago Shareholder Approval:

(a)           by mutual written agreement of Houston and Chicago;

(b)           by Houston or Chicago, if any Law shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Merger or the other transactions contemplated hereby by any Governmental Authority of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Merger or the other transactions contemplated hereby; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose action or failure to perform any of its obligations under this Agreement is the primary cause of, or primarily resulted in, the enactment or issuance of any such Law;

(c)           by Houston or Chicago, if the Closing shall not have occurred on or prior to August 23, 2017; provided that such date shall be extended to September 30, 2017 in the event the expiration date of the Everett Commitment Letter as set forth therein is extended to September 30, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or the Separation and Distribution Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;

(d)           by Chicago upon written notice to Houston, in the event of a breach of any representation, warranty, covenant or agreement on the part of Houston or Everett, such that the conditions specified in Section 8.1 or Section 8.3 would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Houston or Everett by the earlier of: (x) sixty (60) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that Chicago shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2;

(e)           by Houston upon written notice to Chicago, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Chicago (other than with respect to a breach of obligations under Section 7.10 or Section 7.4(d), as to which Section 9.1(g) will apply), such that the conditions specified in Section 8.1 or Section 8.2 would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Chicago by the earlier of: (x) sixty (60) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that Houston shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if Houston or Everett is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach would give rise to the failure of a condition set forth in Section 8.1 or Section 8.3;

(f)            by Houston or Chicago if the Chicago Shareholder Approval shall not have been obtained upon a vote taken thereon at the Chicago Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to Chicago if Chicago’s action or failure to perform any of its obligations under this Agreement is the primary cause of, or primarily resulted in, the failure to obtain the Chicago Shareholder Approval;

(g)           by Houston if Chicago shall have breached in any material respect any of its obligations under Section 7.10 or its obligations under Section 7.4(d);

(h)           by Houston if the Chicago Board has effected a Chicago Adverse Recommendation Change; or

(i)            by Chicago, at any time prior to obtaining the Chicago Shareholder Approval, if the Chicago Board (or any committee thereof) authorizes Chicago to enter into an Adverse Acquisition Agreement concerning a Superior Proposal and Chicago enters into such Adverse Acquisition Agreement concurrently with such termination, but only if (x) Chicago is permitted to terminate this Agreement and accept such Superior Proposal pursuant to Section 7.10(b) and (y) as a condition to the effectiveness of such termination, Chicago pays to Houston $275,000,000 (the “Alternative Termination Fee”).

9.2          Effect of Termination

In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party; provided, however, that no such termination shall relieve any Party of any liability or damages resulting from Fraud or Willful Breach; provided, further, that this Section 9.2 and Section 10 hereof shall survive any termination of this Agreement.  The Confidentiality Agreement shall not be affected by a termination of this Agreement.

9.3          Termination Fees; Expenses

(a)           Except as otherwise provided in the Separation and Distribution Agreement or this Agreement, including Section 9.1(i) and this Section 9.3, and except for (i) the expenses in connection with printing and mailing the Chicago Registration Statement, the Proxy Statement and the Everett Registration Statement required in connection with the actions specified in Section 7.4, (ii) all SEC filing fees relating to the transactions contemplated by this Agreement and (iii) the fees in connection with the approvals required under Section 7.6(a) related to the Merger (each of which fees and expenses in clauses (i) through (iii) shall be borne, in each case, equally by Chicago and Houston), all fees and expenses incurred by the parties shall be borne solely by the party that has incurred such fees and expenses.

(b)           Chicago shall pay to Houston $160,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)            if this Agreement is terminated pursuant to Section 9.1(g) or Section 9.1(h), then Chicago shall pay the entire Termination Fee (to the extent not previously paid) on the second Business Day following such termination; and

(ii)           (x) if this Agreement is terminated (A) pursuant to Section 9.1(f), (B) pursuant to Section 9.1(e) or (C) pursuant to Section 9.1(c) without a vote of the shareholders of Chicago contemplated by this Agreement at the Chicago Shareholders Meeting having occurred, and in any such case a Competing Proposal shall have been publicly announced or otherwise communicated to the Chicago Board at any time after the date of this Agreement and not publicly withdrawn at least five (5) Business Days prior to the date of the taking of the vote of the shareholders of Chicago contemplated by this Agreement at the Chicago Shareholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (y) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Chicago enters into a definitive agreement in respect of a Competing Proposal (which, in each case, need not be the same Competing Proposal that was made, disclosed or communicated prior to the termination hereof), then Chicago shall be obligated to pay the Termination Fee (less any Expenses previously paid to Houston pursuant to Section 9.3(c)) on the second Business Day following the earlier of the date Chicago enters into a definitive agreement in respect or consummates such transaction; provided, that, solely for purposes of this Section 9.3(b)(ii), the term “Competing Proposal” shall have the meaning set forth in Section 7.10(f)(i), except that all references to 20% shall be changed to 50%.

Any Termination Fee or Alternative Termination Fee due under this Section 9.3(b) or Section 9.1(i) shall be paid by wire transfer of immediately available funds.

(c)           Chicago shall pay to Houston its Expenses in an amount not to exceed $45,000,000 if this Agreement is terminated pursuant to Section 9.1(f).  Any Expenses of Houston due under this Section 9.3(c) shall be paid by wire transfer of immediately available funds no later than two (2) Business Days after receipt by Chicago of an itemized statement identifying such Expenses.

(d)           The parties each agree that the agreements contained in Section 9.1(i) and this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  Accordingly, if Chicago fails to pay any amounts due under Section 9.1(i) or this Section 9.3 and, in order to obtain such payment, Houston commences a suit that results in a judgment against Chicago for such amounts, Chicago shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of Houston (including reasonable legal fees and expenses) in connection with such suit.  Payment by Chicago of the Termination Fee, Alternative Termination Fee or the Houston Expenses shall not relieve Chicago from any liability or damage resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or fraud; provided, however, that if Houston accepts payment from Chicago of the Termination Fee in connection with the termination pursuant to Section 9.1(g), none of Chicago, its Subsidiaries, their respective Affiliates, and the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of Chicago, its Subsidiaries and each of their respective Affiliates, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereunder (whether or not relating to or arising out of any material breach of this Agreement, or fraud).  Notwithstanding anything to the contrary, nothing in this Agreement, including Section 9.3, shall in any way limit the provisions of Section 10.9.

(e)           The parties acknowledge and agree that in no event shall Chicago be required to pay more than one Termination Fee or Alternative Termination Fee.

10.
MISCELLANEOUS

10.1        Non-Survival of Representations, Warranties and Agreements

The covenants and agreements that by their terms are to be performed following the Closing pursuant to the Separation and Distribution Agreement or this Agreement shall survive the Effective Time in accordance with their terms and all other covenants and agreements herein and therein shall terminate and shall not survive the Closing.  None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time.  The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder or hereunder.

10.2        Notices

All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to Houston or Everett, to:

Hewlett Packard Enterprise Company

3000 Hanover Street

Palo Alto, California 94304

Attention:              General Counsel

Facsimile No.:      (650) 857-2012

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention:              Eduardo Gallardo

Facsimile No.:      (212) 351-5245

Email:                    egallardo@gibsondunn.com

if to Chicago, to:

Computer Sciences Corporation

1775 Tysons Boulevard

Tysons, Virginia 22102

Attention:              General Counsel

with a copy (which shall not constitute notice) to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:              Peter Harwich

Facsimile No.:      (212) 610-6399

Email:                    peter.harwich@allenovery.com

or to such other address or addresses as the Parties may from time to time designate in writing.

10.3        Amendments and Waivers

(a)           Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 10.3(b)) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement; provided, that after the Chicago Shareholder Approval has been obtained, no amendment or waiver shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Chicago without such further approval or adoption.  No waiver by any of the Parties of any breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b)           This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner as this Agreement and which makes reference to this Agreement; provided, that any amendments or modifications of this Section 10.3(b) or Sections 10.4 or 10.5, to the extent adversely affecting any of the Lenders, may not be amended without the prior written consent of each of the Lenders.

10.4        Governing Law; Jurisdiction; WAIVER OF JURY TRIAL

(a)           This Agreement, and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof.  The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

(b)           Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such federal court.  Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(c).

10.5        Assignment; Parties in Interest; Non-Parties

(a)           No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties.  Any attempted assignment or delegation in breach of this Section 10.5 shall be null and void.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Section 7.9 and Section 10.5(b) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons)

(b)           Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, lenders, financing sources, managers, members, partners, agents or representatives of any party, in each case, who is not a party to this Agreement, shall have any liability for any obligations of the parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Such Persons who are not parties hereto are third party beneficiaries of Section 10.3, Section 10.4, and this Section 10.5(b). For the avoidance of doubt, this Section 10.5(b) shall not affect (a) the rights of the Persons party to the Everett Commitment Letter to enforce the Everett Commitment Letter in accordance with its terms; or (b) the rights and obligations of the parties hereto set forth in Section 7.7.

10.6        Captions; Counterparts

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

10.7        Entire Agreement

This Agreement, the Transaction Documents and the Confidentiality Agreement, including any related annexes, Exhibits and Schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.  For the avoidance of doubt, it is the express intent of the parties that the non-solicitation provisions contained in Paragraph 11 of the Confidentiality Agreement be terminated and replaced by the agreements and covenants set forth in Section 7.22 of this Agreement.

10.8        Severability

If any provision of this Agreement or any Transaction Document, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

10.9        Specific Performance

In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Document.  Without limiting the generality of the foregoing, the parties hereto agree that each party shall be entitled to enforce specifically the other parties’ obligations to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and the obligations with respect to the Financing), if the conditions set forth in Section 8 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived (where permissible under applicable Law). The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	SVP, Deputy General Counsel

[Signature Page to Merger Agreement]

EVERETT SPINCO, INC.

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	President and Secretary

[Signature Page to Merger Agreement]

COMPUTER SCIENCES CORPORATION

By:	/s/ Michael Lawrie
Name:	Michael Lawrie
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EVERETT MERGER SUB INC.

By:	/s/ Michael Lawrie
Name:	Michael Lawrie
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]